UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

SCHEDULE 14A

(Rule 14a-101)

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Allegheny Technologies Incorporated

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2020 Proxy Statement and notice of annual meeting of stockholders 28 Ni 58.6934 Nickel 26 Fe 55.845 Iron 73 Ta 180.94788 Tantalum 27 Co 58.933195 Cobalt 22 Ti 47.867 Titanium 41 Nb 92.90638 Niobium 72 Hf 178.49 Hafnium 40 Zr 91.224 Zirconium Solving the worlds challenges through materials science ATI

Our Vision Solving the Worlds Challenges through Materials Science ATI competes by serving customers in: Strategic Markets Aerospace Defense Energy Diversified Applications Medical Electronics Materials Science Advanced, Integrated Process Technologies Relentless, Innovative People Our Commitment Creating long-term shareholder value through Relentless Innovation(R)

ATI 2020 Proxy Statement	1

Allegheny Technologies Incorporated 1000 Six PPG Place Pittsburgh, PA 15222

DEAR STOCKHOLDERS

I am pleased to invite you to attend Allegheny Technologies Incorporated’s 2020 Annual Meeting of Stockholders. As our Annual Meeting approaches and I complete my first year as Chair of your Board of Directors, it is my privilege to share with you my perspective on the role that your Board has played in supporting ATI’s strategy, overseeing its business, and protecting and enhancing your investment over the course of the past year.

In 2019, the other members of your Board and I were extremely pleased to support Bob Wetherbee in his first year leading ATI as its President and Chief Executive Officer. This smooth leadership transition was in part thanks to our extensive CEO succession planning effort in 2018. Bob is leading the business to deliver strong results in line with our targets and has taken important strides to grow the depth and capability of his leadership team. Together with that team, he has developed and articulated a renewed vision for ATI and strategies for future growth.

At the same time, we remained heavily engaged in a multi-year Board refreshment effort, adding three new members in 2019: Leroy M. Ball, a sitting CEO and Audit Committee Financial Expert; David J. Hess, who has extensive executive leadership experience in aerospace and defense; and Marianne Kah, an acknowledged expert in global energy markets with deep strategic planning expertise. With the five new directors we have added since 2015, our historically well-credentialed Board now benefits from an even stronger and more diverse collective skill set. And, we continue to receive recognition for the diversity of our Board, including nearly a decade of annual recognition for maintaining a membership comprised more than 20% of women.

As always, we hold our role as stewards of your investment as our top priority. As a Board, we recognize that we have been elected by you, our stockholders, to oversee and help ensure the long-term success of ATI’s business and the ongoing creation of stockholder value. We are committed to being integrally involved in helping to define the Company’s near- and long-term strategies and in overseeing the execution of those strategies. In 2019, strategic and risk oversight were central themes of every Board meeting, and we continued our practice of participating with the Company’s senior management in our annual multi-day, intensive strategic planning and follow-up meetings. These sessions provide an invaluable opportunity for the Board to collaborate with management on strategic matters, and our discussion at these meetings formed the basis for the strategies that ATI pursued in 2019 and will continue to introduce throughout 2020.

We also recognize the continued importance of stockholder outreach and engagement. Listening to your views and considering them in our decision-making efforts is one of our top priorities. ATI continuously engages in efforts to gain the benefit of your views, including through our annual governance outreach program addressing topics such as Board composition and refreshment and other governance practices, executive compensation and ESG matters. The Board reviews your feedback, and we believe that this program yields tangible results, such as the affirmative vote of nearly 99% of the es voted at our 2019 Annual Meeting in support of our executive compensation programs, a remarkably strong "say on pay" result.

As we move forward in 2020 and beyond, I and the other members of your Board remain committed to these principles and to doing our utmost to remain effective custodians of your investment and advocates for your interests and concerns. We look forward to continuing to interact with you in 2020, and we thank you for your ongoing support of ATI.

Sincerely,

Diane C. Creel

Board Chair

March 24, 2020

2	ATI 2020 Proxy Statement

Allegheny Technologies Incorporated 1000 Six PPG Place Pittsburgh, PA 15222

DEAR STOCKHOLDERS

I was honored and humbled to take the helm at ATI in 2019 and to lead the ongoing evolution of our strategy and business, and I am likewise pleased to join Diane Creel in inviting you to attend ATI’s 2020 Annual Meeting. For ATI, 2019 was another productive year, even in the face of unexpected challenges. We delivered solid financial performance despite demand disruptions in our aerospace business and the impact of prevailing international trade policy. We took important steps to monetize non-core assets, improve our balance sheet, fortify and grow key customer relationships and further the digital transformation of our business. This year we also enhanced the depth and capability of our senior management team, welcoming Kim Fields to lead our Advanced Alloys and Solutions business, Tim Harris, our first Chief Digital and Information Officer, and, in early 2020, Don Newman, our new Chief Financial Officer.

Our team took a fresh look at ATI’s strategy, product offerings and operations over the course of 2019. Through discussions internally and with our stakeholders, we asked ourselves where we want to focus in order to get more value out of our business, and what we will require to drive future growth.

The answers set the direction for our future, and we began 2020 with a clear new vision: ATI is solving the world’s challenges through materials science.

We do this every day, enabling our customers’ extraordinary end-product performance and earning their long-term commitment. We are focused on growing specialized products and markets with high barriers to entry: aerospace, defense, energy, medical and electronics. We are achieving this vision by leveraging our materials science capabilities, advanced process technologies and the efforts of our relentless and innovative team. At the same time, we remain driven to improve our cost structure, continuously improve our operations, and deploy strategies for balanced capital allocation and efficient and effective management of our valuable human capital.

As described in this Proxy Statement, we’ve taken steps to align our organizational structure with our strategy, sharpening the focus of our High Performance Materials and Components business and organizing the newly created Advanced Alloys and Solutions business to optimize key assets as we deliver advanced alloys to the end markets that value our specialty products and work to become more cost competitive in the standard stainless portion of the business. I am confident these actions will help us to meet the near-term challenges to our business and to catalyze value creation for our stockholders by driving achievement of our key priorities for 2020 and strenthening our position for long-term success.

As we evolve and grow our business, we remain committed to our core values: we do what we say we’re going to do, when we say we’re going to do it, and we do it the right way. We believe these values strongly resonate with all of our stakeholders, and they permeate our corporate governance practices, investor outreach efforts and compensation programs, as we believe you will see reflected in this Proxy Statement.

As always, I value feedback from our investors and look forward to our ongoing dialogue.

Sincerely,

Robert S. Wetherbee

President and Chief Executive Officer

March 24, 2020

ATI 2020 Proxy Statement	3

Notice of Annual Meeting of Stockholders

Annual Meeting Information
DATE & TIME: Friday, May 8, 2020 11:00 a.m. Central Time	PLACE: The Pfister Hotel 424 East Wisconsin Avenue Milwaukee, WI 53202	RECORD DATE: March 9, 2020

Agenda

1.  Election of three directors;

2.  Approval of our 2020 Incentive Plan;

3.  Advisory vote to approve the compensation of our named executive officers; and

4.  Ratification of the selection of Ernst & Young LLP as our independent auditors for 2020.

Admission to the Meeting

Only holders of ATI common stock or their authorized representatives by proxy may attend the meeting.

If you are a stockholder of record and plan to attend the meeting, please mark the appropriate box on the proxy card, or enter the appropriate information when voting by telephone or Internet.

If your shares are held through an intermediary such as a broker or a bank, you will need to present proof of your ownership as of the record date, March 9, 2020, for admission to the meeting. Proof of ownership could include a proxy card from your bank or broker or a copy of your account statement.

All attendees will need to present valid photo identification for admission to the meeting. On or about March 24, 2020, we began mailing our stockholders a Notice of Internet Availability of Proxy Materials (the “Notice”), as permitted under applicable Securities and Exchange Commission (“SEC”) rules. The Notice indicates how to access our proxy materials on the Internet. By furnishing the Notice, we are lowering our costs and reducing the environmental impact of our annual meeting.

We are monitoring the emerging public health impact of the coronavirus outbreak (COVID-19). The health and well-being of our employees and stockholders are paramount. If public health developments warrant, we may need to change the location of the Annual Meeting or switch to a virtual meeting format. Any such change will be announced via press release and the filing of additional proxy materials with the SEC.

Our Proxy Statement and 2019 Annual Report are available for review at envisionreports.com/ATI. For further information about ATI, please visit our website at atimetals.com.

On behalf of the Board of Directors:

Elliot S. Davis

Corporate Secretary

March 24, 2020

YOUR VOTE IS IMPORTANT

Please vote as soon as possible.

You can help the Company reduce expenses by voting your shares by telephone or Internet; your proxy card or voting instruction card contains the instructions. Or complete, sign and date your proxy card or voting instruction card and return it as soon as possible in the enclosed postage-paid envelope.

How to vote

Via the internet Visit the website listed on our proxy card
By mail Sign, date and return your proxy card in the enclosed envelope
By telephone Call the telephone number on your proxy card
In person Attend the Annual Meeting in person

Important notice regarding the availability of proxy materials for the ATI Annual Meeting of Stockholders to be held on Friday, May 8, 2020.

As permitted under applicable SEC rules, we are mailing our stockholders a Notice of Internet Availability of Proxy Materials containing instructions on how to access our proxy materials and submit proxy votes online. Our Proxy Statement, proxy card and 2019 Annual Report are available for review at: envisionreports.com/ATI.

4	ATI 2020 Proxy Statement

ATI 2020 Proxy Statement	5

Proxy Statement Summary

This summary highlights information that is contained elsewhere in this Proxy Statement. You should carefully read this Proxy Statement in its entirety before voting, as this summary does not contain all of the information that you should consider.

ANNUAL MEETING OF STOCKHOLDERS*

DATE & TIME: Friday, May 8, 2020 11:00 a.m. Central Time	PLACE: The Pfister Hotel 424 East Wisconsin Avenue Milwaukee, WI 53202

RECORD DATE AND VOTING:

March 9, 2020

ATI stockholders as of the record date are entitled to vote on the matters presented at the meeting. Each share of common stock of the Company is entitled to one vote for each director nominee and one vote on each other matter presented.

*

Any changes to the date, time or location of our Annual Meeting for public health or other reasons related to COVID-19 will be announced via press release and the filing of additional proxy materials with the SEC.

MEETING AGENDA AND VOTING MATTERS

Proposal	Board’s recommendation	Page reference

1. Election of three directors	FOR	11

2. Approval of our 2020 Incentive Plan	FOR	38

3. Advisory vote to approve the compensation of our named executive officers	FOR	45

3. Ratification of Ernst & Young LLP as our independent auditors for 2020	FOR	80

DIRECTOR NOMINEES – CLASS II – TERM TO EXPIRE IN 2023

Name	Director Since	Experience and Qualifications	Board Committees
James C. Diggs	2001	• Leadership/Governance	• Audit
		• Finance	• Finance (Chair)
		• Industry/Manufacturing	• Nominating & Governance
		• Technical/Legal
		• International/M&A
		• Labor/HR

		• Government/Environmental
J. Brett Harvey	2007	• Leadership/Governance	• Finance
		• Finance	• Nominating & Governance
		• Industry/Manufacturing	• Personnel & Compensation
		• Operations
		• International/M&A

		• Labor/HR
David J. Morehouse	2015	• Leadership/Governance	• Audit
		• Finance	• Technology
		• Operations
		• Government/Environmental

		• Labor/HR

6	ATI 2020 Proxy Statement	Proxy Statement Summary

BOARD COMPOSITION

ATI has a diverse, highly-credentialed and highly-experienced Board. Our directors possess a variety of tenure, qualifications, backgrounds, skills and experiences contributing to a Board that is well-rounded and well-positioned to effectively oversee our business and promote the interests of our stakeholders.

Highly Engaged Board Guides the Strategic Direction of our Company

•

Actively oversees long-term strategic planning and capital allocation decisions, including through an annual, multi-day strategic planning meeting in addition to regular quarterly and other Board meetings.

•	Regularly assesses and oversees management and mitigation of known and emergent risks to our business.

•

Conducts site visits at our facilities throughout the United States. We also rotate the location of our Annual Meeting to various communities in which we conduct significant operations. These visits allow our directors to meet with management and other employees and to gain both firsthand exposure to the technologies that drive our success and deeper knowledge of the strengths and challenges of our business and how they tie to our near and long-term strategic goals.

•	Actively and continuously engages in robust Board and senior management succession planning.

•	More than 95% overall attendance rate for Board and Committee meetings during 2019, and 96% over the last three years.

•	Market-driven stock ownership guidelines.

Focused and Thoughtful Board Refreshment

•

Our Board routinely engages in succession planning and adds new members on an opportunistic basis when it identifies candidates who it believes have experience, skill sets and other characteristics that will enhance Board effectiveness.

•

We have a mandatory retirement age, and our Board is actively engaged in recruitment, including an ongoing, nationwide candidate search, to support its Board refreshment efforts in light of several resulting retirements anticipated through 2023.

•

Our annual Board evaluation process assesses the Board’s existing skill sets and the need or desirability of adding members; the Board can appoint new members when presented with candidates who fill a particular need or otherwise would serve as an asset to the Board.

Proxy Statement Summary	ATI 2020 Proxy Statement	7

GOVERNANCE HIGHLIGHTS

Our commitment to good corporate governance is illustrated by the following practices:

•	Board independence (11 out of 12 directors are independent)

•	Independent Board Chair

•	Independent directors regularly meet in executive sessions without management present

•	100% independent Audit, Personnel & Compensation, Finance and Nominating & Governance Committees

•	Annual Board and committee self-assessments

•	Strong corporate governance guidelines and policies

•	Majority voting/director resignation policy for uncontested elections
•	Board diversity (female and minority directors comprise over 30% of our Board) and mandatory director retirement age

•	Proxy access

•	Limits on future severance arrangements

•	Robust stock ownership guidelines for directors and executive management

•	Intensive succession planning for our Board and executive leadership

•	Well-established Board strategic and risk oversight function

2019 BUSINESS PERFORMANCE

Sales were $4.12 billion, up 4% versus prior year excluding divested businesses

•	Reflects revenue growth in both segments despite challenging market conditions

•	High Performance Materials and Components (HPMC) segment sales increased to $2.4 billion, led by growth in sales to the aerospace and defense markets, including growth of:

•	17% in airframe product sales and

•	28% in defense market sales

•	Flat Rolled Products (FRP) segment sales increased to $1.7 billion reflecting:

•	30% growth in aerospace and defense sales and

•	Double-digit increases in sales of specialty nickel alloy and titanium materials that offset declines in sales of standard stainless products, illustrating the success of our “value-over- volume” strategy

Gross profit of $638 million compared to $630 million in 2018

•	Continued strong performance following three years of significant year over year growth

Segment operating profit was $381 million, or 9.2% of sales, compared to 10.2% of sales for 2018

•	HPMC segment operating profit was $343 million, or 14.3% of sales, in spite of meaningful disruptions in the commercial jet engine market

•	FRP segment operating profit was $38 million, or 2.2% of sales, representing third straight year of profitable operations

Net income attributable to ATI was $258 million, or $1.85 per share, compared to $222 million, or $1.61 per share, in 2018

Improved liquidity and $491 million of cash on hand at December 31, 2019

•	$230 million of cash provided by operating activities and $250 million from the sale of non-core assets

•	Extended the term of the Company’s Asset-Based Lending facility and increased revolving borrowing capacity to $500 million

•	2019 capital expenditures of $168 million

Significantly reduced long-term debt and annual interest expense

•	Repaid $500 million in 5.95% Senior Notes due 2021 using proceeds from the issuance of $350 million in 5.875% Senior Notes due 2027 and cash on hand

•	Reduced long-term debt by $150 million

8	ATI 2020 Proxy Statement	Proxy Statement Summary

STOCKHOLDER ENGAGEMENT

We value the input we receive from our stockholders. As part of our investor relations program, we regularly communicate with our investors and actively engage with them throughout the year. We solicit their feedback on corporate governance topics and ATI’s executive compensation program. Our goal is to be responsive to our stockholders and to ensure that we understand and address their concerns and observations. As a result of our stockholder engagement, we have made significant changes to our corporate governance practices and executive compensation program since 2015.

2019 Say On Pay Vote

Last year, our Say On Pay proposal received the support of nearly 99% of the shares voted at our 2019 Annual Meeting. In 2018, more than 96% of the shares voted at our annual meeting were voted in favor of our Say On Pay proposal. Our Board believes this notably high level of support from our stockholders is a result of our commitment to ensure a strong link between pay and performance.

OUR COMPENSATION PHILOSOPHY—PAY FOR PERFORMANCE

ATI’s executive compensation program is designed to support our long-term strategic vision and to align with our pay-for-performance philosophy. The goals of our program are to compensate executive management based on our performance, create long-term stockholder value and attract and retain key employees. Paying for performance is a key attribute of ATI’s compensation philosophy. As such, a significant portion of the compensation of each named executive officer (“NEO”) is subject to the achievement of rigorous performance goals and, therefore, is “at risk.”

2019 Target Pay Mix

*	Does not reflect one-time retention awards granted in 2019, consisting of additional at-risk compensation.

Proxy Statement Summary	ATI 2020 Proxy Statement	9

TOTAL REALIZED COMPENSATION

When making determinations and awards under our incentive plans, the Personnel and Compensation Committee looks to the actual dollar value of awards to be delivered to the NEOs in any given year, as illustrated by the Total Realized Compensation figures below.

The comparison of 2019 target compensation to realized compensation for our NEOs reflects our successful 2019 performance, and is similar to 2018, which was a year in which our Company saw significant improvements in year-over-year financial performance. In contrast, total realized compensation was meaningfully lower than target for each of our NEOs in recent past years, when our business performed below our expectations.

•

For example, for 2017 our former CEO realized total compensation equal to 58.9% of his 2017 target compensation level, while total realized compensation for our NEOs ranged from 70.8% to 73.5% of target.

•	Similarly, for 2016, our former CEO received total realized compensation equal to 51.6% of target and total realized compensation for our NEOs ranged from 42.0% to 82.4% of target.

2016-2019 Total Realized Compensation as % of Target

These multi-year trends demonstrate our ongoing commitment to compensating our leadership based on the Company’s performance and placing a significant portion of senior executive compensation “at risk.”

2019 Target Compensation Comparison to Total Realized Compensation

Named Executive Officer	2019 Target Compensation	2019 Total Realized Compensation	% of Target Realized

Wetherbee	$4,650,000	$3,917,056	84.2%

DeCourcy	$1,900,000	$2,855,399	150.3%

Fields*	$1,900,000	$1,024,738	53.9%

Kramer	$1,843,000	$2,675,280	145.2%

Sims	$2,095,000	$2,881,927	137.5%

*	Ms. Fields joined the Company in April 2019.

Total Realized Compensation is calculated as follows:

10	ATI 2020 Proxy Statement	Proxy Statement Summary

2020 BUSINESS REALIGNMENT

Effective January 1, 2020, we re-aligned our senior management reporting structure and financial reporting segments. Our new Advanced Alloys and Solutions (“AA&S”) segment includes the operations that comprised our former Flat Rolled Products segment, as well as our Specialty Alloys and Components business and certain other assets that formerly (including throughout 2019) were managed as part of our HPMC segment.

These changes align with and, we believe, will help drive our corporate strategy by sharpening the focus of our HPMC business, optimizing key assets and improving the cost competitiveness of the standard stainless portion of our business. These changes did not change the way in which we reported our financial results for the twelve months ended December 31, 2019 or the calculation of variable incentive payments tied to our 2019 performance.

High Performance Materials & Components (HPMC)	Advanced Alloys & Solutions (AA&S)
Forged Products	Specialty Alloys & Components
Broad range of forging capabilities for aerospace and defense, plus other high-performance applications including isothermal, hot-die and closed-die forging.	Specialty alloys and refractory metals in all conventional product forms including custom shapes and near-net shape components.
Specialty Materials	Specialty Rolled Products
Broad range of nickel-based, cobalt-based and titanium-based alloy mill products and powers, and additive parts primarily for aero-engine and airframe applications.	Specialty-grade flat products formed through unique process capabilities.
Standard Stainless Sheet Products
Standard stainless sheet products for the North American market. Includes the A&T Stainless joint venture.
Other Joint Ventures
• STAL: precision-rolled stainless strip • Uniti Titanium: commercially pure titanium products for target markets

Item 1: Election Of Directors Director Terms	ATI 2020 Proxy Statement	11

Item 1:

Election Of Directors

Our Board of Directors has nominated three directors for election. James C. Diggs, J. Brett Harvey and David J. Morehouse are standing for election to the Board as Class III directors for three-year terms expiring in 2023.

Plurality Voting: Directors are elected by a plurality of the votes cast. This means that the three individuals nominated for election to the Board who receive the most “FOR” votes (among votes properly cast in person, electronically, telephonically or by proxy) will be elected.

Director Resignation Policy: While directors are elected by a plurality of the votes cast, our Bylaws include a director resignation policy. This policy states that, in an uncontested election, if any director nominee receives a greater number of votes “WITHHELD” from his or her election, as compared to votes “FOR” such election, the director nominee must tender his or her resignation. The Nominating and Governance Committee of the Board is required to make recommendations to the Board regarding any such tendered resignation. The Board will act on the tendered resignation within 90 days from the certification of the vote and will publicly disclose its decision, including its rationale.

Only votes “FOR” or “WITHHELD” are counted in determining whether a plurality has been cast in favor of a director nominee; abstentions are not counted for purposes of the election of directors. If you withhold authority to vote with respect to the election of some or all of the nominees, your shares will not be voted with respect to those nominees indicated. For a “WITHHOLD” vote, your shares will be counted for purposes of determining whether there is a quorum and will have a similar effect as a vote against that director nominee for purposes of our director resignation policy.

If a nominee becomes unable or unwilling to serve, the proxies will vote for a Board-designated substitute or the Board may reduce the number of directors. The Company has no reason to believe that any of the nominees for election will be unable or unwilling to serve.

DIRECTOR TERMS

Our directors currently are divided into three classes, and the directors in each class generally serve for three-year terms unless unable to serve due to death, retirement or disability. The term of one class of directors currently expires each year at our annual meeting of stockholders. The Board may fill a vacancy by electing a new director to the same class as the director being replaced or by effectively reassigning a director from another class. The Board may also create a new director position in any class and elect a director to hold the newly created position.

Mandatory Retirement Policy: Our corporate Governance Guidelines include a mandatory retirement requirement that applies to our directors. Under this policy, an ATI director is expected to retire from the Board no later than the conclusion of the term of office that follows his or her 72nd birthday. If a director will reach his or her 72nd birthday during his or her next upcoming term, the Nominating & Governance Committee takes that fact into account in determining whether to recommend nomination of the director for reelection.

OUR DIRECTOR NOMINATION PROCESS

The Board is responsible for recommending director nominees to the stockholders and for selecting directors to fill vacancies between stockholder meetings. The Nominating and Governance Committee recommends candidates to the Board.

The Committee considers director candidates suggested by sitting directors, senior management and stockholders, among other sources. Additionally, the Board has engaged an external search firm to facilitate its ongoing, nationwide candidate search as part of its current refreshment effort. The Committee believes that a wide-ranging and robust search is the best way to identify those candidates who most aptly meet the experience, skill and other criteria established by the Committee as necessary or desirable additions to the Board.

12	ATI 2020 Proxy Statement	Item 1: Election Of Directors Our Director Nomination Process

Director Criteria for Nominees

Director candidates are generally selected on the basis of the following criteria:

•	their business or professional experience;

•	recognized achievement in their respective fields;

•	integrity and judgment;

•	ability to devote sufficient time to the affairs of ATI;
•	the diversity of their backgrounds;

•	ability to represent the interests of all stockholders; and

•	the skills and experience that their membership adds to the overall competencies of the Board.

Board Diversity is one of many criteria considered by the Board when evaluating candidates. A key factor in determining director nominees is our interest in building a cognitively diverse board representing a wide breadth of experience and perspectives.

Item 1: Election Of Directors Our Director Nomination Process	ATI 2020 Proxy Statement	13

In evaluating the needs of the Board, the Nominating & Governance Committee considers the qualifications and past contributions to the Board of sitting directors and consults with other members of the Board (including as part of the Board’s annual self-evaluation), our President and Chief Executive Officer, and other members of executive management. At a minimum, all recommended candidates must exemplify the highest standards of personal and professional integrity, meet any required independence standards, and be willing and able to constructively participate in and contribute to Board and committee meetings. Currently, our Board is concertedly engaged in a refreshment effort that focuses on these and other more specific criteria, including ensuring that the Board continues to include key skill sets. In 2019, the Board appointed: David J. Hess, who has extensive executive leadership experience in the aerospace industry, our most significant end-market; Marianne Kah, an acknowledged expert on global energy markets who led a more than 25-year career in the oil & gas industry, another key end market for ATI, and has deep expertise in strategic planning; and Leroy M. Ball, who possesses characteristics that the Board viewed as valuable additions to its overall composition (including his experience as a sitting CEO), and has been designated as a second “Audit Committee Financial Expert” under applicable SEC and New York Stock Exchange (“NYSE”) rules, in addition to John R. Pipski, who currently chairs our Audit Committee.

Director Skills Summary

CEO EXPERIENCE gives our Board strong leadership and experience across a range of corporate governance, strategic planning, finance, operational and management and succession planning matters.	∎	∎		∎		∎	∎		∎		∎	∎

INDUSTRY/MANUFACTURING KNOWLEDGE provides valuable, in-depth knowledge of our industry and/or the end markets we serve, with a detailed understanding of our business challenges and opportunities.	∎	∎	∎	∎	∎	∎	∎	∎		∎		∎

OPERATIONS/PRODUCTION experience gives our Board a practical understanding of the development and implementation of our business plan and of the risks and opportunities that can impact our operations and strategies.	∎	∎	∎	∎		∎	∎		∎			∎

FINANCIAL EXPERTISE provides our Board with the financial acumen necessary to inform its oversight of our financial performance and reporting, internal controls and long-term strategic planning.	∎	∎	∎	∎	∎	∎	∎	∎	∎	∎	∎	∎

TECHNICAL OR LEGAL experience brings important perspectives for our business to develop innovative products and technologies and to the Board’s risk management function.			∎	∎	∎	∎	∎					∎

LABOR/HUMAN RESOURCES experience enables directors to make important contributions to our efforts to engage in robust succession planning, to attract, motivate and retain high-performing employees and to interact effectively with our workforce.	∎			∎	∎	∎	∎		∎		∎	∎

MARKETING/COMMUNICATIONS experience helps guide our strategic efforts to develop new and existing markets and to communicate effectively with our stakeholders.				∎		∎			∎		∎

GOVERNMENT/ENVIRONMENTAL backgrounds and experience gives directors a deep understand the regulatory environment in which we operate.		∎		∎	∎	∎		∎	∎

INTERNATIONAL/M&A experience is relevant to the global nature of our business and to our long-term strategic planning.	∎		∎	∎	∎	∎	∎	∎		∎	∎	∎

CORPORATE GOVERNANCE/CORPORATE RESPONSIBILITY experience supports our emphasis on strong Board and management accountability, transparency, protection of shareholder interests and long-term value creation.	∎	∎	∎	∎	∎	∎	∎	∎	∎	∎	∎	∎

14	ATI 2020 Proxy Statement	Item 1: Election Of Directors Our 2020 Director Nominees and Continuing Directors

OUR 2020 DIRECTOR NOMINEES AND CONTINUING DIRECTORS

Our Board determined that each of the three director nominees qualifies for election under the criteria for evaluation of directors. The Board determined that Messrs. Diggs, Harvey and Morehouse qualify as independent directors under applicable rules and regulations and our categorical Board independence standards.

All of our directors bring to our Board a wealth of leadership experience derived from their service in executive and managerial roles, as well as extensive board experience. Background information about the nominees and the continuing directors, including their business experience and directorships held during the past five years, and certain individual qualifications and skills of our directors that contribute to the Board’s effectiveness as a whole, is provided below.

Nominees – Class III – Term to Expire at the 2023 Annual Meeting

James C. Diggs
Director since 2001 Age 71

From 1997 until his retirement in 2010, Mr. Diggs was Senior Vice President and General Counsel of PPG Industries, Inc., a manufacturer and distributor of a broad range of paints, coatings and specialty materials. He held the position of Secretary from 2004 to 2009.

Board Committees:

Chair, Finance Committee and member, Audit Committee and Nominating & Governance Committees.

Skills and Qualifications

The Board believes that Mr. Diggs’s qualifications include his experience with industry and legal matters, his senior leadership at a global public company, and his experience with domestic and international operations.

Current Directorships:

•   Brandywine Realty Trust

J. Brett Harvey
Director since 2007 Age 69

Mr. Harvey previously served as Chairman Emeritus of CONSOL Energy Inc., a leading diversified energy company in the United States, from May 2016 to May 2017. He served as Chairman of CONSOL from 2010 until his retirement in May 2016 and was Executive Chairman from May 2014 to January 2015. Mr. Harvey was Chief Executive Officer of CONSOL from 1998 until May 2014. He also served as President from 1998 until 2011. Mr. Harvey was Chairman of CNX Gas Corporation, a subsidiary of CONSOL, from 2009 to 2014 and was a Director of CNX from 2005 to 2014.

Board Committees:

Member, Finance, Nominating & Governance and Personnel & Compensation Committees

Skills and Qualifications

The Board believes that Mr. Harvey’s qualifications include his significant oversight experience from serving as chief executive officer of a public company, his industry experience in the oil and gas market (a large end-market for ATI), and his operational expertise.

Current Directorships:

•   Barrick Gold Corporation (Lead Independent Director since 2013)

•   Warrior Met Coal (Lead Independent Director since 2018)

Past Directorships:

•   CONSOL Energy Inc. and CNX Gas Corporation

Item 1: Election Of Directors Our 2020 Director Nominees and Continuing Directors	ATI 2020 Proxy Statement	15

David J. Morehouse
Director since 2015 Age 59

Mr. Morehouse is Chief Executive Officer and President of Pittsburgh Penguins LLC, which owns and operates the Pittsburgh Penguins National Hockey League team. He was named President of the Pittsburgh Penguins in 2007 and has also served as Chief Executive Officer since 2010. He joined the Pittsburgh Penguins in 2004 as a consultant for special projects, including the construction of the team’s current arena. The United Steelworkers (“USW”) initially proposed the nomination of Mr. Morehouse in contemplation of the 2017 retirement of the previous USW nominee to our Board. The Collective Bargaining Agreement between Allegheny Ludlum, which is an ATI subsidiary, and the USW permits the International President of the USW to propose to our Board Chair one nominee for election to our Board.

Board Committees:

Member, Audit and Technology Committees.

Skills and Qualifications

The Board believes that Mr. Morehouse’s qualifications include his leadership, strategic planning and development, operations, branding and marketing, and government experience.

Continuing Directors – Class I – Term to Expire at the 2021 Annual Meeting

Herbert J. Carlisle
Director since 2018 Age 64

General Carlisle has been President and Chief Executive Officer of the National Defense Industrial Association (NDIA) since March 2017, when he retired from the United States Air Force as a four-star general following a 39-year military career. His last Air Force assignment was as Commander, Air Company Command at Langley Air Force Base in Virginia. Prior to that, he was the Commander of the Pacific Air Forces, the air component Commander for the U.S. Pacific Command, and served as executive director of Pacific Air Combat Operations staff, Joint Base Harbor in Hawaii, following various operational and staff assignments throughout the Air Force, including as chief of air operations, U.S. Central Command Forward in Riyadh, Saudi Arabia and as director of legislative liaison at the Office of the Secretary of the Air Force.

Board Committees:

Member, Audit, Finance and Technology Committees.

Skills and Qualifications

The Board believes that General Carlisle’s qualifications include his executive leadership experience as a senior military official, his legislative and government experience and his experience and knowledge in the aerospace and defense fields.

Current Directorships:

•   IAP Worldwide Services, Inc.

16	ATI 2020 Proxy Statement	Item 1: Election Of Directors Our 2020 Director Nominees and Continuing Directors

Diane C. Creel
Director since 1996 Age 71; Board Chair

From 2003 until her retirement in 2008, Ms. Creel served as Chairman, Chief Executive Officer and President of Ecovation, Inc., a subsidiary of Ecolab Inc. and a waste stream technology company using patented technologies. Ecovation became a subsidiary of Ecolab Inc. in 2008. Previously, Ms. Creel served as Chief Executive Officer and President of Earth Tech, an international consulting engineering firm, from 1992 to 2003. Ms. Creel has served as Board Chair since May 2019 and previously served as Lead Independent Director.

Board Committees:

Chair, Nominating & Governance Committee and member, Personnel & Compensation Committee.

Skills and Qualifications

The Board believes that Ms. Creel’s qualifications include her experience as a chief executive officer of various companies and her entrepreneurial, management and technical experience.

Current Directorships

•   Timken Steel Corporation

•   EnPro Industries, Inc.

Past Directorships:

•   URS Corporation

John R. Pipski
Director since 2011 Age 72; Audit Committee Financial Expert

Mr. Pipski was a tax partner of Ernst & Young LLP, a public accounting firm, until his retirement in 2001. Thereafter, he provided business advisory and financial and tax accounting services through his own firm until 2013.

Board Committees:

Chair, Audit Committee and member, Finance Committee.

Skills and Qualifications

The Board believes that Mr. Pipski’s qualifications include his expertise in financial and tax accounting for public companies and his general business experience.

Past Directorships:

•   CNX Gas Corporation (Chairman of its Audit Committee)

James E. Rohr
Director since 1996 Age 71

Mr. Rohr served as Executive Chairman of The PNC Financial Services Group, Inc., a diversified financial services organization, from 2013 until his retirement in April 2014. Previously, he was Chairman from 2001 until 2013 and Chief Executive Officer from 2000 until 2013. He served as President of The PNC Financial Services Group from 1990 to 2002.

Board Committees:

Chair, Personnel & Compensation Committee.

Skills and Qualifications

The Board believes that Mr. Rohr’s qualifications include his significant leadership and management experience from his years of serving as a chief executive officer of a large, publicly traded company and his expertise in capital markets and financial matters.

Current Directorships

•   Marathon Petroleum Corporation (Lead Director since 2018)

Past Directorships:

•   The PNC Financial Services Group, Inc., and BlackRock Inc.

•   General Electric Company

•   EQT Corporation

Item 1: Election Of Directors Our 2020 Director Nominees and Continuing Directors	ATI 2020 Proxy Statement	17

David P. Hess
Director since 2019 Age 64

David Hess has 40 years of experience in the aerospace industry, including 38 at United Technologies Corporation (“UTC”) where he most recently served as Executive Vice President and Chief Customer Officer for Aerospace from January 2015 until his retirement in January 2017. From 2009 to 2014 he was President of Pratt & Whitney, a subsidiary of UTC, responsible for the company’s global operations in the design, manufacture and service of engines for commercial and military aircraft. Most recently, Hess served as a board member for Arconic Corporation from March 2017 to May 2019, and as Arconic’s Interim Chief Executive Officer from April 2017 to January 2018.

Board Committees:

Member, Finance and Nominating & Governance Committees.

Skills and Qualifications

The Board believes that Mr. Hess’s qualifications include his extensive aerospace background and leadership experience, including his recent service as a Chief Executive Officer.

Past Directorships

•   Arconic Corporation

Continuing Directors – Class II – Term to Expire at the 2022 Annual Meeting

Leroy M. Ball, Jr.
Director since 2019 Age 51; Audit Committee Financial Expert

Mr. Ball has been the President and Chief Executive Officer of Koppers Holdings Inc., a leading integrated global provider of treated wood products, wood treatment chemicals and carbon compounds, since January 2015, having served as its Chief Operating Officer from August 2014 through December 2014, as both its Chief Operating Office and Chief Financial Officer from May 2014 to August 2014, and as its Chief Financial Officer from 2010 to May 2014. Before joining Koppers, Mr. Ball served as the Senior Vice President and Chief Financial Officer of Calgon Carbon, Inc., a provider of services, products and solutions for purifying water and air, from 2002 to 2010.

Board Committees:

Member, Audit, Personnel & Compensation, and Technology Committees.

Skills and Qualifications

The Board believes that Mr. Ball’s qualifications include his experience in senior leadership positions and his operational, financial and public company accounting expertise.

Current Directorships:

•   Koppers Holdings Inc.

•   Koppers, Inc. (a subsidiary of Koppers Holdings Inc.)

18	ATI 2020 Proxy Statement	Item 1: Election Of Directors Our 2020 Director Nominees and Continuing Directors

Carolyn Corvi
Director since 2012 Age 68

Upon her retirement in 2008, Ms. Corvi concluded a 34-year career with The Boeing Company, a diversified aerospace company, where she most recently served as Vice President, General Manager of Airplane Programs, Boeing Commercial Airplanes, a position she held from 2005 until her retirement.

Board Committees:

Chair, Technology Committee and member, Nominating & Governance and Personnel & Compensation Committees.

Skills and Qualifications

The Board believes that Ms. Corvi’s qualifications include her extensive experience in the aerospace industry (ATI’s largest end-market) and her knowledge of and experience in manufacturing.

Current Directorships

•   Hyster-Yale Materials Handling, Inc.

•   United Continental Holdings, Inc.

Past Directorships:

•   Goodrich Corporation and Continental Airlines, Inc.

Marianne Kah
Director since 2019 Age 66

Ms. Kah is a global energy and raw materials markets expert with experience in board-level strategic planning and risk analysis. She served as Chief Economist for ConocoPhillips for more than 20 years until her retirement in 2017, developing market outlooks, risk assessments and scenario plans that drove corporate strategy. She currently serves as an adjunct senior research scholar and Advisory Board member of Columbia University’s Center on Global Energy Policy, with a current focus on the impact of disruptive technologies such as electrification, automation and shared mobility, on energy demand and transportation.

Board Committees:

Member, Audit and Technology Committees.

Skills and Qualifications

The Board believes that Ms. Kah’s qualifications include her energy markets experience and expertise, her leadership skills and past role as a senior leader of a global public company, and her extensive strategic planning background.

Current Directorships:

•   PGA ASA

Robert S. Wetherbee
Director since 2019 Age 60

Mr. Wetherbee was appointed to serve as ATI’s President and Chief Executive Officer effective January 1, 2019, when he was also appointed to the Board. He served as Executive Vice President, ATI Flat Rolled Products Group, from January 2015 to December 2018, and prior to that, was the President of ATI Flat Rolled Products from April 2014 to January 2015. From March 2013 to February 2014, Mr. Wetherbee was President and Chief Executive Officer of Minerals Technologies, Inc. He served as President of ATI’s tungsten business from 2010 through 2012, following a 29-year career with Alcoa Inc.

Skills and Qualifications

The Board believes that Mr. Wetherbee’s qualifications include his experience in senior leadership positions both at ATI and at other publicly-traded manufacturers and his intimate knowledge of the industry and of ATI’s business given his tenure with the Company and his past long-tenured experience with another major metals producer.

Our Corporate Governance Our Commitment to Integrity, Corporate Governance and Sustainability	ATI 2020 Proxy Statement	19

Our Corporate Governance

We are committed to a strong self-governance program. Our corporate governance practices are designed to maintain high standards of oversight, compliance, integrity and ethics, while promoting growth in long-term stockholder value. The role of our Board of Directors is to ensure that ATI is managed for the long-term benefit of our stockholders and other stakeholders.

Each year, we review our corporate governance and compensation policies and practices and engage with our stockholders. In our ongoing effort to ensure that our governance policies and practices consistently reflect best practices, we take suggestions from our stockholders into consideration, along with developments and evolving trends reflected in the standards established by proxy advisory firms, as well as in the policies, practices and disclosures of other public companies. In this way, we affirm our commitment to RELENTLESS INNOVATION™ by continually evolving our programs to benefit all of our stakeholders.

OUR COMMITMENT TO INTEGRITY, CORPORATE GOVERNANCE AND SUSTAINABILITY

ATI is committed to conducting its business in an honest, ethical and lawful manner. Our employees strive to satisfy the spirit and intent, as well as the technical requirements, of the contracts we enter into and the laws, regulations and rules that govern us.

We are committed to protecting the health and safety of our employees, the environment, and our communities. We support sustainable development and consistently work to improve our operations to the benefit of our stockholders, employees, customers and local communities.

We are committed to providing a workplace where employees are treated with dignity and respect, free of harassment and discrimination, and where all employees can fulfill their potential based on merit and ability.

We value our reputation. We pledge to promptly address issues in a lawful and proper manner. We strive to create value for our stakeholders while continually improving our performance as a good corporate citizen.

We are also committed to providing information in our financial reporting that is accurate, complete, objective, relevant, timely and transparent, and we have a robust system of internal controls.
We take these commitments seriously. Our management and our Board have instilled a culture, throughout our organization, that supports and honors these commitments. We expect that the actions of our employees, officers and directors comply with these principles and all polices undertaken to further these objectives.

Corporate Governance Information on our Website

The following governance documents are available on our website www.atimetals.com, at “About ATI – Corporate Governance”.

•	Corporate Governance Guidelines

•	Corporate Guidelines for Business Conduct and Ethics (including Financial Code of Ethics)

•	Board Committee Charters

•	Certificate of Incorporation and Bylaws

Paper copies can be obtained by writing to the Corporate Secretary, Allegheny Technologies Incorporated, 1000 Six PPG Place, Pittsburgh, PA 15222-5479.

Additionally, our current Sustainability Report is available at ATImetals.com/aboutati/sustainability-report. For more information, see page 22 of this Proxy Statement.

20	ATI 2020 Proxy Statement	Our Corporate Governance ATI Corporate Governance at a Glance

ATI CORPORATE GOVERNANCE AT A GLANCE

Presented below are some highlights of the ATI corporate governance program. You can find details about these and other corporate governance policies and practices within this Proxy Statement.

Board Independence	• 11 of our 12 directors are independent.

Independent Board Chair

•   Diane C. Creel serves as our Independent Board Chair.

•   Our independent directors meet in regularly scheduled executive sessions without the presence of management.

•   Stockholders can communicate with the independent directors through the Board Chair.

Board Composition

•   Currently, the Board has fixed the number of directors at 12.

•   Our Board regularly assesses its performance and can adjust the number of directors according to need or as the opportunity arises to enhance the overall mix of skills and experience represented on our Board.

•   As shown under Item 1 – Election of Directors, our Board has a diverse mix of skills, experience and background. We also have a mandatory retirement age, as described elsewhere in this Proxy Statement.

Accountability to Stockholders

•   Engagement with Stockholders. We actively reach out to our stockholders through our annual engagement program and communicate with them on important compensation, governance and environmental and social sustainability issues. Also, stockholders can contact our Board, Board Chair or management by email or regular mail.

•   Proxy Access. We allow a stockholder or group of up to 20 stockholders owning an aggregate of 3% or more of our outstanding common stock for at least three years to nominate and include in our proxy materials director nominees constituting up to 20% of the number of directors then in office or two nominees, whichever is greater, provided the stockholders and nominees otherwise satisfy the requirements of our Bylaws.

•   Majority Voting/Director Resignation Policy. Our director resignation policy provides that any nominee for director in an uncontested election who receives a greater number of votes “withheld” than votes “for” his or her election must promptly tender his or her resignation to the Board for the Board’s consideration.

Independent Board Committees

•   We have five Board committees: Audit; Finance; Nominating & Governance; Personnel & Compensation; and Technology.

•   All of the Board committees are composed entirely of independent directors, and each has a written charter that is reviewed and reassessed annually and is posted on our website.

Risk Oversight

•   Our full Board is responsible for risk oversight, and has designated committees to have particular oversight of certain key risks. Our Board oversees management as it fulfills its responsibilities for the assessment and mitigation of risks and for taking appropriate risks.

Succession Planning

•   The Board actively monitors our management succession plans and receives regular updates on employee engagement, diversity and retention matters. At least annually, the Board reviews senior management succession and development plans.

•   Additionally, the Board evaluates matters related to Board succession and the processes by which additional directors with strong and diverse experience can be attracted and selected for future Board seats.

Self-Evaluations	• We have an annual self-evaluation process for the Board and for each standing committee of the Board.

Director and NEO Stock Ownership

•   Each director is expected to own at least 10,000 shares of our common stock.

•   Executives are expected to own ATI common stock with a value equivalent to:

•   CEO: 6 times base salary;

•   Executive Vice Presidents and the Chief Financial Officer: 3 times base salary; and

•   Senior Vice Presidents: 2 times base salary.

Ethics/Corporate Responsibility

•   Our Corporate Guidelines for Business Conduct and Ethics, as well as the Company’s attention to environmental, social and governance issues, are disclosed on our website.

•   The Company has an active ethics and compliance program, which includes regular employee training.

Our Corporate Governance Corporate Governance Guidelines	ATI 2020 Proxy Statement	21

CORPORATE GOVERNANCE GUIDELINES

ATI’s Board of Directors has adopted Corporate Governance Guidelines that are designed to assist the Board in the exercise of its duties and responsibilities to the Company. The Guidelines reflect the Board’s commitment to monitor the effectiveness of decision making at the Board and management levels, with a view to achieving ATI’s strategic objectives. The Guidelines are subject to modification by the Board at any time.

CORPORATE GUIDELINES FOR BUSINESS CONDUCT AND ETHICS

Our Corporate Guidelines for Business Conduct and Ethics (our “Code of Ethics”) apply to all directors, officers and employees, including our principal executive officer, our principal financial officer, and our controller and principal accounting officer. We require all directors, officers and employees to adhere to our Code of Ethics in addressing legal and ethical issues encountered in their work.

Our Code of Ethics requires that our directors, officers and employees avoid conflicts of interest, comply with applicable laws, conduct business in an honest and ethical manner, and otherwise act with integrity and honesty in all of their actions by or on behalf of the Company. It includes a financial code of ethics specifically for our Chief Executive Officer, our Chief Financial Officer, and all other financial officers and employees, which supplements the general principles in the Code of Ethics and is intended to promote honest and ethical conduct, full and accurate reporting, and compliance with laws, as well as other matters.

Only the Audit Committee of the Board can amend or grant waivers from the provisions of the Code of Ethics relating to the Company’s executive officers and directors, and any such amendments or waivers will be promptly posted on our website at www.ATImetals.com. To date, no such amendments have been made or waivers granted.

Mandatory Employee Training

All employees are provided with a copy of the Code of Ethics. Each year, we require all officers and managers to certify as to their understanding of and compliance with the Code of Ethics. In addition, all directors, officers and other employees must annually complete an interactive online ethics course addressing the Code of Ethics. This course is part of ATI’s broader ethics and compliance program, which includes online ethics training that is administered by a third party. In 2019, ATI’s online ethics courses addressed sexual harassment, insider trading, export compliance related to technical data, records retention, cyber security and anti-corruption/anti-bribery. We encourage employees to communicate concerns before they become problems. We believe that building and maintaining trust, respect and communication between employees and management and between fellow employees is critical to the overriding goal of efficiently producing high quality products, providing the maximum level of customer satisfaction, and ultimately fueling profitability and growth.

The ATI Ethics Helpline provides confidential, secure, and anonymous reporting available 24 hours a day. Additionally, our Chief Compliance Officer and ethics officers at our operating companies also provide confidential resources for employees to surface their concerns without fear of reprisal.

22	ATI 2020 Proxy Statement	Our Corporate Governance Sustainability

SUSTAINABILITY

At ATI, we recognize that long-term excellence and profitability require sustainable practices. Sustainability can mean many things, and for ATI is an evolving and developing effort. Our core values emphasize the safety and sustainability of our products, people and the communities in which we operate, and we continually review and refine our efforts to enrich those communities, improve the health and safety of our employees, ensure the sustainability and quality of our workforce and lessen our environmental impact. The following discussion highlights some of our key sustainability initiatives and areas of current focus.

Under our short-term incentive program, the Personnel and Compensation Committee of our Board has expressly reserved the broad discretion to reduce or eliminate any annual cash incentive award that may otherwise be payable to one or more participants, including each NEO, if any facet of our financial or operational performance, especially in relation to the Committee’s expectations for workplace safety, the environmental impact of our business or other aspects of our annual performance with the potential to affect the sustainability of our business, is sub-standard in the view of the Committee.

Sustainability Report Highlights

ATI published its most recent Sustainability Report in December 2019. Recognizing that “sustainability” can mean many things, the Report provides an overview of environmental, workforce health and safety plus community sustainability efforts and achievements across our business. We also report specific environmental sustainability goals that ATI will pursue over the next 20+ years, using our 2018 results as the baseline against which we will measure our achievement. We intend to publish our report and update our stakeholders on our progress toward these goals annually.

ATI’s 2019 Sustainability Report is available at www.ATImetals.com/aboutati/Pages/sustainability-report.aspx

All ATI operations are committed to:

•	Reducing their energy intensity through conservation efforts and energy efficiency;

•	Reducing greenhouse gas emissions through operational efforts, energy conservation and procurement strategies;

•	Reducing consumption of water withdrawal through conservation, reuse, and equipment modification; and

•

Increasing the amount of recycled materials used in our processes to eliminate waste in all phases of our manufacturing processes. Approximately 75% or more of the raw materials that ATI uses to manufacture specialty metals start from scrap material, which is either purchased or internally-generated by our own manufacturing processes.

2018 Environmental Performance Benchmarks:

•  3.02GJ/ton produced energy intensity

•  877,390 tons CO2e emissions

•  1.12kgal/ton produced water intensity

•  Approximately 75% of raw materials used to manufacture specialty metals sourced from scrap material

•  Approximately 42% of ATI operations operate according to an ISO 14001 certified Environmental Management System

2020 Goals:

•  All facilities to be included in metrics

•  All facilities ISO 14001 and 45001 certified

2025 Goals:

•  Reduce Energy Intensity 5%

•  Reduce CO2e Emissions 5%

•  Reduce Freshwater Intake 5%

•  Increase Recycled Materials to 80%

2030 Goals:

•  Reduce Energy Intensity 7%

•  Reduce CO2e Emissions 7%

•  Reduce Freshwater Intake 3%

•  Increase Recycled Materials to 83%

Our Corporate Governance Sustainability Report Highlights	ATI 2020 Proxy Statement	23

Products that Promote Sustainability

Our materials enable our customers to do amazing things, from operating jet engines at 2,800º F, to equipping our nation’s defense, to safely and efficiently transporting corrosive liquids and exhaust streams to enabling life-changing medical insights.

The materials that we produce improve quality of life by reducing air pollution, providing advanced medical solutions, enabling clean water and eliminating waste.

Our alloys are used in products and equipment that:

•	Reduce air pollution produced by electrical power generation

•	Remove water pollution in marine applications

•	Promote the generation and use of renewable energy, such as solar cells
•	Can operate in highly corrosive environments for decades at a time, reducing the need for replacement

•	In the context of medical equipment such as prosthetic devices, offer the potential for less frequent replacement.

Environmental Stewardship

We are also committed to sound environmental practices in our own business operations.

•	We have established specific emissions reduction and other environmental goals for 2022, 2025 and 2030.

•	Approximately 75% or more of the raw materials that we use to manufacture our products are sourced from scrap metal.

•	Our facilities employ other recycling and waste reduction equipment and processes. For example:

–	one of our facilities includes equipment for the regeneration of spent sulfuric and other acids resulting in significant reductions in both usage and waste generation; and

–	other facilities now recycle and/or reuse baghouse dust.
•	We purchase energy from renewable sources.

•	Approximately 42% of ATI operations operate according to an ISO 14001 certified Environmental Management System.

•	Recently, we established a Company-wide efficient lighting program and invested in other equipment upgrades to reduce energy consumption.

•	We established a cross-functional water conservation team that evaluates and implements projects to achieve reductions in fresh water consumptions and to reduce water waste.

Health and Safety

As part of our continuous improvement culture, we are committed to making our operations the safest in the industry for our employees and the communities surrounding our plant locations.

•	Our incident rates are well below the average for U.S. industry.

•	We are committed to finishing each day incident and injury free. Employees are expected to guard against workplace injuries by recognizing risks and taking action to minimize injuries.
•	Lost time from work was reduced by 63% for 2018 compared to the prior year.

•	As of year-end 2018, 65% of our operations had achieved OSHAS 18001 or ISO 45001 certification.

Community

We support local communities and contribute to their sustainability through measures such as locally sourcing goods and services and charitable giving, Examples include:

•	funding scholarship and cooperative work experiences for local residents; and

•	fostering employee volunteerism through United Way, the ATI Veterans Network and other Community-based Programs.

24	ATI 2020 Proxy Statement	Our Corporate Governance Human Capital Management

Human Capital Management

We believe that world-class leadership and fostering a culture that enables us to build and grow a talented team through career development and opportunities is foundational to our vision. We recognized that attracting, retaining and developing members of our workforce is a key to the sustainability of our business. As our economy and our business grow, so do both demand for qualified candidates and the retirement rate for older workers; hence we are always competing for talent in an environment of increasingly challenged supply. To that end, we have developed — and continue to enhance and refine — a robust and comprehensive talent management program that spans from recruitment and selection to performance management, career development and retention of our top talent and, ultimately, to succession planning across our organization.

We utilize objective processes, benchmarking and other metrics in addition to external leadership evaluations. We continuously strive to cultivate and support a highly engaged and productive workforce.

Talent Acquisition

•

Partner closely with a targeted number of colleges and universities specifically known for programs that are relevant to our business in order to identify materials science, STEM expertise and other relevant talent, and have developed similar partnerships with high schools and relevant trade schools.

•	Engage with external professional recruiting firms to enhance our recruiting efforts for key positions.

•	Utilize pre-employment assessment tools to identify candidates who we believe would adapt well to our culture and be most suited to a particular opportunity.

•	Actively engage with campus and professional diversity groups.

Professional Development

•

Global Leadership Development Program (GLDP). The GLDP is our Company-wide, flagship program designed to build the skills of our employees across each level of leadership. It includes a series of multi-day training programs tailored to reach and serve a broad range of current and potential leaders across the ATI organization. These programs range from our “Front Line Leadership Academy” specifically designed for supervisors of our hourly work force, to other Academies targeting our most senior executive leaders and other members of our team, and are intended to support development of the skills each leader needs for success in his or her current positions and for future career growth.

•

Business Acumen Series. This more narrowly focused leadership education program is designed to develop skills in key areas, such as finance. The purpose of this program is to facilitate a common framework and understanding of financial business acumen to improve decision making critical to the sustainable success of our business.

•

Early Career Leadership Development Program. Our selective Early Career Leadership Program is designed for high-potential and motivated college graduates. This five-year program, which is designed to prepare our future leaders, accelerates participants’ professional development by rotating them through a variety of business-critical assignments and development opportunities.

•

Insights Discovery Program. This program, which we incorporate as an element of our other professional development programs, is designed to support employees in exploring and developing targeted competencies such as self-awareness, communication, conflict management, giving and receiving feedback, influencing others and other skills.

Engagement and Performance Management

•

Senior Leader Communication and Transparency. We actively seek opportunities for regular engagement and communication by our CEO and other senior executive leaders with our broader employee population. For example, we hold a quarterly CEO Review that follows the release of our quarterly earnings and is accessible to hundreds of employees across the Company. These reviews provide an opportunity for our CEO and other senior leaders to communicate their perspectives on our recent financial results, as well as financial education and enterprise-level education on topics such as global commercial and other growth initiatives, cybersecurity, ethics and compliance, talent and development programs, opportunities for community engagement and safety.

•

Annual employee engagement surveys. Annually, we conduct a confidential company-wide employee engagement survey. Feedback from these surveys provides our management team with valuable information about our workplace culture, It is reviewed with our Board and used to develop and refine other aspects of our overall human capital management and other growth strategies.

•

Performance Management Framework. We maintain a robust annual performance management process across the organization. Together with their supervisors, employees identify annual goals and, at the end of the year, provide their own self assessments as to goal achievement and defined core competencies. Employees are reviewed based on the same criteria by both their managers and a second-level reviewer. The results of each annual assessment inform short term incentive compensation and career advancement decisions and are reviewed with employees in one-on-one sessions with their managers.

Our Corporate Governance Investor Outreach and Stockholder Engagement	ATI 2020 Proxy Statement	25

Succession Planning

We maintain a formal succession planning process and career mapping framework that is designed to work in concert with our performance management processes and ensure a systematic and ongoing dialog regarding career development and succession planning at both the individual employee level and more broadly at an enterprise level. We believe that the robust and systematic nature of these programs is critical to optimizing our talent management and ensuring sustainably high-quality management of our business over the long term.

INVESTOR OUTREACH AND STOCKHOLDER ENGAGEMENT

We value the input we receive from our stockholders. As part of our investor relations program, we engage in a structured communication program with certain investors, actively engaging with them throughout the year. We solicit their feedback on a variety of relevant matters, which may include corporate governance topics, our executive compensation program and sustainability initiatives, among other matters. Our goal is to be responsive to our stockholders and to ensure that we understand and address their concerns and observations.

Stockholder Engagement Cycle

INVESTOR OUTREACH—CREATING A COLLABORATIVE DIALOGUE

Throughout the year, management conducts regular meetings and discussions with investors. Each Fall, we offer our largest stockholders a more structured opportunity for one-on-one discussions with representatives of our management team. As a result, during the fourth quarter of 2019, we conducted outreach sessions with several of our largest investors, covering topics of discussion including, among others:

•   key current corporate governance policies and practices;

•   our ongoing CEO transition and other key leadership changes;

•   continuing Board refreshment efforts and our Board’s focus on diversity of background, experience, skill and other characteristics;

•   our Sustainability program;

•   and the ongoing success of our redesigned executive compensation programs (as illustrated by the nearly 99% favorable “say on pay” vote we achieved in 2019).

Our 2019 outreach dialogue generally solicited very positive feedback from our investors, in particular with regard to our succession planning efforts and the best practices reflected in our executive compensation programs.

26	ATI 2020 Proxy Statement	Our Corporate Governance Board Information

BOARD INFORMATION

Board Independence

The Board does not consider Robert S. Wetherbee, President and Chief Executive Officer of ATI, to be independent. At its February 25, 2020 meeting, the Board determined that the remaining eleven current directors are independent in accordance with NYSE listing standards, our own Board independence standards and the rules of the SEC.

Board Leadership Structure

Currently, our Board operates under the leadership of an Independent Board Chair. Our Board has the flexibility to determine whether it is in the best interests of ATI and its stockholders to separate or combine the roles of Chairman and Chief Executive Officer at any given time. Whenever a Chairman and/or Chief Executive Officer is appointed, or at such other times as it deems appropriate, the Board assesses whether the roles should be separated or combined based upon its evaluation of, among other things, the existing composition of the Board and the circumstances at the time.

As part of its 2018 succession planning process, the Board considered the roles and responsibilities of the Chairman and the Chief Executive Officer in connection with the Company’s recent CEO transition and determined that the Company and its stockholders would be best served by separation of the two roles. The Board made this decision to support Mr. Wetherbee’s ability to focus his attention and efforts exclusively on management matters and the day-to-day execution of the Company’s strategy. Further, the Board determined that appointing an Independent Board Chair would enhance its level of independent oversight during this time of transition for the Company’s leadership.

Our Board’s ability to maintain appropriate independent oversight of our business strategies and activities is enhanced by ATI’s existing strong governance structures and policies, such as:

•	establishing an Independent Board Chair;

•	appointing only independent directors to the standing committees of the Board; and

•	regularly scheduling executive sessions of the independent directors.

Our Corporate Governance Board Information	ATI 2020 Proxy Statement	27

Board and Committee Membership—Director Attendance at Meetings

During 2019, the Board of Directors held eight meetings, including a multi-day strategy meeting. In 2019, our current directors attended more than 95% of all Board meetings and meetings of Board committees of which they were members, on average, and each of our directors attended at least 90% of such meetings.

The independent, non-management directors meet separately in regularly scheduled executive sessions without members of management (except to the extent that the non-management directors request the attendance of a member of management). The Board Chair presides over meetings of the independent directors.

A Board meeting is typically scheduled in conjunction with our Annual Meeting of Stockholders, and it is expected that our directors will attend absent good reason. In 2019, all directors attended our Annual Meeting of Stockholders.

The table below provides information about the Board committee memberships that our independent directors currently hold. The table also shows the number of meetings held by each Board committee in 2019.

Board Committees

The Board has five standing committees: Audit Committee, Finance Committee, Nominating & Governance Committee, Personnel & Compensation Committee, and Technology Committee. All of the standing committees of the Board are comprised entirely of independent directors.

Each committee has a written charter that describes its responsibilities. Each of the Audit Committee, the Nominating & Governance Committee and the Personnel & Compensation Committee has the authority, as it deems appropriate, to independently engage outside legal, accounting or other advisors or consultants. In addition, each committee annually conducts a review and evaluation of its performance and reviews and reassesses its charter.

Director	Audit	Finance	Nominating and Governance	Personnel and Compensation	Technology

L. M. Ball	∎			∎	∎

H. J. Carlisle	∎	∎			∎

C. Corvi			∎	∎	CHAIR

D. C. Creel(1)			CHAIR	∎

J. C. Diggs	∎	CHAIR	∎

J. B. Harvey		∎	∎	∎

M. Kah	∎				∎

D. P. Hess		∎	∎

D. J. Morehouse	∎				∎

J. R. Pipski	CHAIR	∎

J. E. Rohr				CHAIR

Number of Meetings held in 2019	12	6	5	6	3

(1)	Ms. Creel is the Board Chair. The Board Chair may attend each Committee meeting, except to the extent that a Committee requests to meet without the Chair present.

28	ATI 2020 Proxy Statement	Our Corporate Governance Board Information

Audit Committee

Number of 2019 Meetings: 12

Chair:

John R. Pipski*

Members:

Leroy M. Ball, Jr.*

Herbert J. Carlisle

James C. Diggs

Marianne Kah

David J. Morehouse

* Mr. Pipski and Mr. Ball meet the SEC criteria for an “audit committee financial expert” and the NYSE requirements for accounting or related financial management expertise.

Role and Primary Responsibilities:

Assists the Board in its oversight of the integrity of the Company’s financial statements, compliance with legal and regulatory requirements, the qualifications and independence of the Company’s independent auditors, and the performance of the Company’s internal audit function and independent auditors.

•   Responsible for the appointment, retention, compensation and oversight of ATI’s independent auditors, including pre-approval of all audit and non-audit services to be performed by the independent auditors. Both the independent auditors and the internal auditors have full access to the Committee and meet on a routine basis without management being present.

•   Responsible for reviewing the Company’s major financial risk exposures and mitigating actions and for reviewing, approving and ratifying any related party transaction.

Finance Committee

Number of 2019 Meetings: 6

Chair: James C. Diggs Members: Herbert J. Carlisle J. Brett Harvey David P. Hess John R. Pipski

Role and Primary Responsibilities:

Primarily responsible for making recommendations and providing guidance to the Board regarding major financial policies and actions of the Company.

•   Reviews and evaluates the Company’s debt and equity structure, dividends, authorized capital stock, and credit agreements.

•   Serves as named fiduciary of certain employee benefit plans maintained by the Company, which includes (i) appointment, evaluation, and removal of employee benefit plan trustees and investment managers, (ii) establishment of funding methods and policies, (iii) review of funded status and investment policies and practices, and (iv) appointment of plan administrators.

Nominating and Governance Committee

Number of 2019 Meetings: 5

Chair: Diane C. Creel Members: Carolyn Corvi James C. Diggs J. Brett Harvey David P. Hess

Role and Primary Responsibilities:

Responsible for overseeing corporate governance matters. This includes:

•   Overseeing the annual evaluation of the Board and its committees.

•   Recommending to the Board individuals to be nominated as directors, including evaluation of new candidates as well as of current directors who are being considered for re-election.

•   Making recommendations to the Board concerning committee membership and Board composition.

•   Administering ATI’s director compensation program.

Our Corporate Governance Board Information	ATI 2020 Proxy Statement	29

Personnel and Compensation Committee

Number of 2019 Meetings: 6

Chair:

James E. Rohr

Members:

Leroy M. Ball, Jr.

Carolyn Corvi

Diane C. Creel

J. Brett Harvey

Each member of the Personnel and Compensation Committee is a “non- employee director” of the Company as defined under Rule 16b-3 of the Securities Exchange Act of 1934.

Role and Primary Responsibilities:

Primarily responsible for establishing and annually reassessing the Company’s executive compensation program and executive compensation philosophy.

•   Reviews, with outside compensation and other advisors, the compensation policies and practices at peer companies.

•   Oversees CEO and other executive officer compensation.

•   Reviews and approves corporate goals and objectives relevant to CEO and other executive officer compensation, evaluates the CEO’s performance in light of those goals and objectives, and determines and approves the CEO’s compensation level (either as a Committee or together with the other independent directors) based on this evaluation.

•   Reviews and approves non-CEO executive officer compensation and makes recommendations to the Board regarding incentive compensation plans and equity-based plans that require Board approval.

•   Reviews and approves recommendations from management within plan parameters regarding the compensation of other executives. The Committee may not delegate any authority under those plans for matters affecting the compensation and benefits of the Company’s executive officers.

•   Administers ATI’s incentive compensation plans.

•   Monitors and encourages the development of intellectual capital.

•   Reviews management succession planning and makes recommendations to the Board concerning executive management organization matters generally.

The Personnel and Compensation Committee has the sole authority to retain, approve fees and other terms for, and terminate any compensation consultant used to assist the committee in the evaluation of CEO or other executive compensation. The Committee also may obtain advice and assistance from internal or external legal, accounting or other advisors.

•   The Committee has retained an independent compensation consultant, Meridian Compensation Partners, LLC.

•   The Committee also utilizes external legal advisors and assesses the independence of its advisors.

Please see the “Executive Compensation — Compensation Discussion and Analysis” section of this Proxy Statement for more discussion about the Committee’s role in executive officer compensation.

Technology Committee

Number of 2019 Meetings: 6

Chair: Carolyn Corvi Members: Leroy M. Ball, Jr. Herbert J. Carlisle Marianne Kah David J. Morehouse

Role and Primary Responsibilities:

Primarily responsible for reviewing changing technologies and evaluating how they affect ATI and its technical capabilities and competitive position.

•   Considers the impact of technologies on the well-being of the Company.

•   Assesses ATI’s technical capabilities in relation to corporate strategies and plans.

•   Makes recommendations to the Board concerning priorities, asset deployment, and other matters relating to the Company’s technical activities.

30	ATI 2020 Proxy Statement	Our Corporate Governance Board Information

Board Self-Assessment

Annually, our Board Chair facilitates the Board’s own self-assessment process, the results of which help to inform Board-level discussions regarding Board and Committee composition, Board succession planning and potential director candidates, corporate governance practices and other matters.

Our Corporate Governance Board Information	ATI 2020 Proxy Statement	31

Board’s Role in Risk Oversight

The Board, as a whole, actively oversees the risk management of the Company. Enterprise risks—the specific financial, operational, business and strategic risks that the Company faces, whether internal or external—are identified and prioritized by the Board and management together, and then each specific risk is assigned to the full Board or a Board committee for oversight.

Board/Committee Primary Areas of Risk Oversight

32	ATI 2020 Proxy Statement	Our Corporate Governance Director Compensation

Process For Communicating With Directors

We maintain a process for stockholders and interested parties to communicate with the Board, the Board Chair, or any individual director.

ATI stockholders or interested parties who want to communicate with the Board, the Board Chair, or any individual director can write to:

Board Chair c/o Corporate Secretary Allegheny Technologies Incorporated 1000 Six PPG Place Pittsburgh, PA 15222-5479
or call: 1-877-787-9761 (toll free).

Your letter or message should indicate whether you are an ATI stockholder.

Depending on the subject matter, the Board Chair and/or the Corporate Secretary will:

•	forward the communication to the director or directors to whom it is addressed;

•	attempt to handle the inquiry directly when, for example, it is a request for information about the Company or it is a stock-related matter; or

•	not forward the communication if it is primarily commercial in nature or it relates to an improper or irrelevant topic.

At each Board meeting, the Corporate Secretary presents a summary of all communications received since the last meeting that were not forwarded and makes those communications available to the directors on request.

DIRECTOR COMPENSATION

Board of Directors’ Role and Compensation

Non-employee directors receive compensation for their service that is designed to fairly compensate them for their Board responsibilities and align their interests with our stockholders. The Nominating and Governance Committee periodically reviews and evaluates our non-employee director compensation program to ensure that it is competitive with ATI’s industry peers and best practices and serves the purposes of attracting and retaining high quality directors. The Nominating and Governance Committee uses an independent consultant, Meridian Compensation Partners LLC, which is the same consultant retained by the Personnel and Compensation Committee, to provide market and comparison data and information on current developments and practices in director compensation. ATI’s non-employee director compensation program is competitive and market-based.

Director Stock Ownership Guidelines

The Board encourages directors to obtain a meaningful stock ownership interest in ATI. Under the stock ownership guidelines applicable to all non-employee directors, each non-employee director is expected to own at least 10,000 shares of ATI Common Stock within five years of his or her initial election to the Board. Furthermore, directors are required to retain one-third of any awarded stock until compliance with the guidelines is achieved. Our Directors may opt to receive all or a portion of their cash retainer in shares of ATI stock.

Each of the directors complied with the guidelines as of December 31, 2019 or is reasonably proceeding with compliance as of the applicable five-year anniversary of his or her initial election to the Board.

Our Corporate Governance Director Compensation	ATI 2020 Proxy Statement	33

Elements of Director Compensation

Pay Component	2019 Compensation

Annual Retainer	$225,000 – $125,000 Cash – $100,000 Restricted Stock Value

Independent Board Chair Retainer	$150,000

Committee Chair Retainers	Audit Committee $20,000 Personnel and Compensation Committee $15,000 Finance, Nominating and Governance and Technology Committees $10,000

Board service travel expenses are also paid by the Company

In 2004, the Board froze and discontinued the Company’s Fee Continuation Plan for Non-Employee Directors. Under the frozen plan, an amount equal to the annual retainer fee in effect for 2004 (which was $28,000) will be paid annually to each member of the Board as of December 31, 2004, following the termination of his or her service as a Board member. In each case, the fee will be paid for each year of the director’s credited service as a director (as defined in the Plan) up to a maximum of ten years.

2019 Non-Employee Director Compensation

Name(1)	Fees Earned Or Paid In Cash ($)(2)	Stock Awards ($)(3)	All Other Compensation	Total ($)

L. M. Ball	104,863	94,642	–	196,505

H. J. Carlisle	125,000	99,988	–	224,988

C. Corvi	131,667	99,988	–	231,655

D. C. Creel	285,000	99,988	–	384,988

J. C. Diggs	135,000	99,988	–	234,988

J. B. Harvey	62,500	162,477	–	224,977

D. P. Hess	76,237	66,651	–	112,888

B. S. Jeremiah	62,500	–	–	62,500

M. Kah	76,237	66,651	–	112,888

D. J. Morehouse	62,500	162,477	–	224,977

J. R. Pipski	145,000	99,988	–	244,988

J. E. Rohr	140,000	99,988	–	239,988

J. D. Turner(4)	72,500	–	14,000	86,500

Non-employee directors are not granted option awards or non-equity incentive plan compensation awards, and do not have company pensions or non-qualified deferred compensation earnings.

(1)

Robert S. Wetherbee, President and Chief Executive Officer, does not receive any compensation for his service on the Board. Richard J. Harshman, who was employed by the Company as Executive Chairman and was Chairman of the Board through May 9, 2019, also did not receive any compensation for his service on the Board. Leroy M. Ball was appointed to our Board in February 2019, and both David P. Hess and Marianne Kah were appointed to our Board in May 2019; consequently, they each received 2019 Director compensation that was prorated based on their respective 2019 periods of service. Barbara S. Jeremiah and John D. Turner each retired from the Board at the conclusion of the Company’s 2019 Annual Meeting; consequently, they each received cash compensation that was prorated based on their respective 2019 periods of service and did not receive a 2019 equity grant. Carolyn Corvi was appointed Chair of the Technology Committee in May 2019 and therefore received a prorated portion of the Committee Chair retainer payable in relation to that position.

(2)

This column reflects annual retainer fees, including committee Chair and Board Chair/Lead Independent Director fees. During 2019, our non-employee directors had the option to receive all or a specified portion of such fees in restricted shares of our common stock. Mr. Harvey and Mr. Morehouse each elected to receive ATI stock in lieu of 50% of the portion of his 2019 director compensation that would otherwise have been paid in cash.

(3)

This column reflects the aggregate grant date fair value, determined in accordance with FASB ASC Topic 718, of the restricted stock awards granted to directors under the Company’s Non-Employee Director Restricted Stock Program. Shares granted in 2019 vest on the first anniversary of the date of grant, or earlier upon retirement, death or change of control, and expense is recognized over the vesting period. The fair value of nonvested stock awards is measured based on the average of the high and low trading prices for a share of the Company’s stock price on the date of grant. Mr. Harvey and Mr. Morehouse each elected to receive ATI stock in lieu of 50% of the portion of his 2019 director compensation that would otherwise have been paid in cash, resulting in an incremental stock award with a grant date value of approximately $62,500. Ms. Kah and Messrs. Ball and Hess received awards that were prorated based on their respective 2019 periods of service.

(4)	Includes in All Other Compensation payments to Mr. Turner following his retirement under the Company’s Fee Continuation Plan for Non-Employee Directors.

34	ATI 2020 Proxy Statement	Related Party Transactions / Compensation Committee Interlocks and Insider Participation

Related Party Transactions

The Board has adopted a written Statement of Policy with respect to Related Party Transactions. The Policy applies to transactions or arrangements between ATI and a related person (namely directors, executive officers, and their immediate family members, and 5% stockholders) with a direct or indirect material interest in the transaction, including transactions requiring disclosure under Item 404(a) of Regulation S-K.

Under the Policy, no related party transaction may occur unless it is approved or ratified by the Audit Committee or approved by the disinterested members of the Board. The Audit Committee is primarily responsible for approving and ratifying related party transactions, and in doing so, will consider all matters it deems appropriate, including the dollar value of the proposed transaction, the relative benefits to be obtained and obligations to be incurred by the Company, and whether the terms of the transaction are comparable to those available to third parties.

Compensation Committee Interlocks and Insider Participation

No member of the Personnel and Compensation Committee is an officer or employee of the Company. No member of the Committee has a current or prior relationship, and none of our executive officers have a relationship, to any other company that is required to be described under the SEC rules relating to disclosure of executive compensation.

Stock Ownership Information	ATI 2020 Proxy Statement	35

Stock Ownership

Information

FIVE PERCENT OWNERS OF COMMON STOCK

The entities listed in the following table are beneficial owners of five percent or more of ATI Common Stock as of December 31, 2019, based on information filed with the SEC. In general, “beneficial ownership” includes those shares a person has the power to vote or transfer currently, and shares such person has the right to acquire within 60 days.

Name and Address of Beneficial Owner	Amount and Nature of Beneficial Ownership		Percentage Of Class(1)

BlackRock, Inc. 55 East 52nd Street New York, NY 10055	14,950,247	(2)	11.81%

Capital International Investors 11100 Santa Monica Boulevard Los Angeles, CA 90025	13,316,138	(3)	10.52%

The Vanguard Group 100 Vanguard Boulevard Malvern, PA 19355	12,636,371	(4)	9.99%

Capital World Investors 333 South Hope Street Los Angeles, CA 90071	7,811,105	(5)	6.17%

Capital Research Global Investors 333 South Hope Street Los Angeles, CA 90071	6,646,030	(6)	5.25%

Dimensional Fund Advisors 6300 Bee Cave Road Austin, TX 78746	6,621,658	(7)	5.23%

(1)	Percentages are based on shares of Company Common Stock outstanding as of March 9, 2020, as of which date there were 126,627,355 shares of Company Common Stock outstanding.

(2)

Based on a Schedule 13G/A filing under the Securities Exchange Act of 1934, as amended (the “Exchange Act”), made on February 10, 2020 by BlackRock, Inc., reporting sole voting power with respect to 14,634,136 shares and sole dispositive power with respect to 14,950,247 shares at December 31, 2019.

(3)

Based on a Schedule 13G/A filing under the Exchange Act, made on February 14, 2020, by Capital International Investors, a division of Capital Research and Management Company, reporting sole voting power with respect to 12,441,038 shares and sole dispositive power with respect to 13,316,138 shares at December 31, 2019.

(4)

Based on a Schedule 13G/A filing under the Exchange Act, made on February 10, 2020, by The Vanguard Group, reporting sole voting power with respect to 122,684 shares, shared voting power with respect to 21,737 shares, sole dispositive power with respect to 12,510,161 shares, and shared dispositive power with respect to 126,210 shares at December 31, 2019.

(5)

Based on a Schedule 13G filing under the Exchange Act, made on February 14, 2020, by Capital World Investors, a division of Capital Research and Management Company, reporting sole voting power with respect to 7,433,406 shares, and sole dispositive power with respect to 7,811,105 shares at December 31, 2019.

(6)

Based on a Schedule 13G/A filing under the Exchange Act, made on February 14, 2020, by Capital Research Global Investors, a division of Capital Research and Management Company, reporting sole voting and dispositive power with respect 6,646,030 shares at December 31, 2019.

(7)

Based on a Schedule 13G filing under the Exchange Act, made on February 12, 2020, by Dimensional Fund Advisors LP (“Dimensional”), reporting sole voting power with respect to 6,412,308 shares and sole dispositive power with respect to 6,621,658 shares at December 31, 2019. Dimensional notes that it furnishes investment advice to four investment companies registered under the Investment Company Act of 1940, and serves as investment manager or sub-adviser to certain other commingled funds, group trusts and separate accounts (collectively, the “Funds”). In certain cases, Dimensional subsidiaries may act as an adviser or sub-adviser to certain Funds. In its role as investment adviser, sub-adviser and/or manager, Dimensional or its subsidiaries may possess voting and/or investment power over the securities of the Company that are owned by the Funds, and may be deemed to be the beneficial owner of the shares of the Company held by the Funds. However, all securities reported in its Schedule 13G/A are owned by the Funds, and Dimensional and its subsidiaries disclaim beneficial ownership of such securities.

36	ATI 2020 Proxy Statement	Stock Ownership Information Stock Ownership of Directors, Board Nominees and Executive Management

STOCK OWNERSHIP OF DIRECTORS, BOARD NOMINEES AND EXECUTIVE MANAGEMENT

The following table shows the shares of Common Stock reported to ATI as beneficially owned as of March 9, 2020 by the nominees for director, the continuing directors, each officer named in the Summary Compensation Table, and for all directors, officers and other statutory insiders as a group. Unless indicated otherwise below, the information provided in the following table is based on the Company’s records, information filed with the SEC, and information furnished by the respective individuals and includes as “beneficially owned” those shares that each such person has the power to vote or transfer currently, or the right to acquire within 60 days following March 9, 2020.

For biographical information regarding the beneficial owners, please see information under “Item 1—Election of Directors” and “Members of ATI’s Executive Management” of this Proxy Statement. The business address for each beneficial owner is c/o Allegheny Technologies Incorporated, 1000 Six PPG Place, Pittsburgh, PA 15222.

Beneficial Owner	Amount and Nature of Beneficial Ownership(1)	Percentage Of Class

Leroy M. Ball(2)	6,530	*

Herbert J. Carlisle	7,603	*

Carolyn Corvi	32,948	*

Diane C. Creel	55,461	*

James C. Diggs	36,457	*

Kimberly A. Fields	5,629	*

J. Brett Harvey	49,698	*

David P. Hess(2)	3,116	*

Marianne Kah(2)	3,116	*

Kevin B. Kramer	96,714	*

David J. Morehouse	26,465	*

John R. Pipski	41,896	*

James E. Rohr	73,247	*

John D. Sims	136,904	*

Robert S. Wetherbee	96,995	*

All directors, nominees, named executive officers and other statutory insiders as a group (20 persons)	931,967	*

*Indicates beneficial ownership of less than one percent (1%) of the outstanding shares of Company Common Stock. As of March 9, 2020, there were 126,627,355 shares of Company Common Stock outstanding.

(1)

The table includes aggregate restricted stock awards as follows: (a) 10,778 shares for each of Ms. Corvi, Ms. Creel, Mr. Diggs, Mr. Pipski and Mr. Rohr; (b) 13,526 shares for each of Messrs. Harvey and Morehouse, who elected to receive a portion of their respective 2019 cash compensation in shares of restricted stock; (c) 4,030 shares for Mr. Ball, who joined our Board in February 2019, and 4,397 shares for General Carlisle, who joined our Board in February 2018; (d) 3,116 shares for each of Mr. Hess and Ms. Kah, who joined our Board in May 2019; and (e) 76,212 shares held by all directors, nominees and officers as a group. The table includes shares jointly held with named individuals’ spouses. The table does not include restricted stock units granted to our NEOs in 2018, 2019 and 2020, none of which vest within 60 days following March 9, 2020.

(2)	Mr. Ball was appointed to our Board in February 2019, and Mr. Hess and Ms. Kah were appointed to our Board in May 2019.

Stock Ownership Information Members of ATI’s Executive Management	ATI 2020 Proxy Statement	37

MEMBERS OF ATI’S EXECUTIVE MANAGEMENT

The following lists our executive officers as of March 9, 2019.

Name	Biographical information

Robert S. Wetherbee, 60 President and Chief Executive Officer since January 2019	Mr. Wetherbee served as Executive Vice President, Flat Rolled Products, from January 2015 through December 2018, and prior to that, was President, ATI Flat Rolled Products beginning from April 2014 to January 2015. He also served as President of ATI’s tungsten materials business from 2010 until early 2013, following a 29-year career with Alcoa Inc.

Kimberly A. Fields, 50 Executive Vice President, Advance Alloys & Solutions since January 2020 (EVP, Flat Rolled Products from April-December 2019)	Ms. Fields joined ATI in April 2019 after serving as Group President at IDEX Corporation since 2015. Previously, Ms. Fields served as Executive Vice President for the integrated global steel producer EVRAZ, where she had full responsibility for all activities for the $2 billion North American Flat Products business. Prior to that, Ms. Fields was General Manager of Industrials for GE Energy, with global responsibility for growing GE’s penetration in metals, petrochemicals and mining segments, after holding a series of leadership positions with Alcoa, Inc., The Boston Consulting Group and Owens Corning Fiberglass.

John D. Sims, 60 Executive Vice President, High Performance Materials and Components Segment since August 2015	Mr. Sims was Executive Vice President, High Performance Components Group from September 2013 to August 2015, and President, ATI Forged Products from September 2013 to April 2014. Previously, he served as Executive Vice President, Primary Titanium Operations, and Engineered Alloys and Products beginning in February 2013. Prior to that, Mr. Sims served as Executive Vice President, Primary Metals and Exotic Alloys from May 2011 to February 2013 and President, ATI Specialty Alloys and Components from 2008 to February 2013. Previously, he was Group President, ATI Primary Metals and Exotic Alloys from February 2011 to May 2011.

Elliot S. Davis, 58 Senior Vice President, General Counsel, Chief Compliance Officer and Corporate Secretary since May 2011	Mr. Davis was Vice President and General Counsel from 2010 to May 2011. Previously, he served as Assistant General Counsel from 2008, when he joined the Company, to 2010. Prior to that, Mr. Davis was a partner of the law firm K&L Gates LLP, where he practiced for nearly 20 years in its corporate, mergers and acquisitions and securities group.

Timothy J. Harris, 45 Senior Vice President, Chief Digital and Information Office since May 2019	Mr. Harris joined ATI in May 2019 after serving as Chief Information Officer at Andeavor from November 2016 to April 2019. Prior to that, he held a series of senior positions at Mylan N.V. including most recently Chief Technology Officer and head of Global Technology Services from June 2013 to March 2016. Before joining Mylan, Mr. Harris held several global technology roles for Aviva PLC, following over ten years in a variety of leadership positions at Rockwell Collins.

Kevin B. Kramer, 60 Senior Vice President, Chief Commercial and Marketing Officer since February 2014	Prior to joining ATI in February 2014, Mr. Kramer was President—Stoneridge Wiring Division and Vice President of Stoneridge, Inc., from May 2012 through January 2014. Previously, Mr. Kramer worked for Alcoa, Inc. from 2004 until 2012, where he served as President—Growth Initiatives and President—Wheel and Transportation Products.

Donald P. Newman, 55 Senior Vice President, Finance and Chief Financial Officer since January 2020	Mr. Newman joined ATI in January 2020, having served as Chief Financial Officer of Stelco Holdings, Inc. from August 2017 through December 2019. Previously, Mr. Newman was Chief Financial Officer of Headwaters Incorporated from December 2010 until it was acquired in May 2017. In previous roles, Newman served as Vice President – Controller and Interim Chief Financial Officer at Boart Longyear Limited and as Chief Accounting Officer at ACI Worldwide, Inc., and held leadership roles in accounting, finance and financial planning and analysis for over 12 years at NRG Energy, Inc.

Elizabeth C. Powers, 60 Senior Vice President, Chief Human Resources Officer since November 2014	Ms. Powers served as Vice President, Human Resources and Chief Administrative Officer for Dresser-Rand Group, Inc. from 2010 until 2012 and from 2005 to 2009. She was named Vice President, Human Resources of Dresser-Rand Group in April 2004. From 2012 until she joined ATI in November 2014, Ms. Powers worked in academia. In 2009 and 2010, Ms. Powers worked in the public policy and non-profit sectors.

Karl D. Schwartz, 56 Vice President, Controller and Chief Accounting Officer since January 2016	Mr. Schwartz served as Controller and Chief Accounting Officer from May 2011 to January 2016, and Controller and Principal Accounting Officer from 2010 to May 2011. Prior to that, Mr. Schwartz was Assistant Controller beginning in 2002, when he joined the Company.

38	ATI 2020 Proxy Statement

Item 2:

Approval of our 2020 Incentive Plan

We are asking our stockholders to approve a new 2020 Incentive Plan (the “2020 Incentive Plan” or the “Plan”) authorizing the issuance of up to a total of 4,900,000 shares of our common stock, which represents 3.87% of the 126,627,355 total shares of our common stock outstanding on the record date. The new Plan will enable us to continue including in our executive compensation program equity-based long-term incentive compensation opportunities, which we believe are a key component to maintaining a competitive compensation program that is appropriately aligned with stockholder interests.

The long-term incentive awards that we granted in 2018, 2019 and, most recently, in February 2020, were made under our 2017 Incentive Plan, which was approved by our stockholders at our 2017 Annual Meeting of Stockholders. If the 2020 Incentive Plan is approved by our stockholders at the 2020 Annual Meeting, no new awards will be granted under the 2017 Incentive Plan. Grants previously made under the 2017 Incentive Plan will remain in effect in accordance with their terms and the terms of the 2017 Incentive Plan.

Plan Highlights – Promotion of Best Practices

We are committed to sound corporate governance and incorporating of best practices in our equity compensation programs. Some key features of the Plan reflecting these principals are summarized below and under “Summary of the Plan.”

•

Plan Limits. The Plan authorizes an aggregate of 4,900,000 shares for grant, subject to anti-dilution adjustments upon the occurrence of significant corporate events. No participant may receive stock options, stock appreciation rights (“SARs”) for more than one million shares in any calendar year, full-value awards for more than one million shares in any calendar year, or cash awards with a target value in excess of $5 million per calendar year.

•

Minimum Vesting and Performance Periods. Awards in respect of 95% of the shares authorized under the Plan may not vest prior to the first anniversary of the applicable grant date, except in connection with a change in control (as defined in the Plan).

•

No Repricing or Discounted Awards. The Plan prohibits repricing of stock options and SARs without stockholder approval. In addition, no awards of stock options or SARs will be granted with an exercise price of less than fair market value of our common stock on the date of grant. The Plan prohibits various specific forms of option or SAR repricing.

•

Robust Clawback provisions. All Awards under the Plan are subject to a repayment obligation to the extent the payment was the result of inaccurate or incomplete information that resulted or contributed to a larger than deserved payment.

•	No “Evergreen” Provision. The Plan does not include an “evergreen” feature, which would allow the number of shares available for issuance under the Plan to be automatically replenished.

•

No Liberal Share Counting. The Plan prohibits shares of common stock that are tendered in payment of the exercise price of an option or SAR, or withheld to satisfy a tax withholding obligation relating to an option or SAR from being used to increase the number of shares available for grant under the Plan.

•

“Double Trigger” Change in Control. Awards under the Plan that are assumed by the surviving entity as part of a change in to control will not vest solely upon the consummation of the change in control unless expressly provided in the applicable award agreement.

•

Dividends. Dividends or dividend equivalents may accumulate on performance shares or units and grants of restricted stock and restricted share units but are paid, if at all, only at the time that the restrictions lapse.

Item 2: Approval of our 2020 Incentive Plan	ATI 2020 Proxy Statement	39

WHY YOU SHOULD VOTE TO APPROVE THE 2020 INCENTIVE PLAN

The Board of Directors recommends a vote in favor of approval of the 2020 Incentive Plan because it believes that it is in the best interests of the Company and its stockholders, principally for the following reasons:

•

Equity Compensation Awards Are a Critical Recruitment and Retention Tool. We believe that our success and performance depends in part on our ability to attract, motivate and retain talented employees and directors. Equity awards under our long-term incentive compensation programs are a key component to maintaining a total compensation package that is competitive in our industry and the markets in which we operate, which we believe is essential for attracting and retaining key employees.

•

Our Compensation Programs Are Aligned with Stockholder Interests. We believe that equity compensation is, by its nature, performance-based compensation. Equity compensation has been an important component of total compensation at our Company for many years because it fosters an employee ownership culture and motivates employees to create stockholder value. A significant portion of our compensation is performance-oriented and “at risk” for our key employees, with achievement tied to the Company’s performance. We have stock ownership guidelines for our executives and we target long-term incentive compensation at the midpoint of its peer group. Our equity compensation plans, which emphasize restricted stock units and performance awards, are our principal means of aligning the interests of employees with those of stockholders. Equity compensation also promotes a focus on long-term value creation because equity compensation awards are subject to vesting and/or performance conditions, and generally provide the greatest value to employees when held over the long-term.

•

We are Committed to Sound Equity Compensation Practices and Pay-For-Performance. Our equity compensation practices are designed to be in line with peer group norms, and we believe that our historical share usage has been responsible and mindful of stockholder interests. Moreover, as explained in the Compensation Discussion and Analysis section of this Proxy Statement, our long-term compensation programs are tied to Company performance.

•

Plan Approval Would Avoid Disruption in Compensation Programs. At March 9, 2020, there were approximately 2,275,197 shares of Common Stock available for issuance to employees and directors under the 2017 Incentive Plan, which is not an adequate number of shares to support our current equity compensation programs, and therefore, a market-competitive executive compensation program, through our next annual meeting of stockholders, in 2021. If the 2020 Incentive Plan is not approved, we may be compelled to increase significantly the cash component of our employee and director compensation, which may not necessarily align employee and director compensation interests with the investment interests of our stockholders as well as alignment provided by equity- based awards. Replacing equity awards with cash also would increase cash compensation expense and use cash that could be better utilized if reinvested in our businesses or returned to our stockholders.

The following includes aggregated information regarding our view of the overhang and dilution associated with our 2017 Incentive Plan and the potential stockholder dilution that would result if our proposed share authorization under the 2020 Incentive Plan is approved. The information below is as of March 9, 2020, on which 126,627,355 shares of our Common Stock were outstanding:

Under the Legacy Plan:

•

Total shares of Common Stock subject to outstanding awards (comprised entirely of full-value awards): 3,950,556 shares of Common Stock (approximately 3.12 percent of our outstanding shares of Common Stock);

•

Total shares of Common Stock available for future awards under the 2017 Incentive Plan: 2,275,197 shares of Common Stock (approximately 1.8 percent of our outstanding shares of Common Stock); however, as noted above, no further grants will be made under the 2017 Incentive Plan upon the effective date of the 2020 Incentive Plan; and

•

The total number of shares of Common Stock subject to outstanding awards (3,950,556 shares of Common Stock), plus the total number of shares of Common Stock available for future awards under the 2017 Incentive Plan (2,275,197 shares of Common Stock), represents a current overhang percentage of 4.92 percent (potential dilution of our stockholders represented by the 2017 Incentive Plan).

Under the 2020 Incentive Plan:

•

Proposed shares of Common Stock available for awards under the 2020 Plan: 4,900,000 shares of Common Stock, which represents a new share request of approximately 3.87 percent of our outstanding shares of Common Stock. This percentage reflects the dilution of our stockholders that would occur if the 2020 Incentive Plan is approved.

40	ATI 2020 Proxy Statement	Item 2: Approval of our 2020 Incentive Plan

Total potential overhang or dilution:

•

The total shares of Common Stock subject to outstanding awards as of March 9, 2020 (3,950,556 shares of Common Stock), plus the proposed new shares of Common Stock available for awards under the 2020 Plan (4,900,000 shares of Common Stock), represent a total overhang of 8,850,556 shares (6.99 percent).

Based on the closing price for a share of our Common Stock on the NYSE on March 9, 2020 of $13.27 per share, the aggregate market value of the new 4,900,000 shares of Common Stock requested under the 2020 Incentive Plan was $65,023,000.

Summary of the 2020 Incentive Plan

The following is a general description of the material features of the Plan. This description is qualified in its entirety by reference to the full text of the Plan, a copy of which is attached to this Proxy Statement as Appendix A. We encourage our stockholders to read the Plan in its entirety. Capitalized terms used and not otherwise defined in this Proposal have the meanings given to them in the Plan.

Purpose

The purpose of the Plan is to attract, retain, motivate and reward key executives and other employees who contribute to our profitability and, in the case of stock-based awards, to give these individuals and members of our Board a vested ownership interest in the Company’s growth and financial success and provide incentives for future performance of services linked to the profitability of the Company’s business and increases in Company shareholder value. We believe that the Plan enhances our ability to attract and retain individuals with exceptional managerial, technical and professional skills upon whom, in large measure, the sustained growth and profitability of the Company depend.

Eligibility for Awards

Awards may be granted under the Plan to directors, officers, employees and consultants of the Company and any of its subsidiaries. As of the date of this Proxy Statement, eleven non-employee directors and approximately 300 officers and other employees participate in the Plan. Awards also may be granted to prospective directors, officers, employees and consultants who have accepted offers of employment or consultancy from the Company or any of its subsidiaries.

Administration

The Plan will be administered by the Board directly, or if the Board elects, the Personnel and Compensation Committee of the Board, or such other committee of the Board as the Board may from time to time designate. Subject to applicable law, the Committee may allocate all or any portion of its responsibilities and powers to one or more of its members or persons selected by it. Subject to the terms and conditions of the Plan, the Committee will have authority under the Plan to select individuals to whom awards may be granted, to determine the type of award as well as the number of shares of Common Stock to be covered by each award, and to determine the terms and conditions of any such awards.

Vesting

Except for Awards granted with respect to a maximum of five percent (5%) of the authorized Shares under the Plan, Award Agreements will not designate a vesting date for any award or installment thereof prior to the first anniversary of the Grant Date.

Shares Available; Adjustments

The aggregate number of shares of the Company’s common stock available for issuance under the Plan is 4,900,000 and the maximum number of shares that may be granted pursuant to stock options intended to be incentive stock options is 1,000,000 shares.

During any calendar year, no participant may be granted full-value awards covering in excess of 1,000,000 shares, stock options and stock appreciation rights covering in excess of 1,000,000 shares or cash awards with a target value in excess of $5 million. In addition, no participant who is a non-employee director of the Company may be awarded in any single calendar year compensation (including the grant date fair value of any equity or equity-based award, the initial amount of any cash-denominated award and the amount of any cash fees payable to such director in respect of his or her service during such year) in excess of $850,000.

To the extent that any award under the Plan or any award under the 2017 Incentive Plan is forfeited, expires, or is settled for cash, the shares of common stock subject to such awards not delivered as a result thereof will again be available for awards under the Plan. If the exercise price of or tax withholding obligations relating to any stock option or stock appreciation right is satisfied by delivering shares (either by actual delivery or by attestation) or by withholding shares, the gross number of shares of common stock will be deemed to have been granted under the Plan.

Item 2: Approval of our 2020 Incentive Plan	ATI 2020 Proxy Statement	41

The Plan provides that, in the event of certain extraordinary corporate transactions or events affecting the Company, the Committee will or may make such substitutions or adjustments as it deems appropriate and equitable to:

•	the aggregate number and kind of shares or other securities reserved for issuance and delivery under the Plan;

•	the various maximum limitations set forth in the Plan;

•	the number and kind of shares or other securities subject to outstanding awards;

•	the number of shares considered delivered based on the type of award granted; and

•

the exercise price of outstanding options and stock appreciation rights. In the event of a corporate transaction such as a merger or consolidation, such adjustments may include the cancellation of outstanding awards in exchange for cash or other property or the substitution of other property for the shares subject to outstanding awards.

Awards Under the Plan

Awards may be granted under the Plan to eligible individuals; provided, however, that Incentive Stock Options may be granted only to employees of the Company and its subsidiaries.

Stock Options and Stock Appreciation Rights

Stock options granted under the Plan may either be incentive stock options, which are intended to qualify for favorable treatment to the recipient under U.S. federal tax law, or nonqualified stock options, which do not qualify for this favorable tax treatment.

Each grant of stock options or SARs under the Plan will be evidenced by an award agreement that specifies the exercise price, the duration of the award, the number of shares to which the award pertains, and such additional limitations, terms and conditions as the Committee may determine, including, in the case of stock options, whether the options are intended to be incentive stock options or nonqualified stock options. The Plan provides that the exercise price of stock options and SARs will be determined by the Committee, but may not be less than the fair market value of the stock underlying the stock options or SARs on the date of grant. Award holders may pay the exercise price in cash or, if approved by the Committee, in common stock (valued at its fair market value on the date of exercise) or a combination thereof, or by “cashless exercise” through a broker or by withholding shares otherwise receivable on exercise. The term of stock options and SARs will be determined by the Committee but may not exceed ten years from the date of grant. The Committee will determine the vesting and exercise schedule of stock options and SARs, and the effect of a plan participant’s termination of service to the Company on an award of stock options or SARs then held by such participant will be specified in the applicable award agreement or other document approved by the Committee and applicable to such award.

Restricted Stock

Restricted stock may be granted under the Plan with such restrictions as the Committee may designate. The Committee may provide at the time of grant that the vesting of restricted stock will be contingent upon the achievement of applicable performance goals and/or continued service. Except for these restrictions and any others imposed under the Plan or by the Committee, upon the grant of restricted stock under the Plan, the recipient will have rights of a stockholder with respect to the restricted stock, including the right to vote the restricted stock; however, whether and to what extent the recipient will be entitled to receive cash or stock dividends paid, either currently or on a deferred basis, will be set forth in the award agreement, provided that in no event will any dividend be paid until the vesting of the underlying restricted stock. The award agreement may also provide for vesting upon certain qualifying terminations of employment.

Restricted Stock Units. The Committee may grant restricted stock units payable in cash, shares of common stock, or both, conditioned upon continued service and/or the attainment of applicable performance goals determined by the Committee. The Company is not required to set aside a fund for the payment of any restricted stock units, and the award agreement for restricted stock units will specify whether, to what extent, and on what terms and conditions the applicable participant will be entitled to receive dividend equivalents with respect to the restricted stock units, provided that in no event will any dividend equivalent be paid until the vesting of the underlying restricted stock unit. The award agreement may also provide for vesting upon certain qualifying terminations of employment.

Performance Units. The Committee may grant performance units valued by reference to a designated amount of cash or other property (other than shares of common stock) under the Plan, which will be payable in cash, shares of common stock, other property, or any combination thereof and conditioned upon attainment of applicable performance goals determined by the Committee. The award agreement may provide for vesting upon certain qualifying terminations of employment. The maximum value of property, including cash, which may be paid or distributed to any plan participant pursuant to a grant of Performance Units made in any one calendar year will not exceed $10 million.

Stock Bonus Awards. The Committee may grant unrestricted shares of the Company’s common stock, or other awards denominated in the Company’s common stock, alone or in conjunction with other awards, in such amounts and subject to such terms and conditions as the Committee determines from time to time in its sole discretion.

Performance Goals. Under the Plan, the Committee may determine that the grant, vesting, or settlement of an award granted under the Plan will be subject to the attainment of one or more performance goals.

42	ATI 2020 Proxy Statement	Item 2: Approval of our 2020 Incentive Plan

The Committee has the authority to establish any performance objectives to be achieved during the applicable performance period when granting performance awards.

Cash-Based Awards

Cash-based awards may be granted under the Plan. No participant may be granted cash- based awards during any calendar year that have a target value in excess of $5 million.

Effect of Change in Control

The Plan provides that, unless otherwise provided in an award agreement, in the event of a change in control (as defined in the Plan) and to the extent an award is not replaced by a replacement award (as described below):

•

each then-outstanding stock option and stock appreciation right will become fully vested and exercisable, and each other award (other than a performance-based award) will vest, be free of restrictions, and be deemed to be earned and payable; and

•

each then-outstanding performance-based award will be deemed to be earned and payable, with all applicable performance goals deemed achieved at the greater of (i) the applicable target level and (ii) actual performance, as determined by the Committee, through the latest date practicable preceding the date of the change in control.

A replacement award is an award that is the same type as the replaced award with a value equal to the value of the replaced award as of the date of the change in control, as determined by the Committee and if the underlying replaced award was an equity-based award, the replacement award relates to publicly traded equity securities of the Company, or the entity surviving the Company following the change in control and contains terms relating to vesting that are substantially identical to those of the replaced award and other terms and conditions are not less favorable than the terms and conditions of the replaced award.

Unless otherwise determined by the Committee and set forth in the applicable award agreement, upon termination of service other than for cause within 24 months following a change in control,

•

all replacement awards held will vest in full, be free of restrictions, and be deemed to be earned in full (with respect to performance goals, unless otherwise agreed in connection with the change in control, at the greater of (x) the applicable target level and (y) actual performance, as determined by the Committee, through the latest date practicable preceding the termination of service) and

•

any outstanding stock option or stock appreciation right as of the date of the change in control that remains outstanding as of the date of such termination of service may thereafter be exercised until the expiration of its stated full term.

With respect to an award that constitutes nonqualified deferred compensation within the meaning of Section 409A of the Code, a change in control will not constitute a settlement or distribution event with respect to such award unless such change in control is also a change in control for purposes of Section 409A of the Code, provided that such change in control may result in accelerated vesting of such award.

Amendment and Termination of the Plan

The Board or the Committee may amend, alter or discontinue the Plan, but no amendment, alteration or discontinuation may be made that would materially impair the rights of the Participant with respect to a previously granted Award without such Participant’s consent, except such an amendment made to comply with applicable law, including Section 409A of the Code, applicable exchange listing standards or accounting rules. In addition, no amendment may be made without the approval of the Company’s stockholders to the extent such approval is required by applicable law or the listing standards of the applicable exchange. The Plan will become effective on the date that it is approved by the Company’s stockholders and, if not terminated earlier, will expire on the tenth anniversary thereof.

Federal Income Tax Consequences Relating to Equity Awards Granted Under the Plan

The following discussion summarizes certain federal income tax consequences of the issuance, receipt, and exercises of stock options and the granting and vesting of restricted stock and restricted stock units, in each case under the Plan. The summary does not purport to cover federal employment tax or other federal tax consequences that may be associated with the Plan, nor does it cover state, local, or non-U.S. taxes.

•

Nonqualified Options. In general, in the case of a nonqualified stock option, the participant has no taxable income at the time of grant but realizes income in connection with exercise of the option in an amount equal to the excess (at the time of exercise) of the fair market value of the shares acquired upon exercise over the exercise price. A corresponding deduction is available to the Company. Any gain or loss recognized upon a subsequent sale or exchange of the shares is treated as capital gain or loss for which the Company is not entitled to a deduction.

•

Incentive Stock Options. In general, a participant realizes no taxable income upon the grant or exercise of an incentive stock option, and the Company is not entitled to a deduction. The exercise of an incentive stock option, however, may result in an alternative minimum tax liability to the participant. With certain exceptions, a disposition of shares purchased under an incentive stock option within two years from the date of grant or within one year after exercise produces ordinary income to the participant (and a

Item 2: Approval of our 2020 Incentive Plan	ATI 2020 Proxy Statement	43

deduction for the Company) equal to the value of the shares at the time of exercise less the exercise price. Any additional gain recognized in the disposition is treated as a capital gain for which the Company is not entitled to a deduction. If the participant does not dispose of the shares until after the expiration of these one- and two-year holding periods, any gain or loss recognized upon a subsequent sale is treated as a long-term capital gain or loss for which the Company is not entitled to a deduction.

•

Restricted Stock. Unless a participant makes an election to accelerate recognition of the income to the date of grant as described below, the participant will not recognize income, and the Company will not be allowed a tax deduction, at the time a restricted stock award is granted. When the restrictions lapse, the participant will recognize ordinary income equal to the fair market value of the common stock as of that date, less any amount paid for the stock, and the Company will be allowed a corresponding tax deduction at that time. If the participant files an election under Section 83(b) of the Code within 30 days after the date of grant of the restricted stock, the participant will recognize ordinary income as of the date of grant equal to the fair market value of the common stock as of that date, less any amount the participant paid for the common stock, and the Company will be allowed a corresponding tax deduction at that time. Any future appreciation in the common stock will be taxable to the participant at capital gains rates. If, however, the restricted stock award is later forfeited, the participant will not be able to recover the tax previously paid pursuant to his or her Section 83(b) election.

•

Restricted Stock Units. A participant does not recognize income, and the Company will not be allowed a tax deduction, at the time a restricted stock unit is granted. When the restricted stock units vest and are settled for cash or stock, the participant generally will be required to recognize as income an amount equal to the fair market value of the shares on the date of vesting. Any gain or loss recognized upon a subsequent sale or exchange of the stock (if settled in stock) is treated as capital gain or loss for which the Company is not entitled to a deduction.

Clawback Provision

Any Awards or amounts paid in respect thereof that were granted or paid based on financial statements or performance metrics that are subsequently restated or revised may be subject to recovery by the Company. The determination whether to seek recovery of Awards or amounts paid in respect thereof from a Participant will be made by the Committee in its discretion, provided that, such demand will be limited to Awards granted or amounts paid in respect thereof within the three-year period following the first public filing of the document requiring restatement.

Awards to Executives

While the Personnel and Compensation Committee has established general guidelines for its compensation programs for NEOs, which are described in the Compensation Discussion and Analysis section of this Proxy Statement, the designation of specific participants, whether NEOs, executive officers as a group, other employees as a group or non-employee directors as a group, and the amount of any award that may be made under the Plan will be determined in the discretion of the Personnel and Compensation Committee, up to the limitations on individual awards set forth in the Plan. Because awards under the Plan are discretionary, awards are generally not determinable at this time.

Recent Share Price

On March 9, 2020 (the record date for the Annual Meeting), the closing trading price on the New York Stock Exchange for Company Common Stock was $13.27 per share.

Equity Compensation Plan Information

The following table sets forth information regarding the securities authorized for issuance under our equity compensation plans as of March 9, 2020:

(in thousands, except per share amounts) Plan Category	Number of Securities to be Issued upon Exercise of Outstanding Options, Warrants and Rights	Weighted Average Exercise Price of Outstanding Options, Warrants and Rights	Number of Securities Remaining Available for Future Issuance under Equity Compensation Plans (Excluding Securities Reflected in Column (a))
	(a)	(b)

Equity compensation plans approved by stockholders	3,951		2,275

Equity compensation plans not approved by stockholders	—		—

Total	3,951		2,275

44	ATI 2020 Proxy Statement	Item 2: Approval of our 2020 Incentive Plan

Vote Required for Approval

Approval of the Plan requires the affirmative vote of a majority of votes cast by holders of shares of Common Stock present in person or represented by proxy and entitled to vote at the meeting. The Board has approved the Plan and believes it to be in the best interests of the Company and the stockholders.

ATI 2020 Proxy Statement	45

Item 3:

Advisory Vote to Approve the Compensation of the Company’s Named Executive Officers

Each year we ask our stockholders to approve the compensation of ATI’s named executive officers. This proposal, commonly known as a “Say On Pay” proposal, gives our stockholders the opportunity to express their views on our NEOs’ compensation. This vote is not intended to address any specific item of compensation, but rather the overall compensation of our NEOs and the philosophy, policies and practices described in this Proxy Statement.

While this vote is advisory, and not binding on our Company, it provides valuable information to our Personnel & Compensation Committee regarding investor sentiment about our executive compensation philosophy, policies and practices. The Committee will consider the outcome of this vote when determining executive compensation for the remainder of 2020 and in future years.

In 2019, our Say On Pay proposal received the support of nearly 99% of the shares voted at our Annual Meeting. We believe that ATI’s 2019 executive compensation is similarly and appropriately aligned with stockholder interests.

Using Executive Compensation to Create Long-Term Stockholder Value

The Committee continually reviews the compensation program for our NEOs to ensure that it achieves the desired goal of offering total compensation consisting of base salary that is competitive with an identified peer group of companies and incentive opportunities that are performance-oriented and linked to the interests of stockholders.

When casting your Say On Pay vote, we urge you to consider:

Linking compensation to ATI performance

•	Approximately 82% of our CEO’s 2019 compensation opportunity was tied to performance and, therefore, “at risk.” Performance drives pay.

•

Our short-term cash incentive and long-term equity incentive plans are based on the attainment of business plan performance metrics, such as operating profit, EBITDA, net income, cash flow, return on capital, strategic goals, and total stockholder return relative to a peer group.

•	Payments with regard to the performance-vested components of both our annual and long-term incentive programs are made only when at least threshold performance targets are achieved.

Aligning compensation to stockholder interests

•	All of the long-term incentive compensation opportunities for our NEOs are equity-based.

•	The business plan performance metrics that drive our performance-vested compensation programs are metrics that we believe correlate with the achievement of sustained profitable growth.

•	Our stock ownership guidelines for senior executives denote ownership as a multiple of base salary, prescribing 6X ownership for our CEO and 100% retention until ownership guidelines are met.

46	ATI 2020 Proxy Statement	Item 3: Advisory Vote to Approve the Compensation of the Company’s Named Executive Officers

Before voting, we encourage you to read the “Compensation Discussion and Analysis” section to learn more about our executive compensation program.

We ask our stockholders to vote “FOR” the following resolution at the Annual Meeting:

“RESOLVED, that the stockholders of Allegheny Technologies Incorporated approve, on an advisory basis, the compensation of the named executive officers, as disclosed in the Company’s Proxy Statement for the 2020 Annual Meeting of Stockholders, pursuant to the compensation disclosure rules of the Securities and Exchange Commission, including the compensation discussion and analysis, the compensation tables and any related material disclosed in the Company’s Proxy Statement for the 2020 Annual Meeting of Stockholders.”

ATI 2020 Proxy Statement	47

Executive Compensation

COMPENSATION DISCUSSION AND ANALYSIS

This section discusses our executive compensation program and plans for the following “executive officers” of the company:

Robert S. Wetherbee

President and Chief Executive Officer

Kimberly A. Fields

Executive Vice President, Advanced Alloys & Solutions Segment

John D. Sims

Executive Vice President, High Performance Materials & Components Segment

Patrick J. DeCourcy

Former Senior Vice President, Finance and Chief Financial Officer

Kevin B. Kramer

Senior Vice President, Chief Commercial and Marketing Officer

Messrs. Wetherbee, DeCourcy, Sims and Kramer and Ms. Fields are collectively referred to as the “named executive officers,” or “NEOs”. Each of our NEOs is a member of our Executive Council, which also includes other key members of our senior management.

TABLE OF CONTENTS:

48	ATI 2020 Proxy Statement	Compensation Discussion and Analysis 1. Executive Compensation Summary

1.	EXECUTIVE COMPENSATION SUMMARY

Our 2019 Business Performance

For ATI, 2019 was a year of important strategic change and progress. We continued to improve our financial performance and condition in spite of challenging market conditions while remaining an industry leader in on-time delivery of high-quality materials and components. We achieved a number of important objectives and made meaningful progress on strategic imperatives, setting the stage for sustainable, profitable growth in the future. During 2019, we:

Continued to reposition ATI as a growth-oriented aerospace and defense company.

•   17% increase in HPMC airframe product sales.

•   28% increase in HPMC defense market sales, led by sales of materials and components for naval nuclear, military jet engine and space applications.

•   30% increase in FRP aerospace and defense market sales.

Continued to strengthen our balance sheet and liquidity position.

•   Significantly improved free cash flow from operations, ending the year with $491 million in cash on hand, even after reducing long-term debt by $150 million.

•   Extended the term and increased the size of the revolving portion of our Asset-Based Lending facility, ending the year with $450 million of available borrowing capacity, and no outstanding borrowings under the revolving credit facility.

Leveraged our materials science capabilities and unique process technologies, along with our reputation for strong execution, to expand our business with new and existing customers.

•   Earned new long-term customer commitments and increased market share.

Continued measured capital allocation strategy and thoughtful investment to support our growth initiatives. • $168 million in capital expenditures during 2019, in line with investor expectations.

2019 Year End Performance Highlights

Financial and Operational Performance

• Reflects revenue growth in both segments • HPMC segment sales increased 2.7% to $2.4 billion • FRP segment sales of $1.7 billion	• Continued strong performance following three years of significant year over year growth	• Prior year Net Income attributable to ATI was $222M, or $1.61 per share

Key Achievements

•	Disposed of non-core titanium investment castings and industrial forging businesses

•	Disposed of non-core oil and gas mineral rights

•	Extended HRPF carbon steel tolling agreement with NMLK

•	Obtained new long-term contract commitments with key customers

•	Successfully transitioned Board and CEO leadership

Liquidity and Balance Sheet

•	Ended the year with $491 million in cash on hand and $450 million of available borrowing capacity under our revolving credit facility

•	Reduced debt by $150 million

•	Reduced future annual interest expense by approximately $9 million

•	Obtained improved credit ratings

For a more detailed discussion of our business and analysis of our 2019 performance, read our 2019 Annual Report.

Compensation Discussion and Analysis 1. Executive Compensation Summary	ATI 2020 Proxy Statement	49

Our New 2020 Organizational Alignment

We’ve taken steps to align our organizational structure with our strategy, sharpening the focus of our High Performance Materials and Components business and organizing the newly-created Advanced Alloys and Solutions business with a view to optimizing key assets and working to become more cost competitive in the standard stainless steel portion of that business.

ATI’s Business Segments

High Performance Materials & Components (HPMC)

•	Forged Products: broad range of forging capabilities for aerospace & defense, plus other high-performance applications including isothermal, hot-die and closed-die forging.

•	Specialty Materials: broad range of nickel-based, cobalt-based and titanium-based alloy mill products and powers, and additive parts primarily for aero-engine and airframe applications.

Advanced Alloys & Solutions (AA&S)

•	Specialty Alloys & Components: (formerly part of HPMC segment) specialty alloys and refractory metals in all conventional product forms, including custom shapes and near-net shape components.

•	Specialty Rolled Products: (formerly part of Flat Rolled Products segment) specialty-grade flat products formed through unique process capabilities.

•	Standard Stainless Sheet Products: (formerly part of Flat Rolled Products segment) standard stainless sheet products for the North American market, including the A&TS joint venture

•	Other Joint Ventures: (results reported as part of AA&S segment):

•	STAL: precision-rolled stainless strip; and

•	Uniti Titanium: commercially pure titanium products for target markets.

We believe these changes are necessary to meet the near-term challenges to our business and to catalyze value creation for our stockholders by driving achievement of our key priorities for 2020 and beyond.

Pay For Performance

Paying for performance is a key attribute of ATI’s compensation philosophy. Fundamentally, ATI’s executive compensation program links compensation to the achievement of specific, predetermined financial and performance goals that further ATI’s business strategies. As such, a significant portion of our NEOs’ compensation is subject to the achievement of rigorous performance goals and, therefore, is “at risk.” The Company uses three-year performance measurement periods for all but our annual cash incentive plan in recognition of performance over a longer period of time and to mitigate compensation risk. In this way, our programs both reward actual performance and are effective in driving achievement of the Company’s underlying near and longer-term goals.

50	ATI 2020 Proxy Statement	Compensation Discussion and Analysis 1. Executive Compensation Summary

We believe that our compensation program is transparent and easy to understand, performance-driven and appropriately aligned with stockholders’ interests. Our program:

Places significant emphasis on financial results.

•  Awards under our short-term cash incentive program to our CEO and Executive Council members are 90% contingent on ATI’s financial performance. The Personnel and Compensation Committee has the authority to reduce or eliminate the remaining 10% of these awards (which are contingent on the achievement of individual strategic goals) in order to align as closely as possible with stockholder interests.

•  70% of the long-term incentive awards to our NEOs and other senior executives are contingent on our performance over a multi-year period and include a shareholder return component to take into account our performance relative to our peers.

Aligns with our
business strategies and performance.

•  Our long-term incentive program incorporates 3-year equity performance-based incentives that are aligned with our business strategies.

•  Equity awards granted to our CEO and Executive Council are weighted 70% as performance stock units that vest based on our future achievement of financial metrics reflecting our long- term strategies and outlook.

Reflects competitive market data.

•  Compensation levels for our NEOs and other senior executives are reviewed annually in light of market benchmarking data.

•  Our long-term equity incentive plan, adopted in 2017, provides for double- trigger change in control vesting across all awards.

•  We implemented robust stock ownership guidelines for executives, officers and other top leadership positions.

Principal Compensation Components

The following table summarizes the principal components of our executive compensation program. The Committee structures these elements to promote and reward financial performance through a variety of performance metrics and time horizons.

Pay Component	Time Horizon	Nature	Purpose

Base Salary	1 year	Fixed (based on median benchmark)	Attract and retain talent

Annual Performance Bonus	1 year	Variable/”at risk”	Drive near-term corporate and individual performance goals

Performance Stock Units	3 years	Variable/”at risk”	Drive medium-term performance goals

Restricted Stock Units	3 years	Time-based	Retain talent

2019 Pay For Performance

The compensation of our senior executives during 2019 reflects our financial results.

•

2019 Short-term incentive payments were above target due to strong financial performance: Our NEOs received short-term incentive payments under our annual incentive plan for 2019 that ranged from 118.6% to 174.1% of their respective target awards reflecting our strong performance and key achievements during 2019.

•

Multi-year trends in short-term incentive reflect commitment to pay for performance: Our 2019 and 2018 payment of short-term incentive awards at greater-than-target levels followed near-target short-term incentive payments for 2017 and short-term incentive payments for 2016 and 2015 that were either zero or significantly below target. This trend reflects not only the many challenges facing our business during the 2015-2016 timeframe, but also the demonstrable success of our restructuring efforts and growth initiatives and the strong correlation between pay and performance inherent in our executive compensation programs.

•

Long-term incentive results similarly reflect past challenges: Notably, as we sought to transform our business over the last several years, the results of our long-term compensation programs also contributed to below-target annual compensation for our NEOs. Specifically, a substantial portion of the long-term incentive awards granted to our NEOs for the performance periods ended in 2015, 2016 and 2017 did not vest, because the applicable performance criteria (including market performance as reflected in the total shareholder return component of certain awards) were not satisfied. As a consequence, our NEOs’ aggregate realized compensation in 2017 and for several years prior was meaningfully lower than the target total annual compensation established for each of them. Awards with performance periods that ended in 2018, which were paid in early 2019, resulted in payments of 39% of each NEO’s

Compensation Discussion and Analysis 1. Executive Compensation Summary	ATI 2020 Proxy Statement	51

target award. This result reflected improvements in our business in 2017 and 2018 compared to earlier very challenging years. By contrast, our 2017 - 2019 PSU awards settled in early 2020 at 132.9% of target for our NEOs (as described in more detail in the following table).

This result reflects the success of our business in more recent years, including our solid 2018 and 2019 financial performance and Total Shareholder Return for the 2017-2019 performance period that placed ATI in the 80th percentile compared to the performance of our TSR Peer Group, further demonstrating our pay for performance culture.

					2017-2019 Performance Period Results
2017 – 2019 Financial Performance Goals	Relative Weighting (%)	Threshold	Target	Maximum	Actual Performance(2)	Actual Achievement (% of Goal Target)

Net Income(1)	50	$227	$452	$679	$519	114.9%

Return on Invested Capital	50	3.98%	7.96%	11.93%	10.53%	106.3%

						110.6%

+/- 20%TSR Modifier(3)					+20.0%	132.7%

(1)	Threshold, Target, Maximum and Actual Performance dollar amounts shown in millions.

(2)

Actual Performance includes $191 million of adjustments, net of tax at a 10% tax rate, for asset sales, restructuring charges, goodwill impairment, debt extinguishment charges, and special project costs.

(3)

Based on the Company’s Total Shareholder Return for the 2017 – 2019 Performance Period relative to the TSR of a peer group of companies included in the S&P Midcap 400 Industrials and Midcap 400 Materials indices. For more information, please see page 63.

ATI Performance Impact on NEO Compensation

2019 NEO Performance-Based Compensation

Each of our NEOs received cash incentives for 2019 under our short-term incentive program, the 2019 Annual Performance Plan, at levels ranging from 118.6% to 174.1% of their respective target awards. The following table shows the compensation paid to each NEO based on ATI’s recent performance.

Named Executive Officer	2019 Base Salary ($)(1)	2019 Annual Performance Plan (APP) ($)(2)	2017-2019 Performance Restricted Share Units($)(3)

Wetherbee	823,486	1,352,755	947,467

DeCourcy	500,000	646,800	891,732

Fields	375,000	522,300	0

Kramer	480,962	610,629	835,998

Sims	545,962	517,877	947,467

(1)

For the first two months of 2019, the base salary rates for Mr. Kramer and Mr. Sims were $460,000 and $525,000, respectively. For the balance of 2019, their respective base salary rates were $485,000 and $550,000. Ms. Fields joined the Company in April 2019 with a base salary rate for the year of $500,000.

(2)	Reflects awards ranging from 118.6% to 174.1% of target.

(3)

Based on ATI’s achievement of specific financial performance goals for the period from January 1, 2017 through December 31, 2019. The amounts shown reflect achievement at 132.9% of target, including the impact of the “TSR Modifier” component of the 2017-2019 PSU award, and a per share value of $19.44 per share, which was the average of the high and low trading prices for one share of our common stock on the NYSE on February 24, 2020. Ms. Fields joined the Company in April 2019 and, therefore, did not receive a 2017 grant.

2019 NEO Target Compensation Comparison to Realized Compensation

The following comparison of target compensation to realized compensation for our NEOs demonstrates our ongoing commitment to compensating our leadership based on the Company’s performance and placing a significant proportion of senior executive compensation “at risk”:

Named Executive Officer	2019 Target	2019 Realized

Wetherbee	$4,650,000	$3,917,056

DeCourcy	$1,900,000	$2,855,399

Fields	$1,900,000	$1,024,738

Kramer	$1,843,000	$2,675,280

Sims	$2,095,000	$2,881,927

52	ATI 2020 Proxy Statement	Compensation Discussion and Analysis 1. Executive Compensation Summary

Executive Compensation Highlights

WHAT WE DO:

Link compensation to ATI performance.

Performance drives pay. A significant portion of compensation opportunities for our NEOs is variable, meaning it is tied to performance. Cash and equity incentive plans are based on the attainment of business plan performance metrics. Payments are made only when at least threshold performance targets are achieved.

Balanced compensation program.

The compensation program includes complementary but diverse performance goals, a balance of types of compensation, and caps on the amount of compensation that can be awarded.

Compensation aligned with stockholder interests. Long-term incentive compensation opportunities for our NEOs are equity-based and tied to business plan performance metrics.

Double trigger change in control.

Both ATI’s current equity incentive plan, approved by our stockholders in 2017, and our proposed 2020 Incentive Plan, include double trigger change in control provisions that apply to equity awards under those plans.

Independent Compensation Consultant. Our Personnel & Compensation Committee works closely with an independent compensation consultant.

Clawback policy.

Clawback arrangements require the return of compensation to the extent that information used to calculate the achievement of earnings or other performance measures is subsequently determined to be materially incorrect.

Robust stock ownership guidelines for directors and executive management.

Our stock ownership guidelines for management include 6X base salary ownership for the CEO and require 100% retention until ownership guidelines are met.

Limits on severance arrangements. Severance arrangements limited to 2.99X base salary.
Board compensation risk oversight.

WHAT WE DON’T DO:

No employment agreements for executive officers.
No excise tax gross-ups in change in control agreements.
Executive perquisites. We do not pay executive perquisites such as personal air travel, club dues or tax gross-ups.

No hedging transactions or pledging of ATI stock by officers and directors. We prohibit officers and directors from hedging or pledging ATI stock.
No repricing of awards. No previously granted awards can be repriced or surrendered in exchange for new awards.

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2.	OUR COMPENSATION FRAMEWORK AND PHILOSOPHY

Role of the Personnel and Compensation Committee

The Committee’s primary responsibility is to design compensation plans that support the Board’s and management’s long-term strategic vision for ATI and to ensure that those plans support ATI’s goal of creating stockholder value over the long-term. Over the last several years, the Committee has emphasized design clarity and transparency to better communicate with our stockholders and to ensure that our compensation programs are aligned with evolving best practices.

The Committee is composed of five independent, non-employee directors. The Committee has the sole responsibility to carry out ATI’s overarching policy of linking its executive compensation program to the interests of its stockholders. The Committee is responsible for determining compensation for the NEOs and other members of the management Executive Council, which currently is comprised of eight members of senior management, including the CEO. The Committee also has the responsibility for oversight of the Company’s equity plans, variable compensation plans for management employees and management’s implementation of those plans to ensure a continuing source of leadership and succession planning for ATI. In addition, the Committee reviews compliance with independence standards applicable to ATI’s compensation consultant.

Role of Independent Compensation Consultants

The Committee, under its charter, has the sole authority to retain and terminate any compensation consultant used in the evaluation of executive compensation and has the sole authority to approve the retention terms of the consultant, including fees. The compensation consultant retained by the Committee is responsible only to the Committee. The Committee reviews the consultant’s qualifications, including independence. The Committee re-evaluates the consultant’s independence on an ongoing basis. The Committee may, at any time, contact the consultant without interaction from management.

For 2019, the Committee retained Meridian Compensation Partners, LLC, a nationally recognized executive compensation consultant, for benchmarking compensation and program design and advice on a variety of compensation related matters. Meridian, which the Committee determined is independent, provides no other services to ATI. Further, because Meridian is involved only in the business of executive compensation consulting, Meridian does not attempt to sell other services to the Company.

Our Philosophy

The Committee’s approach to compensation is to offer a base salary that is competitive with an identified benchmarking peer group of companies and incentive opportunities that are performance-oriented and linked to the interests of stockholders. The Committee has developed a balance of annual and long-term programs using diverse criteria to discourage inappropriate risk taking. For the NEOs, the program consists of base salary, an annual performance-based cash incentive, longer-term performance-based compensation opportunities and a time-based equity component that is intended to serve as a retention tool.

The Committee views the executive compensation program as a management tool that, through a detailed and quantitative target-setting process, establishes challenging financial performance goals that encourage the management team to achieve or surpass ATI’s business objectives.

The Committee has determined that the executive compensation program should:

•

pay competitively by setting overall target compensation, which is realized when performance targets are met, in line with target compensation at peer companies and other companies and industries with which ATI competes for executive talent;

•	provide performance-oriented incentive pay opportunities that are linked to the interests of stockholders by putting substantial portions of potential compensation at risk;

•	support ATI’s business strategy by tying performance goals to specific annual and longer-term strategic objectives; and

•	retain executives who are essential to driving ATI’s strategies and future growth.

Competitive Compensation

The Committee reviews, with outside compensation consultants and other advisors, the compensation policies and practices at peer companies that ATI competes with for talent and skill sets in the Company’s multiple locations, or that are in our industry and serving our end markets. We use this information to help establish base compensation levels throughout the management organization at the approximate median of these groups. The variable components of our incentive awards provide opportunities to earn additional amounts if performance goals are met or exceeded, but do not pay out if performance goals are not met.

54	ATI 2020 Proxy Statement	Compensation Discussion and Analysis 2. Our Compensation Framework and Philosophy

Performance-Oriented and Linked to the Interests of Stockholders

The Committee believes that the more senior the manager, the larger the percentage of compensation that, over time, should be at risk. The goals and targets used across all management levels include both company-wide financial performance measures as well as pre-set goals within a particular participant’s area of responsibility. They are designed to encourage a team-oriented approach to achieving ATI profitability and strategic objectives and positioning the Company for the future challenges. The Committee scales compensation challenges and opportunities by level of responsibility and focuses performance on the measures that particular managers can most directly influence.

The Committee implements its pay for performance philosophy by using performance metrics that are linked to the interests of stockholders, such as operating profit, EBITDA, net income/earnings, total stockholder return, and/or strategic goals that are designed to help create stockholder value over the long-term. In 2019, performance goals focused on income, EBITDA, cash flow, and ROCE (return on capital employed). ATI’s business plans have focused on internal generation of the funds necessary for sustainable, profitable growth and both product and end market diversification.

Attract and Retain Talent

We designed our compensation program to attract and retain a deep pool of managerial talent, the members of which share ATI’s commitment to enhancing stockholder value in the short- and longer-terms. The Committee believes that the plans and performance goals included in our program will attract, challenge, and retain superior managers experienced in ATI’s businesses and direct their efforts toward achieving specific tasks that the Board and senior management determine to be necessary for profitable growth through business cycles.

Compensation Discussion and Analysis 3. How We Determine Executive Compensation	ATI 2020 Proxy Statement	55

3.	HOW WE DETERMINE EXECUTIVE COMPENSATION

Compensation Setting Process

Setting Compensation Levels and Opportunities

This section explains the Committee’s multi-step process for setting compensation levels and opportunities and validating our pay targets. The table below, and description that follows, summarizes the analyses involved in this process:

Review of Annual and Long-Term Business Plans
Nov. – Feb.	Responsibility/Purpose: Board and management/Aligning incentive compensation with business objectives	How It’s Used: To support determination of performance targets in incentive plans
Individual Performance Assessments
Nov. – Feb.	Responsibility/Purpose: Committee and CEO/Evaluating individual performance of CEO and Executive Council (EC) members (for EC members, based on CEO input)

How It’s Used:

•   To determine each executive’s personal performance relative to the individual goals that comprise the 10% component of his or her short-term incentive award and to determine payments for the award period that recently ended

•   To assist in setting individual award opportunities for the next year/ award cycle

Company Achievement of Performance Goals
Jan. – Feb.	Responsibility/Purpose: Committee and management/Determining award payments based on Company performance in completed performance periods	How It’s Used: Considered when determining appropriate performance goals for upcoming periods
Market and Peer Analysis
Nov. – Feb.	Responsibility/Purpose: Compensation consultants/Setting pay for our executives	How It’s Used: To set competitive base pay and short-term and long-term incentive targets and compensation opportunities for the next year/ award cycle
Pay and Performance Analysis
Ongoing	Responsibility/Purpose: Publicly available financial and compensation information/Evaluating pay and performance to validate individual compensation plans that were established in February	How It’s Used: To assess achievement under the incentive plans relative to Company and peer performance
Tally Sheets
Ongoing	Responsibility/Purpose: Compensation consultants/Internal compensation and benefits data; Evaluating total remuneration and internal pay equity of our executives

How It’s Used:

To evaluate the total remuneration and projected payments to the NEOs under various termination scenarios. This helps to determine if each executive’s compensation package is appropriately aligned with that of internal peers and whether any adjustments to our compensation plans or programs, or an individual’s pay package, is necessary

Stockholder Outreach
Ongoing	Responsibility/Purpose: Board/management/To obtain stockholder feedback on concerns and questions relating to plan design and performance	How It’s Used: To understand expectations of investors and monitor trends in executive compensation from the perspective of stockholders. Used to evaluate compensation policies, practices and plans.

56	ATI 2020 Proxy Statement	Compensation Discussion and Analysis 3. How We Determine Executive Compensation

Near the end of each year, the Board (including members of the Committee) reviews ATI’s annual and long-term business and strategic plans with management. During the first quarter of the following year, the Committee reviews the Company’s year-end financial results and, based on its assessment of ATI’s achievement of the predefined financial goals and objectives, determines the extent to which awards with performance measurement periods that concluded at the end of the previous year are payable. During the first quarter of each fiscal year, the Committee authorizes compensation programs for the year and establishes specific financial performance goals for the performance period or periods applicable to awards under such programs in light of the Board approved business and strategic plans.

The Committee considers which incentive plans, award levels and performance goals would optimize the achievement of ATI’s future business objectives without introducing systemic risk driven by the executive compensation program. The Committee solicits the views of its advisors as to whether the plans under consideration reflect and support achievement of the Company’s short-term and long-term business objectives and strategies. The Committee also approves individual participation levels in the compensation plans for the CEO and members of the management Executive Council and directs executive management to establish participation levels in the plans for other eligible employees within the guidelines given by the Committee. Generally, prospective compensation opportunities under the long-term compensation plans are awarded at the Committee’s February meeting.

Internal Pay Equity

Using market data, our independent compensation consultant advises the Committee on relative compensation among the Executive Council members, including the NEOs. In recognition of his ultimate management responsibility as President and CEO, base pay and compensation opportunities are significantly greater for the CEO than for the other NEOs. As a result, the Committee considers the ratios of CEO compensation opportunities and the compensation opportunities of each of the other NEOs in setting compensation opportunities. The ratio of the 2019 total realized compensation for Mr. Wetherbee, President and Chief Executive Officer, compared to the average of the compensation of the other NEOs, as reflected in the Total Realized Compensation Table, is approximately 1.66:1.

Benchmarking Peer Group

The Committee considers, with information provided by the compensation consultant, compensation practices across a peer group of manufacturing companies. The Committee uses the peer group as a reference in developing its executive compensation program and in determining the competitiveness of its executive compensation levels. The Committee also uses information regarding compensation practices across a broader survey of manufacturing companies as a check against the peer group information. Annually, the Committee reviews the composition of its peer group to ensure that the companies constituting the peer group remain relevant and provide meaningful comparisons for compensation and business purposes. ATI believes that there are no other public companies that engage in the full range of the Company’s specialty materials and components manufacturing, fabrication, marketing and distribution. Therefore, the Committee’s independent compensation consultant developed the following criteria to guide the selection of peer companies for benchmarking compensation. Specifically, peer companies should: 1) be competitors for business and/or executive talent and be primarily from the metals industry or adjacent sectors; 2) have stock prices reasonably correlated with ATI over the past five years indicating sensitivity to similar external market influences and 3) be reflective of the general complexity and business orientation of ATI, including with respect to global footprint, product lines and foreign competition. Generally, the peers selected have:

CRITERIA FOR PEER GROUP COMPANY SELECTION

•   Revenues that approximate 50% to 200% of ATI’s with some flexibility;

•   Capital intensive businesses as indicated by lower asset turnover ratios (i.e., 0.5 to 1.5);

•   Higher stock price volatility, or “beta” (i.e., greater than 1.0);

•   Market capitalization reasonably aligned with ATI; Some flexibility for outliers that may be aligned from different perspectives (i.e., revenues, competition); and

•   Similar number of employees.

Compensation Discussion and Analysis 3. How We Determine Executive Compensation	ATI 2020 Proxy Statement	57

2019 Benchmarking Peer Group

As a result, for performance measurement periods under the executive compensation plans beginning on January 1, 2019, the Benchmarking Peer Group consists of the following companies:

Source: Standard & Poor’s Capital IQ Database (Compustat financials)

Data represents each company’s fiscal year, which may not align with ATI’s fiscal year end of December 31

The peer group used for measuring the Company’s relative total stockholder return (“TSR Peer Group”) is different from the benchmarking peer group. The TSR Peer Group companies, though having a range of sizes, all remain aligned with ATI on the basis of relative similarity to one or more of the aspects of the Company’s businesses. These companies compete in one or more of the markets in which ATI competes, and the risk profiles typically assigned to those companies by the capital markets are similar to ATI. For further information, please see page 63.

Monitoring of Performance and Progress Throughout the Year

The Committee meets regularly during the year to monitor the Company’s performance, as well as the individual performance of members of our management Executive Council, relative to the incentive plan goals. At these meetings, the Committee is provided with current financial data and with internal status reports on key performance measures. The Committee uses this information to:

•	assess management’s interim progress toward achieving the predetermined performance goals and the potential payouts under the various executive compensation plans; and

•	assist in the evaluation of whether the compensation plans continue to support and direct performance as required to achieve the Company’s business goals.

Members of management attend portions of these meetings. The Committee also meets with its outside compensation and other advisors during non-management executive session in order to ensure independent feedback on all compensation related matters.

58	ATI 2020 Proxy Statement	Compensation Discussion and Analysis 4. 2019 Executive Compensation Program

4.	2019 EXECUTIVE COMPENSATION PROGRAM

2019 Executive Compensation Program

Our executive compensation program for 2019 consists of the following elements for our NEOs:

	Plan	Purpose	Relevant Performance Metric and Description
ANNUAL/SHORT TERM INCENTIVE	Base Salary	To provide fair and competitive compensation for individual performance and level of responsibility of position held.	Individual performance	FIXED
	2019 Annual Performance Plan	To provide performance-based annual cash award for ATI and business unit performance to motivate and reward key employees for achieving our short-term business objectives and drive performance.	Mix of metrics, including: • ATI/ Segment EBITDA • Cash flow • Strategic/Individual goals

LONG- TERM INCENTIVE	Long-Term Incentive Plan: Performance Stock Units (“PSUs”) (70%)	To provide performance-based equity compensation in the form of restricted stock units to drive ATI’s earnings and retain key managers.

Awards vest at the end of a three-year performance period based on achievement of specified goals tied to:

•  Net Income (50%)

•  Return on Capital Employed (50%)

•  20% +/- TSR modifier for Executive Council and other leadership participants.

VARIABLE
	Long-Term Incentive Plan: Restricted Stock Units (“RSUs”) (30%)	To enhance the program’s ability to retain participants and drive long-term behavior by allowing for time-based awards.	The RSUs are time-vested awards that generally vest in equal annual installments on the first three anniversaries of the applicable grant date, subject to the award recipients continued employment by the Company.

Summary Analysis of 2019 Compensation

While our legacy long-term incentive programs continued to impact the compensation realized by our NEOs in 2019, base salary and incentive award opportunities for 2019 further reflected both the underlying approach and goals of our current program, which we substantially redesigned in 2016, the challenges that our business faced in recent years and our ongoing success in addressing those challenges, as reflected in our significantly improved financial performance and achievement of other key objectives in 2019. Specifically, for 2019:

•

Base salaries for Mr. Kramer and Mr. Sims increased 5.4% and 4.8%, respectively, compared to 2018, in each case based on market median data for their respective positions. Our Board established Mr. Wetherbee’s base salary in connection with his appointment as our President and Chief Executive Officer effective on January 1, 2019, based on market data and in consultation with our independent compensation consultants, Meridian Partners, and other advisors. Ms. Fields’ base salary was similarly determined based on market data when she joined the Company in April 2019.

•

Our incentive programs promote our “one ATI” philosophy by placing greater emphasis on financial metrics that measure total ATI performance, rather than segment or individual results, for all participants.

•

Our incentive programs are heavily weighted toward performance-contingent awards, particularly for NEOs. Short-term incentive awards to our NEOs for 2019 were 90% contingent on total ATI and (as applicable) segment financial performance and 70% of each 2019 long-term incentive award is performance-vested.

Compensation Discussion and Analysis 4. 2019 Executive Compensation Program	ATI 2020 Proxy Statement	59

The pie charts below show the mix of aggregate NEO compensation by type, form, and length, at target for 2019:

2019 Target Pay Mix

* Does not reflect one-time retention awards granted in 2019, consisting of additional at-risk compensation.

Base Salary

The Committee’s approach to compensation is to offer a base salary that is competitive with an identified benchmarking peer group of companies and incentive opportunities that are performance-oriented and linked to the interests of stockholders. Base salary is determined by market median data for their respective positions, individual performance and competitive pay positioning.

2019 Base Salaries

Named Executive Officer	2019 Base Salary ($)(1)

Wetherbee	823,486

DeCourcy	500,000

Fields	375,000

Kramer	480,962

Sims	545,962

(1)

For the first two months of 2019, the base salary rates for Mr. Kramer and Mr. Sims were $460,000 and $525,000, respectively. For the balance of 2019, their respective base salary rates were $485,000 and $550,000. Ms. Fields joined the Company in April 2019 with a base salary rate for the year of $500,000

Annual Performance Plan (“APP”)

The APP is a short-term cash incentive plan in which approximately 400 key employees (including the NEOs) participate. For Executive Council members, 90% of the performance goals are based on financial metrics, and 10% on strategic/individual goals, as described below.

Financial Metrics for Corporate Participants (including our CEO)

Financial Metrics for Business Segment NEOs

Performance Criteria. The performance goals for the 2019 APP were set in February 2019 based on ATI’s business and operations plans for 2019. Corporate-wide goals are established in a bottom-up process through which each business unit’s business plan and

60	ATI 2020 Proxy Statement	Compensation Discussion and Analysis 4. 2019 Executive Compensation Program

business conditions are separately reviewed in setting targets, as are the expectations for other performance factors at each business unit. The performance goals include a mix of financial targets and strategic and/or individual performance goals.

Level of Difficulty. The Committee sets the APP metrics so that the relative difficulty of achieving the target level is consistent from year to year. The objective is to establish target goals in any given year that are challenging yet achievable, with a much higher level of difficulty to achieve performance that generates the maximum payout.

Award Opportunities. The opportunities for the NEOs under the APP are granted at “threshold,” “target” and “maximum” levels expressed as a percentage of base salary and based on predetermined levels of performance. The Committee sets the potential award ranges as percentages of base salary (the “annual incentive percentage”) for each NEO using comparative market data provided by our compensation consultant. In general, our short-term incentive program is designed so that the payout associated with achieving threshold performance is equal to 50% of target, while the payout associated with achieving the maximum performance level is capped at 200% of target. No payout with respect to the financial performance component is earned for performance below the threshold level.

Individual NEO Goals. While 90% of each NEO’s annual award opportunity under the APP is determined based on performance criteria relating to the financial and/or operational performance of our business, as described above, the remaining 10% of each NEO’s award is determined based on his or her personal performance relative to specific individual strategic goals. These goals are established at the outset of the year and reviewed and approved by the Committee. Each NEO’s performance relative to his or her individual goals is evaluated at the end of the year, through a process that includes personal self-assessments, input and recommendations from our President and CEO and ultimately, review by the Committee, which performs its own assessment of our President and CEO’s personal performance and determines the amount of each NEO award.

Under our APP program, the Committee has expressly reserved the broad discretion to reduce or eliminate any APP award that may otherwise be payable to one or more participants, including each NEO, if any facet of ATI’s financial or operational performance, especially in relation to the Committee’s expectations for workplace safety, the environmental impact of our business or other aspects of our annual performance with the potential to affect the sustainability of our business, is sub-standard in the view of the Committee. This discretion, coupled with the 10% personal goal component of our APP program, provides the Committee with flexibility to ensure that short-term incentives, while largely designed to drive achievement of financial performance goals, also reflect our values and other qualitative considerations that are important to our business and our stakeholders.

2019 Award Opportunities for NEOs

	Annual Incentive Percentage
Named Executive Officer	Below Threshold	Threshold	Target	Maximum

Wetherbee	0%	50%	100%	200%

Other NEOs	0%	40%	80%	160%

To calculate a potential award amount, the target percentage of salary for each NEO is multiplied by a formula based on performance.

Formula

2019 Target and Earned Amounts for Each NEO

	At Target (100%)		Actual
Named Executive Officer	Target (% of Base Salary)	Target Dollar Amount ($)	Actual Weighted Achievement (% of Target)	Earned/Paid Cash Award ($)

Wetherbee	100	823,846	164.2	1,352,755

DeCourcy	80	400,000	161.7	646,800

Fields	80	300,000	174.1	522,300

Kramer	80	384,769	158.7	610,629

Sims	80	436,769	118.6	517,877

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2019 Performance Goals and Achievement Levels for the Named Executive Officers

Messrs. Wetherbee, DeCourcy and Kramer:

The 2019 APP awards for Messrs. Wetherbee, DeCourcy and Kramer were determined by (a) total ATI performance relative to the financial metrics and (b) each such executive’s individual performance relative to individual strategic goals, in each case established at the inception of the awards in February 2019. The following tables describe the relative weighting of each metric and the individual goals, as well as ATI’s and each executive’s relative level of achievement for the year:

		($ in millions)
Financial Performance Goals	Relative Weighting (%)	Threshold	Target	Maximum	2019 Actual Performance(a)	2019 Actual Achievement (% of Goal Target)

ATI EBITDA	60	346	509	602	553	144.5

ATI Cash Flow	30	155	222	295	358	200.0

	90					163.0

(a)

Actual 2019 APP Award performance included certain adjustments to both the EBITDA and Cash Flow metrics, including EBITDA adjustments for debt extinguishment, divestitures, charges and tariff impacts related to our A&T Stainless joint venture, and restructuring charges. Cash flow adjustments include divestitures, U.S. defined benefit pension plan contributions, debt extinguishment and A&T Stainless joint venture impacts.

Aggregate Performance	Financial Performance Goals (90%)	Strategic/Individual Goals (10%)	Total 2019 Achievement (%)	Total 2019 Achievement ($)

Wetherbee	163.0	175	164.2	1,352,755

DeCourcy	163.0	150	161.7	646,800

Kramer	163.0	120	158.7	610,629

Ms. Fields:

The 2019 APP award for Ms. Fields was determined by the achievement of goals relevant to both total ATI performance and performance of the FRP segment, as well as her performance relative to individual strategic goals. Ms. Fields’ 2019 earned award was at 174.1% of target, resulting in an award (pro rated based on her 2019 service beginning in April) of $522,300 as described in the following table:

Performance Goals	Relative Weighting (%)	2019 Actual Performance(a) ($ in millions except days-on-hand)	2019 Actual Achievement (% of Goal Target)

ATI EBITDA	30	553	144.5

FRP EBITDA	30	77	200.0

FRP Cash Flow	15	50	200.0

FRP Days Inventory on-Hand	15	7.4 days	185.0

Individual/Strategic Goals	10		130.0

	100		174.1

(a)

Actual 2019 APP Award performance included the adjustments to the ATI EBITDA metric described above and FRP EBITDA adjustments for A&T Stainless joint venture impacts. FRP cash flow performance includes adjustments related to the A&T Stainless joint venture.

62	ATI 2020 Proxy Statement	Compensation Discussion and Analysis 4. 2019 Executive Compensation Program

Mr. Sims:

The 2019 APP award for Mr. Sims was determined by the achievement of goals relevant to both total ATI performance and performance of the HPMC segment, as well as his performance relative to individual strategic goals. Mr. Sims’ 2019 earned award was at 118.6% of target, resulting in an award of $517,877 as described in the following table:

Performance Goals	Relative Weighting (%)	2019 Actual Performance(a) ($ in millions)	2019 Actual Achievement (% of Goal Target)

ATI EBITDA	30	553	144.5

HPMC EBITDA	30	445	75.7

HPMC Cash Flow	30	344	131.8

Individual/Strategic Goals	10		130.0

	100		118.6

(a)	Actual 2019 APP Award performance included the adjustments to the ATI EBITDA metric described above and HPMC EBITDA and HPMC cash flow adjustments for divestitures.

For further information about ATI financial performance, please see ATI’s Annual Report on Form 10-K for the fiscal year ended December 31, 2019 filed with the SEC.

Long-Term Incentive Plan (“LTIP”)

For our NEOs, 70% of the aggregate award under the long-term incentive portion of our redesigned compensation program, the Long-Term Incentive Plan, or “LTIP,” is performance-based and entirely contingent on the achievement of quantitative performance measures, while the remaining 30% of the LTIP award is time-based to provide retention incentives. Specifically, the LTIP consists of two components, including performance stock units (“PSUs”) that cliff vest based on the achievement of quantitative financial performance metrics over a three-year performance period and restricted stock units (“RSUs”) that vest in three equal annual installments, provided that the recipient remains employed by ATI on the applicable vesting date.

Vehicle	Performance	Vesting	Payout Range

Performance Stock Units (70%)	• Income (50%) • Return on Capital Employed (50%) • h or i TSR Modifier of 20% for Executive Council members and leadership level participants	3—Year performance period

For each Performance Metric*

Threshold = 50% of Target

Target = 100%

Maximum = 200% of Target*

* Resulting minimum payout is 25% of the aggregate target award (i.e., when minimum performance is achieved for one Performance Metric, but not the other). At the inception of the award period, the Committee can reduce the threshold and maximum payout levels at their discretion.

Restricted Stock Units (30%)	N/A	3—Year Ratable Vesting

Individual opportunities under the LTIP are granted at Threshold, Target and Maximum levels, which are expressed as a percentage of base salary.

CEO Leadership Transition and 2019 Retention Awards

In view of our recent CEO leadership transition, our Personnel & Compensation Committee increased the size of the 2019 equity awards granted to certain key executives, including each of Messrs. DeCourcy, Kramer and Sims, on a one-time basis.

•	As a result, Mr. DeCourcy and Mr. Kramer each received a target award equal to 300% of his base salary and Mr. Sims received a target award equal to 350% of his base salary.

•

Consistent with our Long-term Incentive Program, these larger 2019 awards are comprised 70% of PSUs, the payment of which is contingent on the achievement of quantitative performance measures over a three-year performance measurement period, and 30% of RSUs that vest in three equal annual increments and are otherwise subject to the other terms and conditions of the Long-Term Incentive Program.

Compensation Discussion and Analysis 4. 2019 Executive Compensation Program	ATI 2020 Proxy Statement	63

Our Personnel & Compensation Committee intends these awards to reflect ATI’s interest in establishing continued engagement, motivation and retention within the core leadership group throughout our CEO transition process and beyond.

Performance Stock Units

PSUs will vest to the extent that cumulative earnings (defined as income from continuing operations attributable to ATI) and ROCE (defined as net operating profit after taxes divided by average net assets) meet or exceed a Threshold, Target or Maximum level of performance set by the Committee at the beginning of the three-year performance measurement period. ROCE performance is averaged over the three-year performance measurement period. Whether the income or ROCE performance goals are met, and the extent to which the PSUs comprising a particular award vest, will be determined by the Personnel & Compensation Committee at the end of each three-year performance measurement period. When vested, each PSU will convert into a share of the Company’s common stock. No dividends are accumulated or paid on the PSUs.

Total Shareholder Return Adjustment. If the Committee determines that the income and ROIC goals for the 2019-2021 performance measurement period meet or exceed Threshold, the number of shares earned by NEOs may be increased or decreased by up to an additional 20% based on the Company’s TSR relative to the TSR of a peer group of companies, as follows:

TSR Modifier Structure

For 2019 awards, we used a peer group comprised of companies in the S&P Midcap 400 Industrials and Midcap 400 Materials Indices as our TSR peer group.

Restricted Stock Units

RSUs granted under the LTIP vest in equal annual installments on each of the first three anniversaries of their grant date, as long as the award recipient remains an employee of the Company on the relevant vesting date. If and when vested, each RSU converts into a share of Company common stock. No dividends accumulate or are paid on the RSUs.

Legacy Awards

In 2014 and 2015, the Company issued equity awards under certain legacy long-term equity incentive plans, including the Performance/ Restricted Stock Program (“PRSP”) and another separate long-term incentive plan, both of which were discontinued beginning in 2016, when they were replaced with our existing long-term incentive programs, with no new awards being made under either plan. However, because the terms of awards under the PRSP included multi-year performance and/or vesting schedules, legacy PRSP awards continued to impact the compensation realized by our NEOs in 2019 and likewise are expected to affect annual realized compensation for one or more of our NEOs through 2020.

Under the PRSP, shares of performance-vested restricted stock were awarded to participants at the beginning of a three-year performance measurement period. Under the terms of the award, one-half of the stock-based award would vest, if at all, only upon ATI’s achievement of predetermined performance criteria for the applicable three-year performance period, while the remaining half of the award would vest upon the earlier of (i) five years from the date of grant, if the participant remained employed by the Company on that date (or if the participant had retired, died or become disabled), or (ii) the last day of the applicable three-year performance period, if the performance criteria were attained during the performance period.

As noted in the Company’s proxy statements for its 2018 and 2019 Annual Meetings, one-half of each of the 2014-2016 and 2015-2017 awards were forfeited based on the Company’s financial performance during the applicable performance period. The remaining half of the 2014 award vested in February 2019, and the remaining half of the awards granted in 2015, the last year for which awards were made under the PRSP program, vested in February 2020, in each case for NEOs who received such awards and remain employed by ATI at that time or have retired, died or become disabled.

64	ATI 2020 Proxy Statement	Compensation Discussion and Analysis 5. Total Realized Compensation

5.	TOTAL REALIZED COMPENSATION

When making determinations and awards under our incentive plans, the Committee looks to the actual dollar value of awards to be delivered to the NEOs in any given year, as illustrated by the Total Realized Compensation figures below.

Total realized compensation improved significantly in 2018 and 2019 after being meaningfully lower than target for each of our NEOs for the preceding several years. For example:

•	for 2017, Messrs. Wetherbee, DeCourcy, Kramer and Sims received total realized compensation equal to 70.8%, 73.5%, 71.4% and 73.4% of their 2017 target compensation levels, respectively, and

•	for 2016, received 42.0%, 66.3%, 80.3% and 82.4% of target, respectively.

In contrast, 2018 total realized compensation for Messrs. Wetherbee, DeCourcy, Kramer and Sims was 122%,120%, 115% and 122% of target, respectively. The below comparison of 2019 target compensation to realized compensation reflects our continued strong financial performance in 2019.

These multi-year trends demonstrate our ongoing commitment to compensating our leadership based on the Company’s performance and placing a significant proportion of senior executive compensation “at risk”:

2016-2019 Total Realized Compensation as % of Target

2019 Target Compensation Comparison to Total Realized Compensation

Named Executive Officer	2019 Target Compensation	2019 Total Realized Compensation	% of Target Realized

Wetherbee	$4,650,000	$3,917,056	84.2%

DeCourcy	$1,900,000	$2,855,399	150.3%

Fields*	$1,900,000	$1,024,738	53.9%

Kramer	$1,843,000	$2,675,280	145.2%

Sims	$2,096,000	$2,881,927	137.5%

* Ms. Fields joined the Company in April 2019.

Total Realized Compensation is calculated as follows:

v

Compensation Discussion and Analysis 6. Other Compensation Practices and Policies 2019	ATI 2020 Proxy Statement	65

6.	OTHER COMPENSATION PRACTICES AND POLICIES

Stock Ownership Guidelines

The Company maintains the following robust stock ownership guidelines for its executives, including the NEOs. These guidelines are designed to further link these executives’ interests with the interests of stockholders generally:

Executives are required to retain 100% of the after-tax value of shares issued upon the vesting of equity awards until the ownership requirement is satisfied.

We adopted our current guidelines in 2016, transitioning from using a fixed number of shares as the method of determining ownership to targeting a multiple of base salary, which we believe requires a meaningful level of ownership for all NEOs, even during the cyclicality in our markets and declining stock prices.

Each executive subject to the guidelines has until the later of February 25, 2021 or five years from the date of his or her promotion to one of the designated positions, as the case may be, to meet the guideline applicable to his/ her position. Accordingly, our CEO and each other NEO currently meets his or her ownership obligations under the guidelines, by either meeting the prescribed ownership target or proceeding reasonably toward meeting the requirement within the five-year grace period.

2019 NEO Stock Ownership Guidelines Compliance

*

Mr. Wetherbee’s ownership target through December 31, 2018 was 3x base salary, which his current ownership exceeds. When he became the Company’s President and Chief Executive Officer on January 1, 2019, his base salary was increased and his target increased to 6x base. Ms. Fields joined the Company in 2019 and has five years to achieve her ownership guideline. Reflects December 31, 2019 closing price for ATI common stock on the NYSE of $20.66 per share.

No Hedging or Pledging of Stock

ATI policy prohibits directors, officers and key employees from engaging in publicly traded options and hedging transactions with regard to ATI securities. ATI policies also prohibits our officers and directors from pledging ATI stock to secure personal loans.

Adherence to Ethical Standard; Clawback Policy

Incentive awards (paid in cash or equity) are conditioned on adherence to the Company’s Corporate Guidelines for Business Conduct and Ethics, which are published on our website ATImetals.com. We have clawback provisions that provide for the return of compensation to the extent that information used to calculate achievement of earnings or other performance measures is subsequently determined to be materially incorrect (including but not limited to circumstances under which any such inaccuracy results in a financial restatement).

66	ATI 2020 Proxy Statement	Compensation Discussion and Analysis 6. Other Compensation Practices and Policies 2019

Employment Agreements; Change in Control Agreements

ATI does not have any employment agreements with its NEOs.

The Company has change in control agreements with each NEO and certain other executives that provide for severance payments to each such executive in the event he or she is terminated from his or her position in connection with a change in control, as defined in and provided by the agreements. These change in control agreements do not include an excise tax gross-up provision. The change in control agreements are intended to better enable ATI to retain the NEOs in the event that it is the subject of a potential change in control transaction. Based on past advice from its compensation consultant, the Committee believes that the potential payments under these agreements are, individually and in the aggregate, in line with competitive practices.

For a more detailed discussion of these agreements, see the “Employment and Change in Control Agreements” section of this Proxy Statement.

Pension and Retirement Plans

ATI maintains qualified defined benefit pension plans, which have a number of benefit formulas that apply separately to various groups of employees and retirees. Effective December 31, 2014, the Company froze future benefit accruals in the ATI Pension Plan for all participating employees other than those in collectively bargained employment arrangements. Also, effective December 31, 2014, the Company froze the defined benefit-type non-qualified deferred compensation plans in which salaried employees participate, which includes the defined benefit portion of the ATI Benefit Restoration Plan in which Messrs. Wetherbee, DeCourcy, and Sims participate. The Company continues to sponsor a qualified defined contribution plan and a non-qualified defined contribution restoration plan aimed at restoring the effects of limitations on defined contribution accruals imposed by the Code. For more information regarding the pension plans of the NEOs, see the Pension Benefits table and accompanying narrative.

Perquisites

ATI does not generally provide our executives with perquisites, such as the personal use of corporate aircraft without reimbursement to the Company, payment of club membership dues or tax reimbursement arrangements. ATI does provide a parking benefit to the NEOs who work at corporate headquarters on the same terms as provided to a broader group of corporate employees.

Tax Deductibility of Compensation Expense

In evaluating compensation program alternatives, the Committee considers, among other factors, the potential impact on the Company of Section 162(m) of the U.S. Internal Revenue Code, which generally places a $1 million limit on the amount of compensation paid to certain executive officers that a company can deduct in any one year. At the time that the Committee made some of the compensation decisions that impacted the 2019 realized compensation paid to our NEOs, and prior to 2018 changes to Section 162(m), compensation that was performance-based and provided under a stockholder-approved plan generally was exempt from the calculation of the $1 million deduction limit and was therefore deductible. Consequently, certain pre-2018 incentive opportunities established by the Committee for our executive officers were designed in a manner intended to be exempt from Section 162(m)’s deduction limitation, because they are paid based on achievement of pre-determined performance goals established by the Committee under our stockholder-approved equity incentive plan.

The exemption from Section 162(m)’s deduction limit for performance-based compensation was repealed, effective for tax years beginning after December 31, 2017. As a result, despite the Committee’s efforts to structure annual cash incentives and PSUs in a manner intended to be exempt from Section 162(m) and therefore deductible, no assurance can be given that performance-based compensation that was intended to be deductible will in fact be deductible for federal tax purposes because of ambiguities and uncertainties as to the future application and interpretation of Section 162(m), including the uncertain scope of the transition relief under the legislation repealing Section 162(m)’s exemption of performance based compensation from the deduction limit.

While the Committee considers the deductibility of awards as one factor in determining executive compensation, the Committee also looks at other factors in making its decisions and retains the flexibility to award compensation that it determines to be consistent with the goals of our executive compensation program even if the awards are not deductible by the Company for tax purposes. ATI’s pay for performance philosophy is a key tenant of our executive compensation programs, and performance based compensation is therefore likely to remain a central component of our overall executive compensation structure, irrespective of the extent to which such compensation may continue to be deductible for federal income tax purposes.

Compensation Discussion and Analysis Compensation Committee Report	ATI 2020 Proxy Statement	67

COMPENSATION COMMITTEE REPORT

The Personnel and Compensation Committee (referred to in this Report as the “Committee”) has reviewed and discussed the preceding Compensation Discussion and Analysis with Company management. Based on this review and discussion, the Committee recommends to the Board of Directors that the Compensation Discussion and Analysis be included in the Company’s 2020 Proxy Statement. The Committee furnishes this Report for inclusion in the 2020 Proxy Statement and recommends its inclusion in ATI’s Annual Report on Form 10-K.

Submitted by:

PERSONNEL AND COMPENSATION COMMITTEE,

Members:

James E. Rohr, Chairman

Leroy M. Ball, Jr.

Carolyn Corvi

Diane C. Creel

J. Brett Harvey

68	ATI 2020 Proxy Statement	Compensation Discussion and Analysis Summary Compensation Table for 2019

SUMMARY COMPENSATION TABLE FOR 2019

The following Summary Compensation Table sets forth information about the compensation paid by the Company to the Chief Executive Officer, the Chief Financial Officer, and each of the other three most highly compensated executives who were serving as executive officers as of December 31, 2019.

Name and Principal Position	Year	Salary ($)(3)	Bonus ($)(4)	Stock Awards ($)(5)	Non-Equity Incentive Plan Compensation ($)(6)	Change in Pension Value and Non-Qualified Deferred Compensation Earnings ($)(7)	All Other Compensation ($)(8)	Total ($)
Robert S. Wetherbee	2019	823,846	—	3,171,011	1,352,755	56,428	151,266	5,555,306
President and	2018	522,981	—	1,104,837	751,419	—	90,703	2,469,940
Chief Executive Officer	2017	510,000	—	1,092,351	412,488	34,696	56,065	2,105,600
Patrick J. DeCourcy(1)	2019	500,000	—	1,585,490	646,800	123,614	113,044	2,968,948
Former Senior Vice President, Finance	2018	497,308	—	1,052,202	621,794	—	92,109	2,263,413
and Chief Financial Officer	2017	480,000	—	1,028,105	407,040	88,421	55,504	2,059,070
Kimberly A. Fields(2) Executive Vice President, AA&S	2019	375,000	100,000	1,877,191	522,300	—	115,372	2,989,863
Kevin B. Kramer	2019	480,962	—	1,537,930	610,629	—	103,692	2,733,213
Senior Vice President, Chief	2018	458,654	—	968,033	577,134	—	80,587	2,084,408
Commercial & Marketing Officer	2017	446,346	—	963,836	371,360	—	49,933	1,831,475
John D. Sims	2019	545,962	—	2,034,740	517,877	441,659	105,465	3,645,703
Executive Vice President,	2018	522,981	—	1,104,837	564,987	—	90,364	2,283,169
HPMC	2017	510,000	—	1,092,351	414,120	322,100	76,333	2,414,904

(1)	Through January 6, 2020, Mr. DeCourcy served as Senior Vice President, Finance and Chief Financial Officer.

(2)	Ms. Fields joined the Company in April 2019.

(3)	Reflects actual amounts of base salary paid in 2019.

(4)

Ms. Fields received a $100,000 signing bonus when she joined the Company in April 2019, which was intended to incent her to join the Company and to compensate her for incentive compensation that she would forfeit in leaving her prior role.

(5)

Stock awards: The values in this column are based on the aggregate grant date fair value, determined in accordance with FASB ASC Topic 718, of awards made under the Company’s LTIP in 2019. For our NEOs, the 2019 LTIP awards were comprised 70% of PSUs and 30% of time-vested RSUs. The PSUs vest based on performance over a three-year performance period relative to predetermined metrics. The RSUs vest over three years based on employment service, with one-third of the award vesting on each of the first, second and third anniversaries of the grant date. Grant date fair values of the awards are calculated based on the expected outcome of the related performance conditions to which the awards are subject, as applicable. If maximum performance were to be achieved, the 2019 amounts for each NEO would be as follows: Mr. Wetherbee $5,442,050; Mr. DeCourcy, $2,721,010; Ms. Fields, $2,571,112; Mr. Kramer, $2,639,736; and Mr. Sims, $3,491,987. Fair values for the PSU awards at target were estimated using Monte Carlo simulations of stock price correlation, projected dividend yields and other variables over three-year time horizons matching the PSU performance measurement period. The per share fair value of PSU awards made to the NEOs in 2019 was $31.64. The fair value of nonvested restricted stock unit awards, or RSUs, are measured based on the stock price at the grant date. For the 2019 RSU awards, the values were calculated using the average of the high and low trading prices of the Company’s common stock on the date of grant (February 27, 2019), which was $29.26. See Note 16 to the financial statements in the Company’s Annual Report on Form 10-K for the fiscal year ended December 31, 2019 for further information.

(6)	Non-equity Incentive Plan Compensation: Consists of performance-based (and not discretionary) cash awards paid under the 2019 APP.

(7)

Changes in Pension Value and Non-Qualified Deferred Compensation Earnings: The amounts reflect the actuarial change in the present value of the NEO’s benefits under all defined benefit pension plans established by the Company, determined using interest rate and mortality rate assumptions consistent with those used in the Company’s financial statements. Effective December 31, 2014, the Company froze future benefit accruals in the ATI Pension Plan for all participating employees other than those in contractual employment arrangements. Also effective December 31, 2014, the Company froze the defined benefit-type non-qualified deferred compensation plans in which salaried employees participate, which includes the defined benefit portion of the ATI Benefit Restoration Plan in which Messrs. Wetherbee, DeCourcy and Sims participate. In 2019, the discount rate used was 3.4% and had the effect of increasing the pension benefit to the NEOs.

(8)

All Other Compensation: The values of any perquisites are calculated based on the aggregate incremental cost to the Company. The Company does not provide perquisites or personal benefits of air travel or club memberships, or tax reimbursements relating to perquisites or personal benefits. Please see the All Other Compensation Table for 2019 that follows for additional information.

Compensation Discussion and Analysis Summary Compensation Table for 2019	ATI 2020 Proxy Statement	69

All Other Compensation for 2019

Amounts in the “All Other Compensation Column” include the following:

Name	Nonqualified Defined Contribution Plans ($)(1)	Contributions made by the Company to 401(k) and Other Defined Contribution Plans ($)	Insurance Premiums ($)	Other ($)(2)	Total ($)

Robert S. Wetherbee	115,174	26,600	7,920	1,572	151,266

Patrick J. DeCourcy	81,755	24,815	4,902	1,572	113,044

Kimberly A. Fields	6,175	18,200	1,916	89,081	115,372

Kevin B. Kramer	68,629	26,600	6,891	1,572	103,692

John D. Sims	72,285	27,700	5,160	320	105,465

(1)

Amounts relate to the Defined Contribution Restoration Plan. Under the Defined Contribution Restoration Plan, the Company supplements payments received by participants under the Company’s defined contribution plan by accruing benefits on behalf of participants in amounts that are equivalent to the portion of the formula contributions or benefits that cannot be made under such plan due to limitations imposed by the Code. See also the narrative discussion preceding the Non-Qualified Deferred Compensation Table.

(2)

For Messrs. Wetherbee, DeCourcy and Kramer, amounts are for parking. The parking benefit for the NEOs who work at corporate headquarters is provided on the same terms as to a broader group of corporate employees. For Ms. Fields, consists of amounts for the parking benefit and $87,934 related to her relocation. For Mr. Sims, amount includes relocation benefits.

70	ATI 2020 Proxy Statement	Compensation Discussion and Analysis Grants of Plan-Based Awards for 2019

GRANTS OF PLAN-BASED AWARDS FOR 2019

			Estimated Possible Payouts Under Non-Equity Incentive Plan Awards			Estimated Future Payouts Under Equity Incentive Plan Awards(2)(3)			All Other Stock Awards:	All Other Option Awards: Number	Exercise Or Base	Grant Date Fair Value of
Name	Description(1)	Grant Date	Threshold ($)	Target ($)	Maximum ($)	Threshold ($)	Target ($)	Maximum ($)	Number of Shares of Stock (#)	of Securities Underlying Options (#)	Price of Option Awards ($/sh)	Plan-Based Equity Awards ($)(4)

Wetherbee	APP		411,923	823,846	1,647,692

	RSU	2/27/2019							30,763			899,972

	PSU	2/27/2019				17,945	71,782	143,564				2,271,039

	Total		411,923	823,846	1,647,692	17,945	71,782	143,564	30,763			3,171,011

DeCourcy	APP		200,000	400,000	800,000

	RSU	2/27/2019							15,381			449,971

	PSU	2/20/2019				8,973	35,891	71,782				1,135,519

	Total		200,000	400,000	800,000	8,973	35,891	71,782	15,381			1,585,490

Fields	APP		150,000	300,000	480,000

	RSU	5/6/2019							47,540			1,183,271

	PSU	5/6/2019				6,445	25,780	51,560				693,920

	Total		150,000	300,000	480,000	6,445	25,780	51,560	11,382			1,877,191

Kramer	APP		192,385	384,769	769,538

	RSU	2/27/2019							14,920			436,485

	PSU	2/27/2019				8,704	34,814	69,628				101,445

	Total		192,385	384,769	769,538	8,704	34,814	69,628	14,920			1,537,930

Sims	APP		218,385	436,769	873,539

	RSU	2/27/2019							19,740			577,494

	PSU	2/27/2019				11,515	46,060	92,120				1,457,246

	Total		218,385	436,769	873,539	11,515	46,060	92,120	19,740			2,034,740

(1)	Represents the Company’s Annual Performance Plan and Long-Term Incentive Plan, consisting of Performance Stock Units (PSU) and time-vested Restricted Stock Units (RSU).

(2)

In view of our recent CEO leadership transition, our Personnel and Compensation Committee increased the size of the 2019 equity awards granted to certain key executives, including Messrs. DeCourcy, Kramer and Sims, on a one-time basis. Mr. DeCourcy and Mr. Kramer each received a target award equal to 300% of his base salary and Mr. Sims received a target award equal to 350% of his base salary. Consistent with our Long-Term Incentive Program, these larger 2019 awards were comprised 70% of PSUs, the payment of which is contingent on the achievement of quantitative performance measures over a three year period, and 30% of RSUs that vest in three equal annual increments and are otherwise subject to the other terms and conditions of the Long-Term Incentive Program. Our Personnel and Compensation Committee intended these awards to reflect ATI’s interest in the continued engagement, motivation and retention of its core leadership group throughout the CEO transition process.

(3)

The amounts shown for Ms. Fields include, in addition to her annual award, a one-time RSU grant with an aggregate grant date value of $900,000 made to her when she joined the Company in April 2019 and intended to compensate her for equity awards that she forfeited in leaving her prior role.

(4)

The values in this column are based on the aggregate grant date fair value of awards determined in accordance with FASB ASC Topic 718 and correspond to the aggregate values disclosed in the “Stock Awards” column in the Summary Compensation Table.

Compensation Discussion and Analysis Outstanding Equity Awards at Fiscal Year End for 2019	ATI 2020 Proxy Statement	71

OUTSTANDING EQUITY AWARDS AT FISCAL YEAR-END FOR 2019

		Stock Awards(1)
Name	Grant Date	Number of Shares or Units of Stock that Have Not Vested (#)(2)	Market Value of Shares or Units of Stock that Have Not Vested ($)(3)	Equity Incentive Plan Awards: Number of Unearned Shares, Units or Other Rights That Have Not Vested (#)		Equity Incentive Plan Awards: Market or Payout Value of Unearned Shares, Units or Other Rights that Have Not Vested ($)(3)
Wetherbee	2/25/2015	6,646	137,306
	2/23/2017	5,247	108,403
	2/20/2018	7,855	162,284
	2/20/2018			27,492	(4)	567,985
	2/27/2019	30,763	635,564
	2/27/2019			71,782	(5)	1,483,016
		50,511	1,043,557	99,274		2,051,001
DeCourcy	2/25/2015	7,089	146,459
	2/23/2017	4,938	102,019
	2/20/2018	7,481	154,557
	2/20/2018			26,182	(4)	540,920
	2/27/2019	15,381	317,771
	2/27/2019			35,891	(5)	741,508
		34,889	720,806	62,073		1,282,428
Fields	5/6/2019	47,540	982,176
	5/6/2019			25,780	(5)	532,615
		47,540	982,176	25,780		532,615
Kramer	2/25/2015	6,277	129,683
	2/23/2017	4,630	95,656
	2/20/2018	6,882	142,182
	2/20/2018			24,088	(4)	497,658
	2/27/2019	14,920	308,247
	2/27/2019			34,814	(5)	719,257
		32,709	675,768	58,902		1,216,915
Sims	2/25/2015	7,532	155,611
	2/23/2017	5,247	108,403
	2/20/2018	7,855	162,284
	2/20/2018			27,492	(4)	567,985
	2/27/2019	19,740	407,828
	2/27/2019			46,060	(5)	951,600
		40,374	834,126	73,552		1,519,585

(1)

This table relates to shares of (i) performance/restricted stock awarded under the PRSP and (ii) awards under the current LTIP, including time-vested RSUs granted in 2017, 2018 and 2019, which vest ratably in one-third increments over a three-year period, and performance-vested awards, or PSUs, for the performance measurement periods ending in 2019, 2020 and 2021. Half of the PRSP shares awarded in 2015 were forfeited after three years because the Company did not meet the cumulative net income target for that performance period; the remaining one-half of the 2015 award vested on February 25, 2020, generally subject to the continued employment of the participant.

(2)

Consists of shares of time-based restricted stock under the PRSP and RSUs under the LTIP. The number of shares reported in this column represents the number of shares that would be awarded pursuant to the time-based vesting portion of the PRSP grant made in 2015 and the time-vested RSUs granted in 2017, 2018 and 2019.

(3)	Amounts were calculated using $20.66 per share, the closing price of Company Common Stock at December 31, 2019.

(4)

Consists of target PSUs granted under the LTIP in 2018. The number of shares reported represents the number of shares that would be awarded if all applicable performance measures under the 2018 PSU grants are met at the end of the applicable three-year performance measurement period.

(5)

Consists of target PSUs granted under the LTIP in 2019. The number of shares reported represents the number of shares that would be awarded if all applicable performance measures under the 2019 PSU grants are met at the end of the applicable three-year performance measurement period.

The Company does not issue stock option awards and has not issued stock options to its employees since 2003.

72	ATI 2020 Proxy Statement	Compensation Discussion and Analysis Option Exercises and Stock Vested for 2019

OPTION EXERCISES AND STOCK VESTED FOR 2019

	Stock Awards
Name	Number of Shares Acquired on Vesting (#)(1)	Value Realized on Vesting ($)(2)

Wetherbee	70,793	1,589,189

DeCourcy	70,042	1,595,555

Fields	—	—

Kramer	65,120	1,479,997

Sims	75,023	1,712,943

(1)

Consists of: (a) 48,738 shares, 45,871 shares, 43,004 shares and 48,738 shares awarded to Mr. Wetherbee, Mr. DeCourcy, Mr. Kramer and Mr. Sims, respectively, pursuant to their 2017 PSU awards, based on payout at 132.9% of their respective target awards; (b) 8,673 shares, 8,163 shares, 7,228 shares and 8,673 shares that vested for Messrs. Wetherbee, DeCourcy, Kramer and Sims, respectively, on the third anniversary of the grant date for the RSUs granted to each of them in 2016; (c) 5,247 shares, 4,938 shares, 4,630 shares and 5,247 shares that vested for Messrs. Wetherbee, DeCourcy, Kramer and Sims, respectively, on the second anniversary of the grant date for the RSUs granted to each of them in 2017; (d) 3,928 shares, 3,741 shares, 3,441 shares and 3,928 shares that vested for Messrs. Wetherbee, DeCourcy, Kramer and Sims, respectively, on the first anniversary of the grant date for the RSUs granted to each of them in 2018; and (e ) 4,207.340 shares, 7,329.097 shares, 6,817.324 shares, and 8,436.798 shares that vested for Messrs. Wetherbee, DeCourcy, Kramer and Sims, respectively, on the fifth anniversary of the grant date of the 2014 – 2016 PRSP award.

(2)

Amounts were calculated using: (a) $19.44 per share, which was the average of the high and low trading prices of the Company’s common stock on the NYSE on February 25, 2020, with respect to the 2017 PSUs; (b) $29.13 per share, which was the average of the high and low trading prices of the Company’s common stock on the NYSE on February 26, 2019, with respect to the 2016 RSU shares and the 2017 RSU shares; (c) $28.80 per share, which was the average of the high and low trading prices of the Company’s common stock on the NYSE on February 20, 2019, with respect to the 2018 RSU shares; and (d) $29.26 per share, which was the average of the high and low trading prices of the Company’s common stock on the NYSE on February 27, 2019, with respect to the 2014 – 2016 PRSP shares.

The Company does not issue stock option awards and has not issued stock options to its employees since 2003.

PENSION BENEFITS FOR 2019

Name	Plan Name	Years of Credited Service (#)(2)	Present Value of Accumulated Benefit ($)	Payments During Last Fiscal Year ($)
Wetherbee	ATI Pension Plan	3	126,014	—

	ATI Non-Qualified Benefit Restoration Plan	3	167,481	—
DeCourcy	ATI Pension Plan	8	358,094	—

	ATI Non-Qualified Benefit Restoration Plan	8	323,172	—

Fields(1)	N/A	—	—	—

Kramer(1)	N/A	—	—	—
Sims	ATI Pension Plan	17	780,520	—

	ATI Non-Qualified Benefit Restoration Plan	17	1,861,029	—

(1)	Mr. Kramer and Ms. Fields do not participate in any defined benefit plans.

(2)	Years of credited service reflect the number of years of service used for determining benefits for each individual during their participation under the respective plans.

Compensation Discussion and Analysis Non-Qualified Deferred Compensation for 2019	ATI 2020 Proxy Statement	73

Plan	Benefit Formulas and Retirement Information

ATI Pension Plan

Qualified defined benefit plan

The Allegheny Technologies Incorporated Pension Plan (“ATI Pension Plan”) is the result of the mergers of several plans previously sponsored by:

•   Allegheny Ludlum
Corporation (“Allegheny Ludlum”),

•   Teledyne Inc. (“TDY”)

Effective December 31, 2014, the Company froze future benefit accruals under the ATI Pension Plan for all participating employees other than those with contractual employment arrangements.

ATI Pension Plan has a number of benefit formulas that apply separately to various groups of employees and retirees, generally, by work location and job classification. A principal determinant of which formula applied prior to December 31, 2014 is whether the employee was employed by TDY, as in the case of Mr. Sims, at the time the respective companies became members of the controlled group that includes the Company. Mr. DeCourcy’s pension benefit formula includes periods of service with both Allegheny Ludlum and TDY.

Allegheny Ludlum ceased pension accruals under its pension formula in 1988, except for employees who then met certain age and service criteria, which subsequently were frozen on December 31, 2014.

Each formula for Allegheny Ludlum and TDY multiplies years of service by compensation and then by a factor to produce a benefit amount payable as a straight life annuity. That benefit amount is reduced with respect to Social Security amounts payable to determine the annuity amount payable. Participants can choose alternate benefit forms, including survivor benefits. The Allegheny Ludlum and TDY definitions of service and compensation differ somewhat, as do the factors used in the respective formulas. However, the differences in the resulting benefits between the two formulas are small for the NEOs to which they apply.

Normal retirement age under the ATI Pension Plan is age 65. Participants can retire with immediate commencement of an undiscounted accrued benefit at the normal retirement age or after thirty years of service regardless of age for Allegheny Ludlum and TDY participants.

Participants can retire prior to attaining age 65 or thirty years of service with benefit payments discounted for early payment at age 62 with at least ten years of service or, with a greater discount, at age 55 with at least ten years of service.

ATI Benefit Restoration Plan

Non-Qualified benefit plan

Effective December 31, 2014, the Company froze future benefit accruals under the defined benefit portion of the ATI Benefit Restoration Plan, under which Messrs. Wetherbee, DeCourcy, and Sims participated.

Under the non-qualified ATI Benefit Restoration Plan, the Company accrues benefits for the NEOs that restores to eligible NEOs the amounts that cannot be paid to them under the terms of the Company’s defined contribution plans or the defined benefit plan (the ATI Pension Plan), in either case due to the limitations set forth in the Code. All NEOs are eligible to participate in the ATI Benefit Restoration Plan to the extent of benefits that cannot be accrued under the defined contribution plan in which the respective NEO participates.

Distributions under the ATI Benefit Restoration Plan are available only at the times and in the same forms as under the ATI Pension Plan, subject to payment delays to comply with Section 409A of the Code.

NON-QUALIFIED DEFERRED COMPENSATION FOR 2019

Name	Registrant Contributions In Last FY ($)(1)	Aggregate Earnings In Last FY ($)(2)	Aggregate Withdrawals/ Distributions ($)	Aggregate Balance at Last FYE ($)

Wetherbee	115,174	6,945	—	265,793

DeCourcy	81,755	6,922	—	322,347

Fields	6,175	11	—	6,186

Kramer	68,629	6,026	—	206,509

Sims	72,285	8,452	—	314,498

(1)

Reflects contributions made pursuant to the non-qualified defined contribution portion of the ATI Non-Qualified Benefit Restoration Plan. Under the terms of the plan, the participants do not contribute; only the Company contributes to the plan on the participants’ behalf. These amounts are included in the “All Other Compensation” column of the Summary Compensation Table for 2019.

(2)

Aggregate earnings for the ATI Non-Qualified Benefit Restoration Plan are calculated on a daily basis, including current year contributions, multiplied by the interest rate on the Fixed Income Fund investment option in the Company’s qualified defined contribution plan, which averaged 2.37% for 2019.

74	ATI 2020 Proxy Statement	Compensation Discussion and Analysis CEO Pay Ratio

CEO PAY RATIO

For 2019, our last completed fiscal year, the ratio of the annual total compensation of our CEO to the annual total compensation of our median employee was 53:1. This ratio is a reasonable estimate calculated in a manner consistent with Item 402(u) of Regulation S-K.

To identify our median employee and to calculate the annual total compensation of our median employee and that of our CEO, we used the following methodology, assumptions and estimates:

Selection of Determination Date	We selected October 1, 2019, as the date on which we would identify the median employee from our adjusted employee population.

Determination of Adjusted Employee Population

As of October 1, 2019, we had a total of 8,473 U.S. and non-U.S. employees. To establish the population for identifying our median employee, we excluded 208 employees who were on either leave or suspended status, as well as 369 employees located in a number of foreign jurisdictions under the 5% de minimis exception as shown in the table below.

Our remaining employee population as of October 1, 2019 consisted of approximately 7,896 employees working either full time or part time in the United States, Poland or China at our parent company and consolidated subsidiaries, including our majority-owned joint venture, STAL.

	Jurisdiction Excluded from Employee Population (number of employees estimated as of October 1, 2019)				Headcount at October 1, 2019 By Region

	United Kingdom	262	Singapore	3
	Germany	62	Taiwan	3
	France	16	Israel	1
	Japan	8	Italy	1
	Korea	6	Norway	1
	India	5	Spain	1

Identification of Median Employee

We compared the cash compensation, including wages, overtime, salary and bonuses, paid during our fiscal year 2019 for each employee who was included in our adjusted employee population as the consistently applied compensation measure used to identify the median employee among those included in the adjusted employee population.

•   As part of this analysis, we converted the compensation paid to non-U.S. employees from local currency to U.S. dollars using exchange rates in effect on December 31, 2019; and

•   annualized the compensation of each full-time or part-time employee who was hired in 2019 and included the adjusted employee population.

Calculation of Annual Total Compensation

•   We determined the median employee’s 2019 annual total compensation to be $105,245, which is the amount that would have been reported for our median employee in the “Total” column* of our 2019 Summary Compensation Table if he had been a Named Executive Officer for fiscal 2019.

•   We determined the CEO’s 2019 annual total compensation to be $5,555,306 which is the amount reported for Mr. Wetherbee, who served as our CEO throughout 2019, in the “Total” column* of our 2019 Summary Compensation Table.

*See Summary Compensation Table “Total” column (j) on page 68 of this proxy statement.

We believe the methodology, assumptions and estimates described above to be reasonable given our employee population. The SEC rules grant companies significantly flexibility in determining the methodology, assumptions and estimates used to comply with the requirements of this disclosure. As acknowledged by the SEC, this flexibility could reduce the comparability of disclosed pay ratios across companies. Therefore, our pay ratio may not necessarily be representative of or comparable to pay ratios disclosed by other companies in the industry or otherwise.

Compensation Discussion and Analysis Employment and Change In Control Agreements	ATI 2020 Proxy Statement	75

EMPLOYMENT AND CHANGE IN CONTROL AGREEMENTS

Employment Agreements

ATI does not have any employment agreements with its NEOs.

Change in Control Agreements

The Company has agreements with each continuing NEO and other key employees to assure that it will have the continued support of the executive and the availability of the executive’s advice and counsel notwithstanding the possibility, threat or occurrence of a change in control. All members of the management Executive Council and corporate officers have change in control agreements, none of which include any excise tax gross-up provision.

Under the agreements, a “change in control” is defined as:

•   An acquisition by any individual, entity or group (a “Person”) of beneficial ownership of 20% or more of either (1) the then outstanding shares of common stock of the Company or (2) the combined voting power of the then outstanding voting securities of the Company entitled to vote generally in the election of directors;

•   the completion of a tender offer pursuant to which 20% or more of the voting power of Company stock has been acquired, subject to limited exceptions;

•   A change in the composition of the Board such that the individuals who constitute the Board cease for any reason to constitute at least a majority of the Board, subject to limited exceptions for directors who are appointed or nominated for election by the incumbent Board;

•   the occurrence of a successful solicitation electing or removing 50% of the members of the Board or the Board consisting less than 51% of continuing directors;

•   the occurrence of a merger, consolidation, sale or similar business combination transaction, unless:

•   the existing beneficial owners of the Company’s outstanding stock immediately prior to the transaction continue to hold more than 50% of the equity and voting power of the resulting entity,

•   no person beneficially owns 20% or more of the outstanding equity of the resulting entity, except to the extent that such ownership existed prior to the transaction, and

•   at least a majority of the members of the board of directors (or, for a noncorporate entity, equivalent body or committee) of the entity resulting from such Business Combination were members of the Incumbent Board at the time of the execution of the initial agreement, or of the action of the Board, providing for such Business Combination; or

•   approval by the shareholders of the Company of a complete liquidation or dissolution of the Company.

In general, the agreements provide for the payment of severance benefits if a change in control occurs, and within 24 months after the change in control either:

•

the Company terminates the executive’s employment without “cause,” which is defined to mean a felony conviction or plea of guilty to a charge of commission of a felony, breach of fiduciary duty owed to the Company involving personal profit, willful engaging by the executive in gross misconduct that is materially and demonstrably injurious to the Company, or intentional continued failure to perform stated duties after 30 days’ notice to cure; or

the executive terminates employment with the Company for “good reason,” which is defined to mean:

•   a material diminution of duties, responsibilities or status or the assignment of duties inconsistent with position,

•   relocation more than 35 miles from principal job location;

•   reduction in annual salary or material reduction in other compensation or benefits;

•   failure by the Company to cause a successor to assume and agree to perform the Company’s obligations under the agreement; or

•   material diminution in the budget over which the Executive retains authority; or

•   purported termination other than as expressly permitted in the agreement.

76	ATI 2020 Proxy Statement	Compensation Discussion and Analysis Potential Payments Upon Termination

An executive officer entitled to severance benefits under a change in control agreement will be paid a lump sum cash payment generally within thirty days of the date of termination (except to the extent of compensation that is deemed to be “deferred compensation” under Section 409A of the Internal Revenue Code) equal to the sum of:

•

base severance consisting of base salary (based on the highest annual rate of base salary of the executive as in effect within two years prior to either his or her termination or the effective date of the change in control) plus annual cash incentive (at the greater of target for the year in which the change in control occurs or the actual amount paid for the year prior to the year in which the change in control occurs) times a multiple (which is 2.99x for Mr. Wetherbee and 2x for Ms. Fields and Messrs. DeCourcy, Kramer and Sims); and

•

aggregate amounts accrued through the date of termination (including but not limited to accrued but unpaid salary or cash incentive compensation and amounts accrued under any qualified, non-qualified or supplemental employee benefit plan);

•	prorated annual incentive for the then uncompleted year measured at the greater of target or the level of performance achieved through the date of termination projected through the end of the year.

He or she will also be provided:

•

an additional lump sum payment equal to the incremental cost to the executive to maintain continued health and welfare coverage for the executive and, if applicable, his or her eligible dependents, under the Company’s group health plan(s) for a period of 36 months;

•	reimbursement for outplacement services up to $25,000 for Mr. Wetherbee and $15,000 for Ms. Fields and for Messrs. DeCourcy, Kramer and Sims; and

•	for Messrs. Wetherbee, DeCourcy and Sims, credited service and full vesting under certain legacy supplemental pension plans in which they participate.

The agreements have a term of three years, which three-year term will continue to be extended until either party gives written notice that it no longer wants to continue to extend the term. If a change in control occurs during the term, the agreements will remain in effect for the longer of three years or until all obligations of the Company under the agreements have been fulfilled.

The Personnel and Compensation Committee has reviewed the change in control valuation, as well as the purposes and effects of the agreements, and determined that it is in the Company’s best interests to retain the change in control agreements on their terms and conditions.

POTENTIAL PAYMENTS UPON TERMINATION

The tables below reflect estimates of the amount of compensation in addition to the amounts shown in the compensation tables payable to each NEO in the event of termination of such executive’s employment by reason of retirement, death or disability, or within 24 months following a change in control to the extent such termination is without cause or the result of the executive’s resignation for good reason. The amounts shown assume that such termination was effective as of December 31, 2019. The closing price of Company Common Stock on the NYSE on that date was $20.66. The amounts shown are estimates of the amounts that would be paid out to the executives upon their termination under the circumstances specified. For purposes of the tables, calculations are based on the greater of the target award or the value earned for actual performance against the preset performance goals thorough the assumed date of termination. The actual amounts payable can only be determined at the time of such executive’s separation from the Company.

Payments Made Upon Termination

Regardless of the manner in which a NEO’s employment terminates, he may be entitled to receive amounts earned during his term of employment. Such amounts include:

•	non-equity incentive compensation earned during the fiscal year;

•	amounts contributed under the savings portion of the defined contribution plan and the Benefit Restoration Plan;

•	unused vacation pay; and

•	amounts accrued and vested through the ATI Pension Plan.

Payments Made Upon Retirement

In the event of the retirement of a NEO, in addition to the items identified above, he or she will be entitled (subject to the Company’s consent for certain amounts) to receive a prorated share of his or her outstanding equity awards when the shares subject to such awards would otherwise have become payable as a result of the passage of time or the achievement of the applicable performance criteria.

Consent of the Company is required for payments of awards under the long-term compensation plans upon retirement as described.

Compensation Discussion and Analysis Potential Payments Upon Termination	ATI 2020 Proxy Statement	77

Payments Made Upon Death or Disability

In the event of the death or disability of a NEO, in addition to the benefits listed under the headings “Payments Made Upon Termination” and “Payments Made Upon Retirement” above, the NEO may receive benefits under the Company’s disability plan or payments under the Company’s life insurance plan, as appropriate, each as generally available to all salaried employees.

Payments Made Upon a Change in Control

The Company is a party to a change in control severance agreement with each NEO that provides the NEO with payments in the event his or her employment is terminated by the Company for reasons other than cause or by the NEO for good reason (defined to include changes such as diminishment of pay, benefits, title or job responsibilities or transfer from the home office) within 24 months after a change in control. See the information under the caption “Employment and Change in Control Agreements” for definitions.

The tables below illustrate the amount of payments due in various circumstances. As noted, the column “Involuntary Not for Cause Termination or Good Reason Termination by Executive (w/in 24 Months of a Change in Control)” assumes that there was a change in control at the December 31, 2019 closing price of $20.66 per share and all of the NEOs had a triggering event on December 31, 2019 and all cash amounts due, all deferred compensation enhancements, and all potential benefit payments were to be paid in a single lump sum.

Robert S. Wetherbee ($ in thousands):
Executive Benefit and Payments Upon Separation	Retirement	Involuntary Not for Cause Termination or Good Reason Termination by Executive (w/ in 24 months of Change in Control)	Disability	Death

Base Severance:	0	2,467	0	0

Short-Term Incentive Compensation:

APP	0	3,820	0	0

Long-Term Incentive Compensation:

LTIP	378	2,957	378	378

PRSP	133	137	133	133

Other Benefits:

Non-qualified defined contribution plan	0	235	0	0

Non-qualified defined benefit plan(2)	0	54	0	0

Health & Welfare Benefits	0	54	0	0

Outplacement	0	15	0	0

Total	511	9,739	511	511

(1)  Amounts shown for termination as a result of retirement, disability or death exclude the results of the 2017 – 2019 PSUs that vested at a rate of 132.7% of target on December 31, 2019 and the pro-rata portion of remaining PSU awards that may become payable at a future date based on the Company’s actual performance relative to applicable targets.

(2)  The Company froze future benefit accruals under the non-qualified defined benefit pension plan effective December 31, 2014. In the event that Mr. Wetherbee retires, dies or becomes disabled, he (or his beneficiary) is entitled to receive amounts accrued and vested under the ATI Pension Plan, payable in the ordinary course, as described above and under the heading “Pension Benefits for 2019.” As also described above, such amounts are payable on a lump sum basis in the event that he is terminated without cause or resigns for good reason within 24 months following a change in control. The amounts presented above in the change in control column with respect to each such benefit plan represent the additional present value of such lump sum payment of pension benefits.

78	ATI 2020 Proxy Statement	Compensation Discussion and Analysis Potential Payments Upon Termination

Patrick J. DeCourcy ($ in thousands):
Executive Benefit and Payments Upon Separation	Retirement	Involuntary Not for Cause Termination or Good Reason Termination by Executive (w/ in 24 months of Change in Control)	Disability	Death

Base Severance:	0	1,000	0	0

Short-Term Incentive Compensation:

APP	0	1,890	0	0

Long-Term Incentive Compensation:

LTIP(1)	279	1,857	279	279

PRSP	141	146	141	141

Other Benefits:

Non-qualified defined contribution plan	0	95	0	0

Non-qualified defined benefit plan(2)	0	220	0	0

Health & Welfare Benefits	0	49	0	0

Outplacement	0	15	0	0

Total	420	5,272	420	420

(1)  Amounts shown for termination as a result of retirement, disability or death exclude the results of the 2017 – 2019 PSUs that vested at a rate of 132.7% of target on December 31, 2019 and the pro-rata portion of remaining PSU awards that may become payable at a future date based on the Company’s actual performance relative to applicable targets.

(2)  The Company froze future benefit accruals under the non-qualified defined benefit pension plan effective December 31, 2014. In the event that Mr. DeCourcy retires, dies or becomes disabled, he (or his beneficiary) is entitled to receive amounts accrued and vested under the ATI Pension Plan, payable in the ordinary course, as described above and under the heading “Pension Benefits for 2019.” As also described above, such amounts are payable on a lump sum basis if he is terminated without cause or resigns for good reason within 24 months following a change in control. The amounts presented above in the change in control column with respect to each such benefit plan represent the additional present value of such lump sum payment of pension benefits.

Kimberly A. Fields ($ in thousands):
Executive Benefit and Payments Upon Separation	Retirement	Involuntary Not for Cause Termination or Good Reason Termination by Executive (w/ in 24 months of Change in Control)	Disability	Death

Base Severance:	0	1,000	0	0

Short-Term Incentive Compensation:

APP	0	1,322	0	0

Long-Term Incentive Compensation:

LTIP(1)	273	1,515	273	273

PRSP	0	0	0	0

Other Benefits:

Non-qualified defined contribution plan	0	95	0	0

Non-qualified defined benefit plan	0	0	0	0

Health & Welfare Benefits	0	49	0	0

Outplacement	0	15	0	0

Total	273	3,996	273	273

(1)  Amounts shown for termination as a result of retirement, disability or death exclude the pro-rata portion of PSU awards that may become payable at a future date based on the Company’s actual performance relative to applicable targets.

Compensation Discussion and Analysis Potential Payments Upon Termination	ATI 2020 Proxy Statement	79

Kevin B. Kramer ($ in thousands):
Executive Benefit and Payments Upon Separation	Retirement	Involuntary Not for Cause Termination or Good Reason Termination by Executive (w/ in 24 months of Change in Control)	Disability	Death

Base Severance:	0	970	0	0

Short-Term Incentive Compensation:

APP	0	1,765	0	0

Long-Term Incentive Compensation:

LTIP(1)	263	1,763	263	263

PRSP	125	130	125	125

Other Benefits:

Non-qualified defined contribution plan	0	92	0	0

Non-qualified defined benefit plan	0	0	0	0

Health & Welfare Benefits	0	49	0	0

Outplacement	0	15	0	0

Total	388	4,784	388	388

(1)  Amounts shown for termination as a result of retirement, disability or death exclude the results of the 2017 – 2019 PSUs that vested at a rate of 132.7% of target on December 31, 2019 and the pro-rata portion of remaining PSU awards that may become payable at a future date based on the Company’s actual performance relative to applicable targets.

John D. Sims ($ in thousands):
Executive Benefit and Payments Upon Separation	Retirement	Involuntary Not for Cause Termination or Good Reason Termination by Executive (w/ in 24 months of Change in Control)	Disability	Death

Base Severance:	0	1,100	0	0

Short-Term Incentive Compensation:

APP	0	1,648	0	0

Long-Term Incentive Compensation:

LTIP	315	2,198	315	315

PRSP	151	156	151	151

Other Benefits:

Non-qualified defined contribution plan	0	104	0	0

Non-qualified defined benefit plan(2)	0	642	0	0

Health & Welfare Benefits	0	50	0	0

Outplacement	0	15	0	0

Total	466	5,913	466	466

(1)  Amounts shown for termination as a result of retirement, disability or death exclude the results of the 2017 – 2019 PSUs that vested at a rate of 132.7% of target on December 31, 2019 and the pro-rata portion of remaining PSU awards that may become payable at a future date based on the Company’s actual performance relative to applicable targets.

(2)  The Company froze future benefit accruals under the non-qualified defined benefit pension plan effective December 31, 2014. In the event that Mr. Sims retires, dies or becomes disabled, he (or his beneficiary) is entitled to receive amounts accrued and vested under the ATI Pension Plan, payable in the ordinary course, as described above and under the heading “Pension Benefits for 2019.” As also described above, such amounts are payable on a lump sum basis in the event that he is terminated without cause or resigns for good reason within 24 months following a change in control. The amounts presented above in the change in control column with respect to each such benefit plan represent the additional present value of such lump sum payment of pension benefits.

80	ATI 2020 Proxy Statement	Item 4: Ratification of the Selection of Independent Auditors Audit Committee Pre-Approval Policy

Item 4: Ratification of the Selection of Independent Auditors

Ernst & Young LLP (“Ernst & Young”) serves as our independent registered public accounting firm (the “independent auditors”). They have unrestricted access to the Audit Committee to discuss audit findings and other financial matters. The Audit Committee of the Board of Directors believes that Ernst & Young is knowledgeable about ATI’s operations and accounting practices and is well qualified to act in the capacity of independent auditors.

In appointing Ernst & Young as our independent auditors for the fiscal year ending December 31, 2020, and making its recommendation that stockholders ratify the selection, the Audit Committee considered whether the audit and non-audit services Ernst & Young provides are compatible with maintaining the independence of our outside auditors.

If the stockholders do not ratify the selection of Ernst & Young, the Audit Committee will reconsider the selection of Ernst & Young as the Company’s independent auditors.

Representatives of Ernst & Young will be present at the Annual Meeting. They will be given the opportunity to make a statement if they desire to do so, and they will be available to respond to appropriate questions following the Annual Meeting.

AUDIT COMMITTEE PRE-APPROVAL POLICY

Under the Pre-Approval Policy, the Audit Committee reviews and approves all services to be provided by Ernst & Young before the firm is retained to perform any such services. Under this policy, the engagement terms and fees of all audit services and all audit-related services are subject to the approval of the Audit Committee. In addition, while the Committee believes that the independent auditor may be able to provide tax services to the Company without impairing the auditor’s independence, absent unusual circumstances, the Audit Committee does not expect to retain the independent auditor to provide tax services. Under the policy, the Committee has delegated limited pre-approval authority to the Chair of the Committee with respect to permitted, non-tax related services; the Chair is required to report any pre-approval decisions to the Audit Committee at its next scheduled meeting. The Audit Committee pre-approved all audit and non-audit services provided by Ernst & Young in 2019 and 2018.

INDEPENDENT AUDITOR: SERVICES AND FEES

The fees and expenses of Ernst & Young for the indicated services performed during 2019 and 2018 were as follows:

Named Executive Officer	2019	2018

Audit fees	$3,837,920	$4,192,000

Audit-related fees	$131,284	$13,000

Tax fees	$0	$0

All other fees	$4,780	$118,000

Total	$3,973,984	$4,323,000

“Audit fees” consisted of fees related to the annual audit of the Company’s consolidated financial statements and review of the consolidated financial statements in our Quarterly Reports on Form 10-Q, Sarbanes-Oxley Section 404 attestation services, audit and attestation services related to statutory or regulatory filings, the issuance of consents, and captive insurance company audits.

“Audit-related fees” consisted of fees related to certain due diligence services and an audit of a pension plan.

“All other fees” consisted of subscriptions to Ernst & Young’s web-based EYOnline accounting reference library in both periods and, for 2018, due diligence services.

Audit Committee Report Roles and Responsibilities	ATI 2020 Proxy Statement	81

Audit Committee Report

The following is the report of the Audit Committee with respect to the Company’s audited consolidated financial statements for the year ended December 31, 2019.

ROLES AND RESPONSIBILITIES

The Audit Committee monitors and oversees the financial reporting process on behalf of the Board. Management has the primary responsibility for the Company’s internal controls and financial reporting process. The Committee reviews and discusses management’s report on internal control over financial reporting. Ernst & Young LLP, our independent auditor, is responsible for performing an independent audit of ATI’s financial statements in accordance with the standards of the Public Company Accounting Oversight Board (United States), expressing an opinion as to their conformity with U.S. generally accepted accounting principles, and for attesting to the effectiveness of the ATI’s internal control over financial reporting.

REQUIRED DISCLOSURES AND DISCUSSIONS

The Audit Committee has reviewed, met and held discussions with ATI’s management, internal auditors, and the independent auditors regarding the financial statements, including a discussion of quality, not just acceptability, of the Company’s accounting principles, and Ernst & Young’s judgment regarding these matters.

The Audit Committee discussed with the internal auditors and independent auditors matters required to be discussed by the applicable requirements of the Public Company Accounting Oversight Board. The Committee met with the internal auditors and independent auditors, with and without management present, to discuss the results of their examinations, their evaluations of the company’s internal controls over financial reporting, and the overall quality of ATI’s financial reporting. The Audit Committee has also discussed with Ernst & Young matters required to be discussed by applicable auditing standards.

The Audit Committee has received the written disclosures and the letter from Ernst & Young required by applicable requirements of the Public Company Accounting Oversight Board (United States) regarding the independent accountant’s communications with the Audit Committee concerning independence. The Committee also considered the compatibility of non-audit services with Ernst & Young’s independence. This information was also discussed with Ernst & Young.

COMMITTEE RECOMMENDS INCLUDING THE FINANCIAL STATEMENTS IN THE ANNUAL REPORT

Based on the review and discussions referred to above, the Audit Committee recommended to the Board that the audited financial statements be included in our annual report on Form 10-K for the year ended December 31, 2019 as filed with the Securities and Exchange Commission. The Board of Directors has approved this inclusion.

Submitted by:

AUDIT COMMITTEE:

Chair:	John R. Pipski
Members:	Leroy M. Ball, Jr.
Herbert J. Carlisle
James C. Diggs
Marianne Kah
David J. Morehouse

82	ATI 2020 Proxy Statement	Annual Meeting Information 2020 Annual Meeting of Stockholders — Questions and Answers

Annual Meeting Information

2020 ANNUAL MEETING OF STOCKHOLDERS — QUESTIONS AND ANSWERS

1.	Where is the 2020 annual meeting being held?

The 2020 Annual Meeting of Stockholders will be held on Friday, May 8, 2020, at 11:00 a.m. Central Time at The Pfister Hotel, 424 East Wisconsin Avenue, Milwaukee, Wisconsin, 32020.

We are monitoring the emerging public health impact of the coronavirus outbreak (COVID-19). The health and well-being of our employees and stockholders are paramount. If public health developments warrant, we may need to change the location of the Annual Meeting or switch to a virtual meeting format. Any such change will be announced via press release and the filing of additional proxy materials with the Securities and Exchange Commission.

2.	Who is entitled to vote at the annual meeting?

If you held shares of Allegheny Technologies Incorporated common stock, par value $0.10 per share (“Common Stock”), at the close of business on March 9, 2020, you may vote your shares at the annual meeting. On that day, 126,627,355 shares of our Common Stock were outstanding.

In order to vote, you must follow the instruction provided on your proxy card to designate a proxy to vote on your behalf or attend the meeting and vote your shares in person. Please return your proxy as soon as possible to ensure that your shares are represented and will be voted at the meeting, whether or not you plan to attend the meeting.

3.	How do I obtain materials for the annual meeting?

As permitted by SEC rules, we are making this Proxy Statement and ATI’s 2019 Annual Report available to our stockholders electronically via the internet. On or about March 24, 2020, we began mailing to stockholders a Notice of Internet Availability of Proxy Materials containing instructions on how to access this Proxy Statement and the Annual Report and how to vote online. Unless you request a printed copy of the proxy materials by following the instructions for requesting such materials contained in the Notice, you will not receive a printed copy of the proxy materials. This Proxy Statement and our 2019 Annual Report are available to you at envisionreports.com/ATI and on our website at ATImetals.com.

4.	How do I cast my vote?

There are four different ways you may cast your vote. You may vote by:

•	telephone, using the toll-free number listed on each proxy or voting instruction card;

•	the Internet, at the web address provided on each proxy or voting instruction card;

•

marking, signing, dating and mailing each proxy or voting instruction card and returning it in the postage-paid envelope provided. If you return your signed proxy card, but do not mark the boxes showing how you wish to vote on any particular item, your shares will be voted as the Board of Directors recommends for any such items; or

•

attending the meeting and voting your shares in person, if you are a stockholder of record (that is, your shares are registered directly in your name on the Company’s books and are not held in “street name” through a broker, bank or other nominee).

If you are a stockholder of record wishing to vote by telephone or electronically through the Internet, you will need to use the individual control number that is printed on your proxy card in order to authenticate your ownership. The deadline for voting by telephone or the Internet is 11:59 p.m. Eastern Time on May 7, 2020.

If your shares are held in “street name” (that is, they are held in the name of broker, bank or other nominee), or if your shares are held in one of the Company’s savings or retirement plans, you will receive instructions with your materials that you must follow in order to have your shares voted. For voting procedures for shares held in ATI’s savings or retirement plans, see the response to question 14 below.

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5.	What is the difference between holding shares as a stockholder of record and as a beneficial owner?

Most of our stockholders hold their shares through a broker, bank or other nominee rather than directly in their own name. As summarized below, there are some differences between shares held of record and those owned beneficially.

Stockholders of Record. If your shares are registered directly in your name with our transfer agent, Computershare Shareowner Services, you are considered to be the stockholder of record with respect to those shares, and the Notice of Internet Availability of Proxy Materials is being sent directly to you. As the stockholder of record, you have the right to grant your voting proxy directly, to vote electronically, or to vote in person at the Annual Meeting. If you have requested printed materials, we have enclosed a proxy card for you to use.

Beneficial Owners. If your shares are held in a stock brokerage account or by a bank or other nominee, you are considered the beneficial owner of shares held in “street name,” and the Notice of Internet Availability of Proxy Materials is being forwarded to you by your broker, bank or nominee who is considered to be the stockholder of record with respect to those shares. As the beneficial owner, you have the right to direct your broker, bank or nominee on how to vote and are also invited to attend the Annual Meeting. However, since you are not the stockholder of record, you may not vote these shares in person at the Annual Meeting, unless you request, complete and deliver a legal voting proxy from your broker, bank or nominee. If you requested printed materials, your broker, bank or nominee has enclosed a voting instruction card for you to use in directing the broker, bank or nominee regarding how to vote your shares.

6.	How many votes can be cast by all stockholders?

Each share of ATI Common Stock is entitled to one vote. There is no cumulative voting. We had 126,627,355 shares of Common Stock outstanding and entitled to vote on the record date.

7.	How many votes must be present to hold the annual meeting?

A majority of the shares entitled to vote as of the record date must be present in person or by proxy at the Annual Meeting in order to hold the Annual Meeting and conduct business. This is called a “quorum.” Your shares will be counted as present at the Annual Meeting if you properly cast your vote in person, electronically or telephonically, or a proxy card has been properly submitted by you or on your behalf. Both abstentions and broker non-votes are counted as present for the purpose of determining the presence of a quorum.

8.	How many votes are required to elect directors (Item 1)?

Directors are elected by a plurality of the votes cast. This means that the three individuals nominated for election to the Board of Directors who receive the most “FOR” votes (among votes properly cast in person, electronically, telephonically or by proxy) will be elected.

While directors are elected by a plurality of votes cast, our Bylaws include a director resignation policy. This policy states that in an uncontested election, any director nominee who receives a greater number of votes “WITHHELD” from his or her election, as compared to votes “FOR” such election, must tender his or her resignation. The Nominating and Governance Committee of the Board is required to make recommendations to the Board with respect to any such tendered resignation. The Board will act on the tendered resignation within 90 days from the certification of the vote and will publicly disclose its decision, including its rationale.

Only votes “FOR” or “WITHHELD” are counted in determining whether a plurality has been cast in favor of a director nominee; abstentions are not counted for purposes of the election of directors. If you withhold authority to vote with respect to the election of some or all of the nominees, your shares will not be voted with respect to those nominees indicated. For a “WITHHOLD” vote, your shares will be counted for purposes of determining whether there is a quorum and will have a similar effect as a vote against that director nominee for purposes of our director resignation policy.

Full details of our director resignation policy are set forth in our Bylaws, which are available on our website at ATImetals.com.

84	ATI 2020 Proxy Statement	Annual Meeting Information 2020 Annual Meeting of Stockholders — Questions and Answers

9.	How many votes are required to adopt the other proposals (Items 2, 3 and 4)?

All of the other proposals will be approved if in each case they receive the affirmative vote of at least a majority of the shares of ATI Common Stock represented at the Annual Meeting and entitled to vote on the matter. If your shares are represented at the Annual Meeting but you abstain from voting on any of these matters, your shares will be counted as present and entitled to vote on a particular matter for purposes of establishing a quorum, and the abstention will have the same effect as a vote against that proposal.

Your vote on Item 3 (executive compensation) is advisory, which means the result of the vote is non-binding. Although non-binding, the Board and its committees value the opinions of our stockholders and will review and consider the voting result when making future decisions regarding executive compensation.

10.	What if I don’t give specific voting instructions?

Stockholders of Record. If you are a stockholder of record and you indicate when voting by Internet or by telephone that you wish to vote as recommended by our Board, or if you return a signed proxy card but do not indicate how you wish to vote, then your shares will be voted:

•	in accordance with the recommendations of the Board on all matters presented in this Proxy Statement; and

•	as the proxy holders may determine in their discretion regarding any other matters properly presented for a vote at the meeting.

If you indicate a choice with respect to any matter to be acted upon on your proxy card, the shares will be voted in accordance with your instructions.

Beneficial Owners. If you are a beneficial owner and hold your shares in street name and do not provide the organization that holds your shares with voting instructions, the broker or other nominee will determine if it has the discretionary authority to vote on the particular matter. In very limited circumstances, brokers have the discretion to vote on matters deemed to be routine. Under applicable law and the rules of the New York Stock Exchange, brokers generally do not have discretion to vote on most matters. For example, if you do not provide voting instructions to your broker, the broker could vote your shares in its discretion with respect to the proposal to ratify the selection of Ernst & Young LLP as our independent auditors for 2020 (Item 4) because that is deemed to be a routine matter. We encourage you to provide instructions to your broker regarding the voting of your shares.

If you do not provide voting instructions to your broker and the broker has indicated that it does not have discretionary authority to vote on a particular proposal, your shares will be considered “broker non-votes” with regard to that matter. Broker non-votes will be considered as represented for purposes of determining a quorum. Broker non-votes are not counted for purposes of determining the number of votes cast with respect to a particular proposal and are not considered to be shares entitled to vote on non-routine matters. Thus, a broker non-vote will make a quorum more readily obtainable, but the broker non-vote will not otherwise affect the outcome of the vote on Items 1, 2 and 3.

11.	How do I revoke or change my vote?

You may revoke your proxy or change your vote at any time before it is voted at the meeting by:

•	notifying the Corporate Secretary at ATI’s executive office;

•	transmitting a proxy dated later than your prior proxy, either by mail, telephone or Internet; or

•	attending the meeting and voting in person or by proxy (except for shares held in “street name” through a broker, bank or other nominee, or in the Company’s savings or retirement plans).

The latest-dated, timely, properly completed proxy that you submit, whether by mail, telephone or the Internet, will count as your vote. If a vote has been recorded for your shares and you subsequently submit a proxy card that is not properly signed and dated, the previously recorded vote will stand.

12.	What shares are included on the proxy or voting instruction card?

The shares indicated on your proxy or voting instruction card represent those shares registered directly in your name and shares held in the Company’s savings or retirement plans. If you do not cast your vote, your shares (except those held in the Company’s savings or retirement plans) will not be voted. See question 14 for an explanation of the voting procedures for shares in the Company’s savings or retirement plans.

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13.	What does it mean if I receive more than one proxy or voting instruction card?

If your shares are registered differently and are in more than one account, then you will receive more than one card. Please complete and return all of the proxy or voting instruction cards you receive (or vote by telephone or the Internet all of the shares on each of the proxy or voting instruction cards you receive) in order to ensure that all of your shares are voted.

14.	How are shares that I hold in a company savings or retirement plan voted?

If you hold ATI Common Stock in one of the Company’s savings or retirement plans, then you may tell the plan trustee how to vote the shares of Common Stock allocated to your account. You may either sign and return the voting instruction card provided by the plan trustee or transmit your instructions by telephone or the Internet. If you do not transmit instructions, your plan shares will be voted as the plan administrator directs or as otherwise provided in the plan.

The deadline for voting the shares you hold in the Company’s savings or retirement plans by telephone or the Internet is 11:59 p.m. Eastern Time on May 6, 2020.

15.	Is my vote confidential?

ATI maintains a policy of keeping stockholder votes confidential.

16.	Can I, in the future, receive the Notice or other proxy materials over the internet?

Stockholders can elect to view future ATI notices and proxy materials over the Internet instead of receiving paper copies in the mail. This saves us the cost of producing and mailing these documents. Costs normally associated with electronic access, such as usage and telephone charges, will be borne by you.

If you are a stockholder of record and you choose to vote over the Internet, you can choose to receive future materials electronically by following the prompt on the voting page when you vote using the Internet. If you hold your Company stock in street name (such as through a broker, bank or other nominee account), check the information provided by your nominee for instructions on how to elect to view future notices and other materials over the Internet.

Stockholders who choose to view future proxy statements and annual reports over the Internet will receive instructions electronically that contain the Internet address for those materials, as well as voting instructions, approximately six weeks before future meetings, even in cases in which we otherwise mail full printed sets of our proxy materials.

If you enroll to view ATI’s future annual reports and proxy statements electronically and vote over the Internet, your enrollment will remain in effect for all future stockholders’ meetings unless you cancel it. To cancel, stockholders of record should access computershare.com/investor and follow the instructions to cancel your enrollment. You should retain your control number appearing on your enclosed proxy or voting instruction card. If you hold your Company stock in “street name,” check the information provided by your nominee holder for instructions on how to cancel your enrollment.

If at any time you would like to receive a paper copy of the annual report or proxy statement, please write to the Corporate Secretary, Allegheny Technologies Incorporated, 1000 Six PPG Place, Pittsburgh, Pennsylvania 15222-5479.

17.	What is householding?

The term “householding,” means that we will deliver only one Notice of Internet Availability of Proxy Materials to stockholders of record who share the same address and last name unless we have received contrary instructions from you. This procedure reduces our printing costs and mailing costs and fees. Upon written or oral request, we will promptly deliver a separate annual report and proxy statement to any stockholder at a shared address to which a single copy of either of those documents was delivered.

If you would like to receive a printed copy of the annual report or proxy statement for this meeting or opt out of householding, or if you are a stockholder eligible for householding and would like to participate in householding, please send a request addressed to ATI’s Corporate Secretary at 1000 Six PPG Place, Pittsburgh, PA 15222-5479, or call (412) 394-2800. Many brokerage firms have instituted householding. If you hold your shares in “street name,” please contact your bank, broker or other holder of record to request information about householding.

86	ATI 2020 Proxy Statement	Annual Meeting Information 2021 Annual Meeting and Stockholder Proposals

2021 ANNUAL MEETING AND STOCKHOLDER PROPOSALS

Stockholder proposals submitted for inclusion in the proxy statement and form of proxy relating to the 2021 Annual Meeting of Stockholders must be received no later than November 24, 2020. Stockholder proposals should be sent to the Corporate Secretary, Allegheny Technologies Incorporated, 1000 Six PPG Place, Pittsburgh, PA 15222-5479.

If you wish to submit director nominations or other business to be properly brought before an annual meeting, you must give timely notice of your intent to submit a proposal in writing to the Corporate Secretary. For such notices to be timely, notice must be received by the Corporate Secretary not less than 75 days and not more than 90 days before the first anniversary of the date of the preceding year’s annual meeting. For our 2021 Annual Meeting of Stockholders, we must receive any such notice on or after February 7, 2021 and on or before February 22, 2021. The notice must contain certain information specified in the Company’s Certificate of Incorporation and Bylaws.

The Nominating and Governance Committee will consider director candidates recommended by stockholders. The Committee will evaluate stockholder-recommended candidates on the same basis as other candidates. Stockholder recommendations should be sent to the Corporate Secretary at the address above, who will forward the information to the Committee.

Stockholders may obtain copies of our Certificate of Incorporation and Bylaws by writing to the Corporate Secretary at the address set forth above. Copies of our Certificate of Incorporation and Bylaws have been filed with the SEC and can be viewed on our website, ATImetals.com at “About ATI—Corporate Governance.”

OTHER BUSINESS AND INFORMATION

The Company knows of no business to be presented for consideration at the meeting other than the items indicated in the Notice of Annual Meeting. If other matters are properly presented at the meeting, the persons designated as proxies on your proxy card may vote on such matters at their discretion.

Following adjournment of the formal business meeting, Robert S. Wetherbee, President and Chief Executive Officer, will address the meeting and will hold a general discussion period during which the stockholders will have an opportunity to ask questions about the Company and its business.

Annual Report on Form 10-K

Copies of ATI’s Annual Report on Form 10-K, without Exhibits, can be obtained free of charge by written request to the Corporate Secretary, Allegheny Technologies Incorporated, 1000 Six PPG Place, Pittsburgh, Pennsylvania 15222-5479 or by calling (412) 394-2800.

Proxy Solicitation

We pay the cost of preparing, assembling and mailing this proxy-soliciting material. We will reimburse banks, brokers and other nominee holders for reasonable expenses they incur in sending proxy materials to our beneficial stockholders whose stock is registered in the nominee’s name.

ATI has engaged Georgeson Inc., 199 Water Street, 26th Floor, New York, New York 10038 to help solicit proxies from brokers, banks and other nominee holders of Common Stock at a cost of $10,000 plus expenses. Our employees may also solicit proxies for no additional compensation.

On behalf of the Board of Directors:

Elliot S. Davis

Corporate Secretary

Dated: March 24, 2020

ATI 2020 Proxy Statement	A-1

Appendix A

ALLEGHENY TECHNOLOGIES INCORPORATED 2020 INCENTIVE PLAN

SECTION 1. Purpose; Definitions

The purpose of this Plan is to give the Company a competitive advantage in attracting, retaining and motivating officers, employees, directors and/or consultants and to provide the Company and its Subsidiaries and Affiliates with a stock plan providing incentives for future performance of services directly linked to the profitability of the Company’s businesses and increases in Company shareholder value.

For purposes of this Plan, the following terms are defined as set forth below:

(a) “Affiliate” means a company or other entity controlled by, controlling or under common control with the Company.

(b) “Applicable Exchange” means the New York Stock Exchange or such other securities exchange as may at the applicable time be the principal market for the Common Stock.

(c) “Award” means a Stock Option, Stock Appreciation Right, Restricted Stock, Restricted Stock Unit, Performance Unit, Other Stock-Based Award or Cash-Based Award granted pursuant to the terms of this Plan.

(d) “Award Agreement” means a written or electronic document or agreement setting forth the terms and conditions of a specific Award.

(e) “Board” means the board of directors of the Company.

(f) “Business Combination” has the meaning set forth in Section 11(e)(iii).

(g) “Cash-Based Award” means an Award denominated in a dollar amount.

(h) “Cause” means, unless otherwise provided in an Award Agreement, (i) “Cause”, or a term of similar import, as defined in any Individual Agreement to which the Participant is a party as of the Grant Date, or (ii) if there is no such Individual Agreement or if it does not define Cause or a term of similar import: (A) conviction of, or plea of guilty or nolo contendere by, the Participant for committing a felony under federal law or the law of the state in which such action occurred, (B) willful and deliberate failure on the part of the Participant in the performance of his or her employment duties in any material respect, (C) dishonesty in the course of fulfilling the Participant’s employment duties, (D) a material violation of the Company’s ethics and compliance program or (E) prior to a Change in Control, such other events as shall be determined by the Committee. Notwithstanding the general rule of Section 2(c), following a Change in Control, any determination by the Committee as to whether “Cause” exists shall be subject to de novo review.

(i) “Change in Control” has the meaning set forth in Section 11(e).

(j) “Code” means the Internal Revenue Code of 1986, as amended from time to time, and any successor thereto, the Treasury Regulations thereunder and other relevant interpretive guidance issued by the Internal Revenue Service or the Treasury Department. Reference to any specific section of the Code shall be deemed to include such regulations and guidance, as well as any successor provision of the Code.

(k) “Commission” means the Securities and Exchange Commission or any successor agency.

(l) “Committee” means the Committee referred to in Section 2.

(m) “Common Stock” means common stock, $0.10 par value per share, of the Company.

(n) “Company” means Allegheny Technologies Incorporated, a Delaware corporation, or its successor.

(o) “Corporate Transaction” has the meaning set forth in Section 3(d).

(p) “Disability” means, unless otherwise provided in an Award Agreement, (i) ”Disability”, or a term of similar import, as defined in any Individual Agreement to which the Participant is a party, or (ii) if there is no such Individual Agreement or it does not define “Disability” or a term of similar import, permanent and total disability as determined under the Company’s Long-Term Disability Plan applicable to the Participant; provided, however, to the extent necessary to avoid tax penalties under Section 409A of the Code, “Disability means “disability” as defined in Section 409(a)(2)(C) of the Code.

(q) “Disaffiliation” means a Subsidiary’s or an Affiliate’s ceasing to be a Subsidiary or Affiliate for any reason (including as a result of a public offering, or a spinoff or sale by the Company, of the stock of the Subsidiary or Affiliate) or a sale of a division of the Company and its Affiliates.

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(r) “Effective Date” has the meaning set forth in Section 13(a).

(s) “Eligible Individuals” means directors, officers, employees and consultants of the Company or any of its Subsidiaries or Affiliates, and prospective directors, officers, employees and consultants who have accepted offers of employment or consultancy from the Company or its Subsidiaries or Affiliates.

(t) “Exchange Act” means the Securities Exchange Act of 1934, as amended from time to time, and any successor thereto.

(u) “Fair Market Value” means, except as otherwise determined by the Committee, the average of the high and low quoted sales prices of a Share on the Applicable Exchange on the date of measurement or, if Shares were not traded on the Applicable Exchange on such measurement date, then on the next preceding date on which Shares were traded on the Applicable Exchange, as reported by such source as the Committee may select. If there is no regular public trading market for such Common Stock, the Fair Market Value of the Common Stock shall be determined by the Committee in good faith and, to the extent applicable, such determination shall be made in a manner that satisfies Section 409A and Section 422(c)(1) of the Code.

(v) “Forfeiture Amount” has the meaning set forth in Section 15(j)(i).

(w) “Full-Value Award” means any Award other than a Stock Option or Stock Appreciation Right or Cash Based Award.

(x) “Grant Date” means (i) the date on which the Committee by resolution selects an Eligible Individual to receive a grant of an Award and determines the number of Shares, or the formula for earning a number of Shares, to be subject to such Award or the cash amount subject to such Award, or (ii) such later date as the Committee shall provide in such resolution.

(y) “Incentive Stock Option” means any Stock Option designated in the applicable Award Agreement as an “incentive stock option” within the meaning of Section 422 of the Code, and that in fact so qualifies.

(z) “Incumbent Board” has the meaning set forth in Section 11(e)(ii).

(aa) “Individual Agreement” means an employment, consulting or similar agreement between a Participant and the Company or one of its Subsidiaries or Affiliates, and, after a Change in Control, a change in control or salary continuation agreement between a Participant and the Company or one of its Subsidiaries or Affiliates. If a Participant is party to both an employment agreement and a change in control or salary continuation agreement, the employment agreement shall be the relevant “Individual Agreement” prior to a Change in Control, and, the change in control or salary continuation agreement shall be the relevant “Individual Agreement” upon and after a Change in Control.

(bb) “Nonqualified Stock Option” means any Stock Option that is not an Incentive Stock Option.

(cc) “Other Stock-Based Award” means Awards of Common Stock and other Awards that are valued in whole or in part by reference to, or are otherwise based upon, Common Stock, including unrestricted stock, dividend equivalents and convertible debentures.

(dd) “Outstanding Company Common Stock” has the meaning set forth in Section 11(e)(i).

(ee) “Outstanding Company Voting Securities” has the meaning set forth in Section 11(e)(i).

(ff) “Participant” means an Eligible Individual to whom an Award is or has been granted.

(gg) “Performance Goals” means the performance goals established by the Committee in connection with the grant of an Award. Performance Goals may be based on the attainment of specified levels of one or more performance measures established by the Committee, including without limitation: stock price, net income, operating income, gross profit, operating profit, income before taxes, earnings (whether based on earnings, earnings before taxes, earnings before interest and taxes or earnings before interest, taxes, depreciation and amortization), earnings per share, return on investment or working capital, return on capital employed, return on equity, return on assets or operating assets, return or commissioning or qualification of particular capital expenditures or equipment, total shareholder return, economic value added (the amount, if any, by which net operating profit after tax exceeds a reference cost of capital), cash flow (before or after dividends), operating cash flow, cash flow per share (before or after dividends), cost control and/or reductions, balanced scorecard, execution of growth strategy, integration or qualification of acquired businesses, manufacturing cycle time reductions, reductions in inventory, inventory turns, on-time delivery performance and improvements in safety or environmental performance, in each case with respect to the Company or any one or more Subsidiaries, divisions, business units or business segments thereof, either in absolute terms or relative to the performance of one or more other companies (including an index covering multiple companies). The Performance Goals may be adjusted as contemplated by Section 3(d)(iv).

(hh) “Performance Period” means that period established by the Committee at the time any Performance Unit is granted or at any time thereafter during which any Performance Goals specified by the Committee with respect to such Award are to be measured.

(ii) “Performance Unit” means any Award granted under Section 8 of a unit valued by reference to a designated amount of cash or other property other than Shares, which value may be paid to the Participant by delivery of such property as the Committee shall determine, including cash, Shares, or any combination thereof, upon achievement of such Performance Goals during the Performance Period as the Committee shall establish at the time of such grant or thereafter.

Appendix A	ATI 2020 Proxy Statement	A-3

(jj) “Person” has the meaning set forth in Section 11(e)(i).

(kk) “Plan” means the Allegheny Technologies Incorporated 2020 Incentive Plan, as set forth herein and as hereinafter amended from time to time.

(ll) “Replaced Award” has the meaning set forth in Section 11(b).

(mm) “Replacement Award” has the meaning set forth in Section 11(b).

(nn) “Restricted Stock” means an Award granted under Section 6.

(oo) “Restricted Stock Unit” has the meaning set forth in Section 7(a).

(pp) “Restriction Period” has the meaning set forth in Section 6(c)(ii).

(qq) “Retirement” means, except as otherwise provided by the Committee, (i) retirement from active employment with the Company or any Affiliate pursuant to the early or normal retirement provisions of the applicable retirement plan of such employer or (ii) pursuant to the retirement scheme applicable under local law or the local policies and procedures of the Company or any Affiliate.

(rr) “Section 16(b)” has the meaning set forth in Section 12(b).

(ss) “Section 409A CIC” has the meaning set forth in Section 11(f).

(tt) “Separation from Service” has the meaning set forth in Section 1(ccc).

(uu) “Share” means a share of Common Stock.

(vv) “Stock Appreciation Right” means an Award granted under Section 5(b) or 5(c).

(ww) “Stock Option” means an Award granted under Section 5(a).

(xx) “Subsidiary” means any corporation, partnership, joint venture, limited liability company or other entity during any period in which at least a 50% voting or profits interest is owned, directly or indirectly, by the Company or any successor to the Company.

(yy) “Term” means the maximum period during which a Stock Option or Stock Appreciation Right may remain outstanding, subject to earlier termination upon Termination of Service or otherwise, as specified in the applicable Award Agreement.

(zz) “Termination of Service” means the termination of the applicable Participant’s employment with, or performance of services for, the Company and any of its Subsidiaries or Affiliates. Unless otherwise determined by the Committee, (i) if a Participant’s employment with the Company and its Affiliates terminates but such Participant continues to provide services to the Company and its Affiliates in a non-employee capacity, such change in status shall not be deemed a Termination of Service and (ii) a Participant employed by, or performing services for, a Subsidiary or an Affiliate or a division of the Company and its Affiliates shall also be deemed to incur a Termination of Service if, as a result of a Disaffiliation, such Subsidiary, Affiliate or division ceases to be a Subsidiary, Affiliate or division, as the case may be, and the Participant does not immediately thereafter become an employee of, or service provider for, the Company or another Subsidiary or Affiliate. Temporary absences from employment because of illness, vacation or leave of absence and transfers among the Company and its Subsidiaries and Affiliates shall not be considered Terminations of Service. Notwithstanding the foregoing provisions of this definition, with respect to any Award that constitutes a “nonqualified deferred compensation plan” within the meaning of Section 409A of the Code, a Participant shall not be considered to have experienced a “Termination of Service” unless the Participant has experienced a “separation from service” within the meaning of Section 409A of the Code (a “Separation from Service”).

In addition, certain other terms used herein have definitions given to them in the first place in which they are used.

SECTION 2. Administration

(a) Committee. This Plan shall be administered by the Board directly, or if the Board elects, by the Personnel and Compensation Committee or such other committee of the Board as the Board may from time to time designate, which committee shall be composed of not less than two directors, and shall be appointed by and serve at the pleasure of the Board. All references in this Plan to the “Committee” refer to the Board as a whole, unless a separate committee has been designated or authorized consistent with the foregoing.

Subject to the terms and conditions of this Plan, the Committee shall have absolute authority:

(i) To select the Eligible Individuals to whom Awards may from time to time be granted;

(ii) To determine whether and to what extent Incentive Stock Options, Nonqualified Stock Options, Stock Appreciation Rights, Restricted Stock, Restricted Stock Units, Performance Units, Other Stock-Based Awards, Cash-Based Awards or any combination thereof are to be granted hereunder;

(iii) To determine the number of Shares to be covered by each Award granted hereunder or the amount of any Cash-Based Award;

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(iv) To approve the form of any Award Agreement and determine the terms and conditions of any Award granted hereunder, including, but not limited to, the exercise price (subject to Section 5(d)), any vesting condition, restriction or limitation (which may be related to the performance of the Participant, the Company or any Subsidiary or Affiliate) and any vesting acceleration or forfeiture waiver regarding any Award and the Shares relating thereto, based on such factors as the Committee shall determine;

(v) To modify, amend or adjust the terms and conditions of any Award (subject to Sections 5(d) and 5(e)), at any time or from time to time, including, but not limited to, Performance Goals;

(vi) To determine to what extent and under what circumstances Common Stock and other amounts payable with respect to an Award shall be deferred;

(vii) To determine under what circumstances an Award may be settled in cash, Shares, other property or a combination of the foregoing;

(viii) To determine whether, to what extent and under what circumstances cash, Shares and other property and other amounts payable with respect to an Award under this Plan shall be deferred either automatically or at the election of the Participant;

(ix) To adopt, alter and repeal such administrative rules, guidelines and practices governing this Plan as it shall from time to time deem advisable;

(x) To establish any “blackout” period that the Committee in its sole discretion deems necessary or advisable;

(xi) To interpret the terms and provisions of this Plan and any Award issued under this Plan (and any Award Agreement relating thereto);

(xii) To decide all other matters that must be determined in connection with an Award; and

(xiii) To otherwise administer this Plan.

(b) Procedures.

(i) The Committee may act only by a majority of its members then in office, except that the Committee may, except to the extent prohibited by applicable law or the listing standards of the Applicable Exchange and subject to Section 12, allocate all or any portion of its responsibilities and powers to any one or more of its members and may delegate all or any part of its responsibilities and powers to any person or persons selected by it. Any such allocation or delegation may be revoked by the Committee at any time.

(ii) Any authority granted to the Committee may be exercised by the full Board. To the extent that any permitted action taken by the Board conflicts with action taken by the Committee, the Board action shall control.

(c) Discretion of Committee. Subject to Section 1(h), any determination made by the Committee or pursuant to delegated authority under the provisions of this Plan with respect to any Award shall be made in the sole discretion of the Committee or such delegate at the time of the grant of the Award or, unless in contravention of any express term of this Plan, at any time thereafter. All decisions made by the Committee or any appropriately delegated officer pursuant to the provisions of this Plan shall be final, binding and conclusive on all persons, including the Company, Participants and Eligible Individuals. Any determination made by the Committee or pursuant to delegated authority under the provisions of this Plan, including terms and conditions for grant or vesting and the adjustment of Awards need not be the same for each Participant.

(d) Cancellation or Suspension. Subject to Section 5(d), the Committee shall have full power and authority to determine whether, to what extent and under what circumstances any Award shall be canceled or suspended.

(e) Award Agreements. The terms and conditions of each Award (other than a Cash-Based Award), as determined by the Committee, shall be set forth in a written (or electronic) Award Agreement, which shall be delivered to the Participant receiving such Award upon, or as promptly as is reasonably practicable following, the grant of such Award. The effectiveness of an Award (other than a Cash-Based Award) shall be subject to the Participant’s acceptance of the applicable Award Agreement within the time period specified therein (if any).

(f) Minimum Vesting Period. Except for Awards granted with respect to a maximum of five percent of the Shares authorized in the first sentence of Section 3(a), Award Agreements shall not designate a vesting period of less than one year from the Grant Date for an Award or any installment thereof.

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SECTION 3. Common Stock Subject to Plan

(a) Plan Maximums. The maximum number of Shares that may be granted pursuant to Awards under this Plan shall be 4,900,000 Shares (subject to any increase or decrease pursuant to Section 3(d)). The maximum number of Shares that may be granted pursuant to Stock Options intended to be Incentive Stock Options shall be 1,000,000 Shares. Shares subject to an Award under this Plan may be authorized and unissued Shares or Shares held in or acquired for the treasury of the Company, or both. On and after the Effective Date (as defined in Section 13(a)), no new awards may be granted under the Company’s 2017 Incentive Plan, it being understood that (i) awards outstanding under any such plans as of the Effective Date shall remain in full force and effect under such plans according to their respective terms, and (ii) to the extent that any such award granted under the Company’s 2017 Incentive Plan is forfeited, terminates, expires or lapses without being exercised (to the extent applicable), or is settled for cash, the Shares subject to such award not delivered as a result thereof shall again be available for Awards under this Plan; provided, however, that dividend equivalents may continue to be issued under the Company’s existing equity compensation plans in respect of awards granted under such plans which are outstanding as of the Effective Date.

(b) Individual Limits.

(i) No Participant who is not a nonemployee director of the Company may be granted during any calendar year (A) Stock Options and Stock Appreciation Rights covering in excess of 1,000,000 Shares during any calendar year, (B) Full Value Awards covering in excess of 1,000,000 shares during any calendar year, or (C) Cash Awards with a target value in excess of $5 million per year.

(ii) A Participant who is a non-employee director of the Company shall not receive total compensation for any fiscal year that exceeds $850,000. For purposes hereof, total compensation is the sum of (A) the grant date fair value of any equity or equity-based Awards mandatorily granted to such non-employee director of the Company during such fiscal year, (B) the initial amount of any cash-denominated Awards mandatorily granted to such non-employee director during such fiscal year, and (C) the amount of cash fees payable to such non-employee director in respect of such service during any fiscal year, including any such cash fees that are voluntarily deferred by the non-employee directors.

(c) Rules for Calculating Shares Delivered. To the extent that any Award is forfeited, terminates, expires or lapses instead of being exercised, or any Award is settled for cash, the Shares subject to such Awards that are not delivered shall again be available for Awards under this Plan. If the exercise price of, and/or the tax withholding obligations relating to, any Stock Option or Stock Appreciation Right is satisfied by delivering Shares (either actually or through a signed document affirming the Participant’s ownership and delivery of such Shares) or withholding Shares relating to such Award, the gross number of Shares subject to the Stock Option or Stock Appreciation Right shall nonetheless be deemed to have been granted for purposes of the first sentence of Section 3(a). If the tax withholding obligations relating to any Full-Value Award are satisfied by delivering Shares (either actually or through a signed document affirming the Participant’s ownership and delivery of such Shares) or withholding Shares related to such Full-Value Award, the net number of Shares subject to the Award after payment of the tax withholding obligations shall be deemed to have been granted for purposes of the first sentence of Section 3(a).

(d) Adjustment Provisions.

(i) In the event of a merger, consolidation, acquisition of property or shares, stock rights offering, liquidation, disposition for consideration of the Company’s direct or indirect ownership of a Subsidiary or Affiliate (including by reason of a Disaffiliation), or similar event affecting the Company or any of its Subsidiaries (each, a “Corporate Transaction”), the Committee or the Board may in its discretion make such substitutions or adjustments as it deems appropriate and equitable to (A) the aggregate number and kind of Shares or other securities reserved for issuance and delivery under this Plan, (B) the various maximum limitations set forth in Sections 3(a) and 3(b) upon certain types of Awards and upon the grants to individuals of certain types of Awards, (C) the number and kind of Shares or other securities subject to outstanding Awards; and (D) the exercise price of outstanding Awards.

(ii) In the event of a stock dividend, stock split, reverse stock split, reorganization, share combination, or recapitalization or similar event affecting the capital structure of the Company, or a Disaffiliation, separation or spinoff, in each case without consideration, or other extraordinary dividend of cash or other property to the Company’s shareholders, the Committee or the Board shall make such substitutions or adjustments as it deems appropriate and equitable to (A) the aggregate number and kind of Shares or other securities reserved for issuance and delivery under this Plan, (B) the various maximum limitations set forth in Sections 3(a) and 3(b) upon certain types of Awards and upon the grants to individuals of certain types of Awards, (C) the number and kind of Shares or other securities subject to outstanding Awards; and (D) the exercise price of outstanding Awards.

(iii) In the case of Corporate Transactions, such adjustments may include (A) the cancellation of outstanding Awards in exchange for payments of cash, property or a combination thereof having an aggregate value equal to the value of such Awards, as determined by the Committee or the Board in its sole discretion (it being understood that in the case of a Corporate Transaction with respect to which shareholders of Common Stock receive consideration other than publicly traded equity securities of the ultimate surviving entity, any such determination by the Committee that the value of a Stock Option or Stock Appreciation Right shall for this purpose be deemed to equal the excess, if any, of the value of the consideration being paid for each Share pursuant to such Corporate Transaction over the exercise price of such Stock Option or Stock Appreciation Right shall conclusively be deemed valid); (B) the substitution of other property (including cash or other securities of the Company and securities of entities other than the Company) for the Shares subject to outstanding Awards; and (C) in connection with any Disaffiliation, arranging for the assumption of Awards,

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or replacement of Awards with new awards based on other property or other securities (including other securities of the Company and securities of entities other than the Company), by the affected Subsidiary, Affiliate, or division or by the entity that controls such Subsidiary, Affiliate, or division following such Disaffiliation (as well as any corresponding adjustments to Awards that remain based upon Company securities).

(iv) The Committee may adjust the Performance Goals applicable to any Awards to reflect any items that are unusual in nature or occur infrequently, impact of charges for restructurings, discontinued operations, and the cumulative effects of accounting or tax changes, each as defined by generally accepted accounting principles or as identified in the Company’s financial statements, notes to the financial statements, management’s discussion and analysis or other Company filings with the Commission, or as otherwise determined by the Committee in its reasonable discretion.

(v) Any adjustments made pursuant to this Section 3(d) to Awards that constitute nonqualified deferred compensation within the meaning of Section 409A of the Code shall be made in compliance with the requirements of Section 409A of the Code; and any adjustments made pursuant to Section 3(d) to Awards that are not considered “deferred compensation” subject to Section 409A of the Code shall be made in such a manner as to ensure that after such adjustments, either (A) the Awards continue not to be subject to Section 409A of the Code or (B) there does not result in the imposition of any penalty taxes under Section 409A of the Code in respect of such Awards.

(e) Character of Shares. Any Shares issued hereunder may consist, in whole or in part, of authorized and unissued Shares, treasury Shares or Shares purchased in the open market or otherwise.

SECTION 4. Eligibility

Awards may be granted under this Plan to Eligible Individuals; provided, however, that Incentive Stock Options may be granted only to employees of the Company and its subsidiaries or parent corporation (within the meaning of Section 424(f) of the Code).

SECTION 5. Stock Options and Stock Appreciation Rights

(a) Types of Stock Options. Stock Options may be granted alone or in addition to other Awards granted under this Plan and may be of two types: Incentive Stock Options and Nonqualified Stock Options. The Award Agreement for a Stock Option shall indicate whether the Stock Option is intended to be an Incentive Stock Option or a Nonqualified Stock Option.

(b) Stock Appreciation Rights. Upon the exercise of a Stock Appreciation Right, the Participant shall be entitled to receive an amount in cash, Shares, or both, in value equal to the product of (i) the excess of the Fair Market Value of one Share over the exercise price of the applicable Stock Appreciation Right, multiplied by (ii) the number of Shares in respect of which the Stock Appreciation Right has been exercised. The applicable Award Agreement shall specify whether such payment is to be made in cash or Common Stock or both, or shall reserve to the Committee or the Participant the right to make that determination prior to or upon the exercise of the Stock Appreciation Right.

(c) Exercise Price; Prohibition on Repricing. The exercise price per Share subject to a Stock Option or Stock Appreciation Right shall be determined by the Committee and set forth in the applicable Award Agreement, and shall not be less than the Fair Market Value of a Share on the applicable Grant Date. In no event may any Stock Option or Stock Appreciation Right granted under this Plan be amended, other than pursuant to Section 3(d), to decrease the exercise price thereof, be cancelled in exchange for cash or other Awards or in conjunction with the grant of any new Stock Option or Stock Appreciation Right with a lower exercise price, or otherwise be subject to any action that would be treated, under the Applicable Exchange listing standards or for accounting purposes, as a “repricing” of such Stock Option or Stock Appreciation Right, unless such amendment, cancellation, or action is approved by the Company’s shareholders.

(d) Term. The Term of each Stock Option and each Stock Appreciation Right shall be fixed by the Committee, but no Stock Option or Free-Standing SAR shall be exercisable more than 10 years after its Grant Date.

(e) Exercisability. Except as otherwise provided herein, Stock Options and Stock Appreciation Rights shall be exercisable at such time or times and subject to such terms and conditions as shall be determined by the Committee.

(f) Delivery; Rights of Shareholders. A Participant shall not be entitled to delivery of Shares pursuant to the exercise of a Stock Option or Stock Appreciation Right until the exercise price therefor has been fully paid and applicable taxes have been withheld. Except as otherwise provided in Section 5(i), a Participant shall have all of the rights of a shareholder of the Company holding the class or series of Common Stock that is subject to such Stock Option or Stock Appreciation Right (including, if applicable, the right to vote the applicable Shares), when the Participant (i) has given written notice of exercise, (ii) if requested, has given the representation described in Section 15(a) and (iii) in the case of a Stock Option, has paid in full for such Shares.

(g) Nontransferability of Stock Options and Stock Appreciation Rights. No Stock Option or Stock Appreciation Right shall be transferable by a Participant other than, for no value or consideration, (i) by will or by the laws of descent and distribution; or (ii) in the case of a Nonqualified Stock Option or Stock Appreciation Right, as otherwise expressly permitted by the Committee including, if so permitted, pursuant to a transfer to such Participant’s family members, whether directly or indirectly or by means of a trust or partnership or otherwise (for purposes of this Plan, unless otherwise determined by the Committee, “family member” shall have the meaning given to

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such term in General Instructions A.1(a)(5) to Form S-8 under the Securities Act of 1933, as amended, and any successor thereto). Any Stock Option or Stock Appreciation Right shall be exercisable, subject to the terms of this Plan, only by the Participant, the guardian or legal representative of the Participant, or any person to whom such stock option is transferred pursuant to this Section 5(g), it being understood that the term “holder” and “Participant” include such guardian, legal representative and other transferee; provided, however, that the term “Termination of Service” shall continue to refer to the Termination of Service of the original Participant.

(h) Termination of Service. The effect of a Participant’s Termination of Service on any Award of Stock Options or Stock Appreciation Rights then held by such Participant shall be set forth in the applicable Award Agreement or any other document approved by the Committee and applicable to such Award.

(i) Additional Rules for Incentive Stock Options. Notwithstanding any other provision of this Plan to the contrary, no Stock Option that is intended to qualify as an Incentive Stock Option may be granted to any Eligible Individual who at the time of such grant owns stock possessing more than 10% of the total combined voting power of all classes of stock of the Company or of any Subsidiary, unless at the time such Stock Option is granted the exercise price is at least 110% of the Fair Market Value of a Share and such Stock Option by its terms is not exercisable after the expiration of five years from the date such Stock Option is granted. In addition, the aggregate Fair Market Value of the Common Stock (determined at the time a Stock Option for the Common Stock is granted) for which Incentive Stock Options are exercisable for the first time by a Participant during any calendar year, under all of the incentive stock option plans of the Company and of any Subsidiary, may not exceed $100,000. To the extent a Stock Option that by its terms was intended to be an Incentive Stock Option exceeds this $100,000 limit, the portion of the Stock Option in excess of such limit shall be treated as a Nonqualified Stock Option.

(j) Dividends and Dividend Equivalents. Dividends (whether paid in cash or Shares) and dividend equivalents may not be paid or accrued on Stock Options or Stock Appreciation Rights; provided that Stock Options and Stock Appreciation Rights may be adjusted under certain circumstances in accordance with the terms of Section 3(d).

SECTION 6. Restricted Stock

(a) Administration. Shares of Restricted Stock are actual Shares issued to a Participant and may be awarded either alone or in addition to other Awards granted under this Plan. The Committee shall determine the Eligible Individuals to whom and the time or times at which grants of Restricted Stock will be awarded, the number of Shares to be awarded to any Eligible Individual, the conditions for vesting, the time or times within which such Awards may be subject to forfeiture and any other terms and conditions of the Awards, in addition to those contained in Section 6(c).

(b) Book Entry Registration or Certificated Shares. Shares of Restricted Stock shall be evidenced in such manner as the Committee may deem appropriate, including book-entry registration or issuance of one or more stock certificates. If any certificate is issued in respect of Shares of Restricted Stock, such certificate shall be registered in the name of the Participant and shall bear an appropriate legend referring to the terms, conditions, and restrictions applicable to such Award, substantially in the following form:

The transferability of this certificate and the shares of stock represented hereby are subject to the terms and conditions (including forfeiture) of the Allegheny Technologies Incorporated 2020 Incentive Plan and an Award Agreement. Copies of such Plan and Agreement are on file at the offices of Allegheny Technologies Incorporated, 1000 Six PPG Place, Pittsburgh, Pennsylvania 15222.

The Committee may require that the certificates evidencing such Shares be held in custody by the Company until the restrictions thereon shall have lapsed and that, as a condition of any Award of Restricted Stock, the applicable Participant shall have delivered a stock power, endorsed in blank, relating to the Common Stock covered by such Award.

(c) Terms and Conditions. Shares of Restricted Stock shall be subject to the following terms and conditions and such other terms and conditions as are set forth in the applicable Award Agreement (including the vesting or forfeiture provisions applicable upon a Termination of Service):

(i) The Committee shall, prior to or at the time of grant, condition (A) the vesting of an Award of Restricted Stock upon the continued service of the applicable Participant, or (B) the grant or vesting of an Award of Restricted Stock upon the attainment of Performance Goals or the attainment of Performance Goals and the continued service of the applicable Participant.

(ii) Subject to the provisions of this Plan and the applicable Award Agreement, during the period, if any, set by the Committee, commencing with the date of such Restricted Stock Award for which such vesting restrictions apply (the “Restriction Period”), and until the expiration of the Restriction Period, the Participant shall not be permitted to sell, assign, transfer, pledge or otherwise encumber Shares of Restricted Stock.

(d) Rights of a Shareholder. Except as provided in this Section 6 and the applicable Award Agreement, the applicable Participant shall have, with respect to the Shares of Restricted Stock, all of the rights of a shareholder of the Company holding the class or series of Common Stock that is the subject of the Restricted Stock, including, if applicable, the right to vote the Shares and the right to receive any dividends. As determined by the Committee in the applicable Award Agreement and subject to Section 15(e), (A) cash dividends on the class or series of Common Stock that is the subject of the Restricted Stock Award shall be payable in cash or Common Stock (in an amount determined on the basis of the Fair Market Value of the Common Stock on the applicable dividend payment date) and shall be

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held subject to the vesting of the underlying Restricted Stock, or held subject to meeting Performance Goals applicable only to dividends, and (B) dividends payable in Common Stock shall be paid in the form of Restricted Stock of the same class as the Common Stock with which such dividend was paid, and shall be held subject to the vesting of the underlying Restricted Stock, or held subject to meeting Performance Goals applicable only to dividends.

(e) Delivery of Unlegended Certificates. If and when any applicable Performance Goals are satisfied and the Restriction Period expires without a prior forfeiture of the Shares of Restricted Stock for which legended certificates have been issued, unlegended certificates for such Shares shall be delivered to the Participant upon surrender of the legended certificates. In the case of legended book-entry recordation, the legend will be removed from such book-entry recordation.

(f) Termination of Service. The effect of a Participant’s Termination of Service on any Award of Restricted Stock then held by such Participant shall be set forth in the applicable Award Agreement or any other document approved by the Committee and applicable to such Award.

SECTION 7. Restricted Stock Units

(a) Nature of Awards. Restricted stock units and deferred share rights (together, “Restricted Stock Units”) are Awards denominated in Shares that will be settled, subject to the terms and conditions of the Award Agreement, in an amount in cash, Shares, or both, based upon the Fair Market Value of a specified number of Shares.

(b) Terms and Conditions. Restricted Stock Units shall be subject to the following terms and conditions and such other terms and conditions as are set forth in the applicable Award Agreement (including the vesting or forfeiture provisions applicable upon a Termination of Service):

(i) The Committee shall, prior to or at the time of grant, condition (A) the vesting of Restricted Stock Units upon the continued service of the applicable Participant, or (B) the grant or vesting of Restricted Stock Units upon the attainment of Performance Goals or the attainment of Performance Goals and the continued service of the applicable Participant. An Award of Restricted Stock Units shall be settled as and when the Restricted Stock Units vest, at a later time specified by the Committee in the applicable Award Agreement, or, if the Committee so permits, in accordance with an election of the Participant.

(ii) Subject to the provisions of this Plan and the applicable Award Agreement, during the Restriction Period, if any, set by the Committee, the Participant shall not be permitted to sell, assign, transfer, pledge or otherwise encumber Restricted Stock Units.

(iii) The Award Agreement for Restricted Stock Units shall specify whether, to what extent and on what terms and conditions the applicable Participant shall be entitled to receive payments of cash, Common Stock or other property corresponding to the dividends payable on the Common Stock (subject to Section 15(e)).

(c) Rights of a Shareholder. A Participant to whom Restricted Stock Units are awarded shall have no rights as a shareholder with respect to the Shares represented by the Restricted Stock Units unless and until Shares are actually delivered to the participant in settlement thereof. Unless otherwise determined by the Committee and subject to Section 15(e), an Award of Restricted Stock Units shall be adjusted to reflect deemed reinvestment in additional Restricted Stock Units of the dividends that would be paid and distributions that would be made with respect to the Award of Restricted Stock Units if it consisted of actual Shares. Notwithstanding the immediately preceding sentence, if an adjustment to an Award of Restricted Stock Units is made pursuant to Section 3(d) as a result of any dividend or distribution, no increase to such Award (by means of deemed reinvestment in additional Restricted Stock Units) shall be made under this Section 7(c) as a result of the same dividend or distribution.

(d) Termination of Service. The effect of a Participant’s Termination of Service on any Award of Restricted Stock Units then held by such Participant shall be set forth in the applicable Award Agreement or any other document approved by the Committee and applicable to such Award.

SECTION 8. Performance Units

Performance Units may be issued hereunder to Eligible Individuals, for no cash consideration or for such minimum consideration as may be required by applicable law, either alone or in addition to other Awards granted under this Plan. The Performance Goals to be achieved during any Performance Period and the length of the Performance Period shall be determined by the Committee upon the grant of each Performance Unit. The conditions for grant or vesting and the other provisions of Performance Units (including any applicable Performance Goals) need not be the same with respect to each recipient. Performance Units may be paid in cash, Shares, other property or any combination thereof, in the sole discretion of the Committee as set forth in the applicable Award Agreement. The maximum value of the property, including cash, that may be paid or distributed to any Participant pursuant to a grant of Performance Units made in any one calendar year shall be $10 million.

SECTION 9. Other Stock-Based Awards

Other Stock-Based Awards may be granted either alone or in conjunction with other Awards granted under this Plan. Without limiting the generality of the preceding sentence, each such Other Stock-Based Award may (a) involve the transfer of actual Shares to Participants, either at the time of grant or thereafter, or payment in cash or otherwise of amounts based on the value of Shares, (b) be subject to

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performance-based and/or service-based conditions, (c) be in the form of phantom stock, restricted stock, restricted stock units, performance shares, deferred share units or share-denominated performance units, or other Awards denominated in, or with a value determined by reference to, a number of Shares that is specified at the time of the grant of such Award, and (d) be designed to comply with applicable laws of jurisdictions other than the United States.

SECTION 10. Cash-Based Awards

Cash-Based Awards may be granted under this Plan, subject to such terms and conditions consistent with the terms of this Plan as the Committee shall determine. Cash-Based Awards may be paid in cash or in Shares (valued as of the date of payment) as determined by the Committee.

SECTION 11. Change-in-Control Provisions

(a) General. The provisions of this Section 11 shall, subject to Section 3(d), apply notwithstanding any other provision of this Plan to the contrary, except to the extent the Committee specifically provides otherwise in an Award Agreement.

(b) Impact of Change in Control. Upon the occurrence of a Change in Control, unless otherwise provided in the applicable Award Agreement: (i) all then-outstanding Stock Options and Stock Appreciation Rights shall become fully vested and exercisable, and all Full-Value Awards (other than performance-based Awards) shall vest in full, be free of restrictions, and be deemed to be earned and payable in an amount equal to the full value of such Award, except in each case to the extent that another Award meeting the requirements of Section 11(c) (any award meeting the requirements of Section 11(c), a “Replacement Award”) is provided to the Participant pursuant to Section 3(d) to replace such Award (any award intended to be replaced by a Replacement Award, a “Replaced Award”), and (ii) any performance-based Award that is not replaced by a Replacement Award shall be deemed to be earned and payable in an amount equal to the full value of such performance-based Award (with all applicable Performance Goals deemed achieved at the greater of (x) the applicable target level and (y) the level of achievement of the Performance Goals for the Award as determined by the Committee not later than the date of the Change in Control, taking into account performance through the latest date preceding the Change in Control as to which performance can, as a practical matter, be determined (but not later than the end of the applicable Performance Period)).

(c) Replacement Awards. An Award shall meet the conditions of this Section 11(c) (and hence qualify as a Replacement Award) if: (i) it is of the same type as the Replaced Award; (ii) it has a value equal to the value of the Replaced Award as of the date of the Change in Control, as determined by the Committee in its sole discretion consistent with Section 3(d); (iii) if the underlying Replaced Award was an equity-based award, it relates to publicly traded equity securities of the Company or the entity surviving the Company following the Change in Control; (iv) it contains terms relating to vesting (including with respect to a Termination of Service) that are substantially identical to those of the Replaced Award; and (v) its other terms and conditions are not less favorable to the Participant than the terms and conditions of the Replaced Award (including the provisions that would apply in the event of a subsequent Change in Control) as of the date of the Change in Control. Without limiting the generality of the foregoing, a Replacement Award may take the form of a continuation of the applicable Replaced Award if the requirements of the preceding sentence are satisfied. If a Replacement Award is granted, the Replaced Award shall not vest upon the Change in Control. The determination whether the conditions of this Section 11(c) are satisfied shall be made by the Committee, as constituted immediately before the Change in Control, in its sole discretion.

(d) Termination of Service. Notwithstanding any other provision of this Plan to the contrary and unless otherwise determined by the Committee and set forth in the applicable Award Agreement, upon a Termination of Service of a Participant by the Company other than for Cause within 24 months following a Change in Control, (i) all Replacement Awards held by such Participant shall vest in full, be free of restrictions, and be deemed to be earned in full (with respect to Performance Goals, unless otherwise agreed in connection with the Change in Control, at the greater of (x) the applicable target level and (y) the level of achievement of the Performance Goals for the Award as determined by the Committee taking into account performance through the latest date preceding the Termination of Service as to which performance can, as a practical matter, be determined (but not later than the end of the applicable Performance Period)), and (ii) unless otherwise provided in the applicable Award Agreement, notwithstanding any other provision of this Plan to the contrary, any Stock Option or Stock Appreciation Right held by the Participant as of the date of the Change in Control that remains outstanding as of the date of such Termination of Service may thereafter be exercised until the expiration of the stated full Term of such Nonqualified Stock Option or Stock Appreciation Right.

(e) Definition of Change in Control. For purposes of this Plan, a “Change in Control” shall mean the happening of any of the following events:

(i) An acquisition by any individual, entity or group (within the meaning of Section 13(d)(3) or 14(d)(2) of the Exchange Act) (a “Person”) of beneficial ownership (within the meaning of Rule 13d-3 promulgated under the Exchange Act) of 20% or more of either (1) the then outstanding shares of common stock of the Company (the “Outstanding Company Common Stock”) or (2) the combined voting power of the then outstanding voting securities of the Company entitled to vote generally in the election of directors (the

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“Outstanding Company Voting Securities”); provided, however, that for purposes of this subsection (i), the following acquisitions shall not constitute a Change of Control: (1) any acquisition directly from the Company, (2) any acquisition by the Company, (3) any acquisition by any employee benefit plan (or related trust) sponsored or maintained by the Company or any entity controlled by the Company, or (4) any acquisition by any entity pursuant to a transaction that complies with clauses (1), (2) and (3) of subsection (iii) of this Section 11(e); or

(ii) A change in the composition of the Board such that the individuals who, as of the Effective Date, constitute the Board (the “Incumbent Board”) cease for any reason to constitute at least a majority of the Board; provided, however, that, for purposes of this Section 11(e), any individual who becomes a member of the Board subsequent to the Effective Date whose election, or nomination for election by the Company’s shareholders, was approved by a vote of at least a majority of those individuals who are members of the Board and who were also members of the Incumbent Board (or deemed to be such pursuant to this proviso) shall be considered as though such individual were a member of the Incumbent Board; provided further, that any such individual whose initial assumption of office occurs as a result of either an actual or threatened election contest with respect to the election or removal of directors or other actual or threatened solicitation of proxies or consents by or on behalf of a Person other than the Board shall not be considered as a member of the Incumbent Board; or

(iii) The consummation of a reorganization, merger, statutory share exchange or consolidation or similar transaction involving the Company or any of its subsidiaries or sale or other disposition of all or substantially all of the assets of the Company, or the acquisition of assets or securities of another entity by the Company or any of its subsidiaries (a “Business Combination”), in each case, unless, following such Business Combination, (1) all or substantially all of the individuals and entities who were the beneficial owners, respectively, of the Outstanding Company Common Stock and Outstanding Company Voting Securities immediately prior to such Business Combination beneficially own, directly or indirectly, more than 50% of, respectively, the then outstanding shares of common stock (or, for a noncorporate entity, equivalent securities) and the combined voting power of the then outstanding voting securities entitled to vote generally in the election of directors (or, for a noncorporate entity, equivalent securities), as the case may be, of the entity resulting from such Business Combination (including an entity that, as a result of such transaction, owns the Company or all or substantially all of the Company’s assets either directly or through one or more subsidiaries) in substantially the same proportions as their ownership, immediately prior to such Business Combination of the Outstanding Company Common Stock and Outstanding Company Voting Securities, as the case may be, (2) no Person (excluding any entity resulting from such Business Combination or any employee benefit plan (or related trust) of the Company or such entity resulting from such Business Combination) beneficially owns, directly or indirectly, 20% or more of, respectively, the then outstanding shares of common stock (or, for a noncorporate entity, equivalent securities) of the entity resulting from such Business Combination or the combined voting power of the then outstanding voting securities of such entity except to the extent that such ownership existed prior to the Business Combination, and (3) at least a majority of the members of the board of directors (or, for a noncorporate entity, equivalent body or committee) of the entity resulting from such Business Combination were members of the Incumbent Board at the time of the execution of the initial agreement, or of the action of the Board, providing for such Business Combination;

(iv) The approval by the shareholders of the Company of a complete liquidation or dissolution of the Company.

(f) Notwithstanding any other provision of this Plan, an Award Agreement or any Individual Agreement, for any Award that constitutes non-qualified deferred compensation within the meaning of Section 409A of the Code, a Change in Control shall not constitute a settlement or distribution event with respect to such Award or an event that otherwise changes the timing of settlement or distribution of such Award, unless the Change in Control also constitutes a “change in ownership” of the Company, a “change in effective control” of the Company or a “change in the ownership of a substantial portion of the assets” of the Company, in each case, as defined under Section 409A of the Code (a “Section 409A CIC”); provided, however, that whether or not a Change in Control is a Section 409A CIC, such Change in Control may result in the accelerated vesting of such Award as provided by the Award Agreement, this Plan, any Individual Agreement or otherwise by the Committee.

Appendix A	ATI 2020 Proxy Statement	A-11

SECTION 12. Section 16(b); Section 409A

(a) The provisions of this Plan are intended to ensure that no transaction under this Plan is subject to (and all such transactions will be exempt from) the short-swing recovery rules of Section 16(b) of the Exchange Act (“Section 16(b)”). Accordingly, the composition of the Committee shall be subject to such limitations as the Board deems appropriate to permit transactions pursuant to this Plan to be exempt (pursuant to Rule 16b-3 promulgated under the Exchange Act) from Section 16(b), and no delegation of authority by the Committee shall be permitted if such delegation would cause any such transaction to be subject to (and not exempt from) Section 16(b).

(b) This Plan and the Awards granted hereunder are intended to comply with the requirements of Section 409A of the Code or an exemption or exclusion therefrom and, with respect to Awards that are subject to Section 409A of the Code, it is intended that this Plan be interpreted and administered in all respects in accordance with Section 409A of the Code. Each payment (including the delivery of Shares) under any Award that constitutes nonqualified deferred compensation subject to Section 409A of the Code shall be treated as a separate payment for purposes of Section 409A of the Code. In no event may a Participant, directly or indirectly, designate the calendar year of any payment to be made under any Award that constitutes nonqualified deferred compensation subject to Section 409A of the Code. Notwithstanding any other provision of this Plan, any Award Agreement or any Individual Agreement to the contrary, if a Participant is a “specified employee” within the meaning of Section 409A of the Code (as determined in accordance with the methodology established by the Company as in effect on the date of Termination of Service), amounts that constitute nonqualified deferred compensation within the meaning of Section 409A of the Code that would otherwise be payable by reason of a Participant’s Separation from Service during the six-month period immediately following such Separation from Service shall instead be paid or provided on the first business day of the seventh month following the Participant’s Separation from Service. If the Participant dies following the Separation from Service and prior to the payment of any amounts delayed on account of Section 409A of the Code, such amounts shall be paid to the personal representative of the Participant’s estate within 30 days following the date of the Participant’s death.

SECTION 13. Term, Amendment and Termination

(a) Effectiveness. This Plan was approved by the Board on February 25, 2020, subject to and contingent upon approval by the Company’s shareholders. This Plan will be effective as of the date of such approval by the Company’s shareholders (the “Effective Date”).

(b) Termination. This Plan will terminate on the tenth anniversary of the Effective Date. Awards outstanding as of such date shall not be affected or impaired by the termination of this Plan.

(c) Amendment of Plan. The Board or the Committee may amend, alter, or discontinue this Plan, but no amendment, alteration or discontinuation shall be made that would materially impair the rights of the Participant with respect to a previously granted Award without such Participant’s consent, except such an amendment made to comply with applicable law, including Section 409A of the Code, Applicable Exchange listing standards or accounting rules. In addition, no amendment shall be made without the approval of the Company’s shareholders to the extent such approval is required by applicable law or the listing standards of the Applicable Exchange.

(d) Amendment of Awards. Subject to Section 5(c), the Committee may unilaterally amend the terms of any Award theretofore granted, but no such amendment shall, without the Participant’s consent, materially impair the rights of any Participant with respect to an Award, except such an amendment made to cause this Plan or Award to comply with applicable law, Applicable Exchange listing standards or accounting rules.

SECTION 14. Unfunded Status of Plan

It is intended that this Plan constitute an “unfunded” plan for incentive and deferred compensation. The Committee may authorize the creation of trusts or other arrangements to meet the obligations created under this Plan to deliver Common Stock or make payments; provided, however, that unless the Committee otherwise determines, the existence of such trusts or other arrangements is consistent with the “unfunded” status of this Plan.

SECTION 15. General Provisions

(a) Conditions for Issuance. The Committee may require each person purchasing or receiving Shares pursuant to an Award to represent to and agree with the Company in writing that such person is acquiring the Shares without a view to the distribution thereof. The certificates for such Shares, or book-entry registration, may include any legend that the Committee deems appropriate to reflect any restrictions on transfer. Notwithstanding any other provision of this Plan or agreements made pursuant thereto, the Company shall not be required to issue or deliver any certificate or certificates for Shares under this Plan or record any book-entry registration prior to fulfillment of all of the following conditions: (i) listing or approval for listing upon notice of issuance, of such Shares on the Applicable Exchange; (ii) any registration or other qualification of such Shares of the Company under any state or federal law or regulation, or the maintaining in effect of any such registration or other qualification that the Committee shall, in its absolute discretion upon the advice of counsel, deem necessary or advisable; and (iii) obtaining any other consent, approval, or permit from any state or federal governmental agency that the Committee shall, in its absolute discretion determine to be necessary or advisable.

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(b) Additional Compensation Arrangements. Nothing contained in this Plan shall prevent the Company or any Subsidiary or Affiliate from adopting other or additional compensation arrangements for its employees.

(c) No Contract of Employment. This Plan shall not constitute a contract of employment, and adoption of this Plan shall not confer upon any employee any right to continued employment, nor shall it interfere in any way with the right of the Company or any Subsidiary or Affiliate to terminate the employment of any employee at any time.

(d) Required Taxes. No later than the date as of which an amount first becomes includible in the gross income of a Participant for federal, state, local or foreign income or employment or other tax purposes with respect to any Award under this Plan, such Participant shall pay to the Company, or make arrangements satisfactory to the Company regarding the payment of, any federal, state, local or foreign taxes of any kind required by law to be withheld with respect to such amount. Unless otherwise determined by the Company, withholding obligations may be settled with Common Stock, including Common Stock that is part of the Award that gives rise to the withholding requirement, having a Fair Market Value on the date of withholding equal to the amount required to be withheld for tax purposes (up to the maximum statutory rate), all in accordance with such procedures as the Committee establishes. The obligations of the Company under this Plan shall be conditional on such payment or arrangements, and the Company and its Affiliates shall, to the extent permitted by law, have the right to deduct any such taxes from any payment otherwise due to such Participant. The Committee may establish such procedures as it deems appropriate, including making irrevocable elections, for the settlement of withholding obligations with Common Stock.

(e) Limitation on Dividend Reinvestment and Dividend Equivalents. Reinvestment of dividends in additional Restricted Stock at the time of any dividend payment, and the payment of Shares with respect to dividends to Participants holding Awards of Restricted Stock Units, shall only be permissible if sufficient Shares are available under Section 3 for such reinvestment or payment (taking into account then-outstanding Awards). If sufficient Shares are not available for such reinvestment or payment, such reinvestment or payment shall be made in the form of a grant of Restricted Stock Units equal in number to the Shares that would have been obtained by such payment or reinvestment, the terms of which Restricted Stock Units shall provide for settlement in cash and for dividend equivalent reinvestment in further Restricted Stock Units on the terms contemplated by this Section 15(e). In no event may any dividends or dividend equivalents with respect to any Awards be paid until vesting of such Awards.

(f) Designation of Death Beneficiary. The Committee shall establish such procedures as it deems appropriate for a Participant to designate a beneficiary to whom any amounts payable in the event of such Participant’s death are to be paid or by whom any rights of such Participant, after such Participant’s death, may be exercised.

(g) Subsidiary Employees. In the case of a grant of an Award to any employee of a Subsidiary, the Company may, if the Committee so directs, issue or transfer the Shares, if any, covered by the Award to the Subsidiary, for such lawful consideration as the Committee may specify, upon the condition or understanding that the Subsidiary will transfer the Shares to the employee in accordance with the terms of the Award specified by the Committee pursuant to the provisions of this Plan. All Shares underlying Awards that are forfeited or canceled revert to the Company.

(h) Governing Law and Interpretation. This Plan and all Awards made and actions taken hereunder shall be governed by and construed in accordance with the laws of the State of Delaware, without reference to principles of conflict of laws. The captions of this Plan are not part of the provisions hereof and shall have no force or effect. Whenever the words “include,” “includes” or “including” are used in this Plan, they shall be deemed to be followed by the words “but not limited to” and the word “or” shall be understood to mean “and/or.”

(i) Non-Transferability. Except as otherwise provided in Sections 5(g), 6(c)(ii) and 7(b)(ii) or as determined by the Committee, Awards under this Plan are not transferable except by will or by laws of descent and distribution.

(j) Clawback Policy.

(i) Forfeiture. Unless otherwise determined by the Committee, if the Company is required to prepare a material negative accounting restatement due to the noncompliance of the Company with any financial reporting requirement under the securities laws as a result of misconduct, and the Committee determines that (A) a Participant knowingly engaged in the misconduct, (B) was grossly negligent with respect to such misconduct, or (C) knowingly or grossly negligently failed to prevent the misconduct, the Company may require the Participant to pay to the Company an amount (the “Forfeiture Amount”), as determined by the Committee in its sole and absolute discretion, up to the sum of (1) the Fair Market Value of any Shares held by the Participant as of the date that the Committee requires forfeiture that were acquired by the Participant pursuant to an Award during the three-year period following the first public filing of the financial document requiring restatement, (2) the excess, if any, of (x) the proceeds from the sale (including sales to the Company) of any Shares acquired by the Participant pursuant to an Award during the three-year period following the first public filing of the financial document requiring restatement, over (y) the amount, if any, paid by the Participant to purchase such Shares, and (3) any proceeds received by the Participant upon cash settlement of any Award during the three-year period following the first public filing of the financial document requiring restatement. The Forfeiture Amount shall be paid by the Participant within 30 days of receipt from the Company of written notice requiring payment by the Participant of the Forfeiture Amount.

Appendix A	ATI 2020 Proxy Statement	A-13

(ii) Committee Determination. Without limiting the generality of Section 2, the Committee shall make all determinations required pursuant to this Section 15(j) in its sole and absolute discretion, and such determinations shall be conclusive and binding on all Persons. Notwithstanding any provision of Section 15(j)(i) to the contrary, the Committee has sole and absolute discretion not to require a Participant to pay a Forfeiture Amount, and its determination not to require any Participant to pay a Forfeiture Amount with respect to any particular act by any particular Participant shall not in any way reduce or eliminate the Committee’s authority to require payment of a Forfeiture Amount with respect to any other act or other Participant.

(iii) Effect of Change in Control. Notwithstanding the foregoing, this Section 15(j) shall not be applicable to any Participant following a Change in Control.

(iv) Non-Exclusive Remedy. This Section 15(j) shall be a non-exclusive remedy and nothing contained in this Section 15(j) shall preclude the Company from pursuing any other applicable remedies available to it, whether in addition to, or in lieu of, application of this Section 15(j).

(k) Unfunded Status of the Plan. It is intended that this Plan constitute an “unfunded” plan. Neither the Company nor the Committee shall have any obligation to segregate assets or establish a trust or other arrangements to meet the obligations created under this Plan. Any liability of the Company to any Participant with respect to an Award shall be based solely upon contractual obligation created by this Plan and the Award Agreement. No such obligation shall be deemed to be secured by any pledge or encumbrance on the property of the Company.

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Our Values Integrity The cornerstone of our business relationships. We do what we say we will, and we do things the right way. Safety & Sustainability We strive for a Zero Injury Culture, committed to the safety of our people, our products, and the communities in which we operate. Accountability We take responsibility and hold ourselves accountable for our actions, performance and results. Teamwork and Respect We work together for ATIs long-term success. We welcome and respect others views, capabilities and experiences. Innovation We drive sustainable value and meet our commitments through continuous transformation. ATI